EXECUTION VERSION

U.S. $200,000,000

MASTER REPURCHASE AGREEMENT

by and among

MMA REALTY CAPITAL REPURCHASE SUBSIDIARY, LLC,
as the Seller

VARIABLE FUNDING CAPITAL COMPANY LLC,
as the Purchaser

WACHOVIA CAPITAL MARKETS, LLC,
as the Deal Agent

MMA REALTY CAPITAL, LLC,
as the Limited Guarantor

and

MUNICIPAL MORTGAGE & EQUITY, LLC,
as the Parent

Dated as of November 13, 2006

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS
Section 1.1 Section 1.2 Section 1.3 Section 1.4	Certain Defined Terms. Other Terms. Computation of Time Periods. Interpretation.

ARTICLE II PURCHASE OF ELIGIBLE ASSETS
Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5 Section 2.6 Section 2.7 Section 2.8 Section 2.9 Section 2.10 Section 2.11 Section 2.12 Section 2.13 Section 2.14 Section 2.15	Purchase and Sale.
Transaction Mechanics; Related Matters.
Reduction of Maximum Amount; Optional Repurchases.
Extension of Facility Maturity Date and Funding Expiration Date.
Payment of Price Differential.
[Reserved].
Margin Account Maintenance.
Income Payments.
Payment, Transfer and Custody.
[Reserved].
Hypothecation or Pledge of Purchased Assets.
Fees.
Increased Costs; Capital Adequacy; Illegality.
Taxes.
Obligations Absolute.

ARTICLE III CONDITIONS TO TRANSACTIONS
Section 3.1 Section 3.2	Conditions to Closing and Initial Purchase. Conditions Precedent to all Transactions.

ARTICLE IV REPRESENTATIONS AND WARRANTIES
Section 4.1	Representations and Warranties.

ARTICLE V COVENANTS
Section 5.1	Covenants.

ARTICLE VI ADMINISTRATION AND SERVICING
Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5 Section 6.6 Section 6.7 Section 6.8 Section 6.9 Section 6.10 Section 6.11 Section 6.12	Servicing.
Seller as Servicer.
Third Party Servicer.
Duties of the Seller.
Authorization of the Seller.
Event of Default.
Modification.
Inspection.
[Reserved].
Payment of Certain Expenses by Servicer.
Pooling and Servicing Agreements.
Servicer Default.

ARTICLE VII [RESERVED]
ARTICLE VIII SECURITY INTEREST
Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 ARTICLE IX	Security Interest. Release of Lien on Purchased Assets. Further Assurances. Remedies. Waiver of Certain Laws. Purchaser’s Duty of Care.

ARTICLE X EVENTS OF DEFAULT
Section 10.1 Section 10.2 Section 10.3	Events of Default. Remedies. Determination of Events of Default.

ARTICLE XI INDEMNIFICATION
Section 11.1 Section 11.2	Indemnities by the Seller. After–Tax Basis.

ARTICLE XII THE DEAL AGENT
Section 12.1	Deal Agent.

ARTICLE XIII MISCELLANEOUS
Section 13.1 Section 13.2 Section 13.3 Section 13.4 Section 13.5 Section 13.6 Section 13.7 Section 13.8 Section 13.9 Section 13.10 Section 13.11	Amendments and Waivers.
Notices, Etc.
Set–offs.
No Waiver; Remedies.
Binding Effect.
Term of this Agreement.
Governing Law.
Waivers.
Costs, Expenses and Taxes.
Legal Matters.
Recourse Against Certain Parties.

Section 13.12 Protection of Right, Title and Interest in the Purchased Assets; Further Action Evidencing Transactions.

Section 13.13
Section 13.14
Section 13.15
Section 13.16
Section 13.17
Section 13.18
Section 13.19
Section 13.20
Section 13.21
Section 13.22
Section 13.23
Section 13.24
Section 13.25
Section 13.26
Section 13.27
Confidentiality.
Execution in Counterparts; Severability; Integration.
Seller’s Waiver of Setoff.
Assignments and Participations; Hypothecation of Purchased Assets.
Heading and Exhibits.
Single Agreements.
Disclosure Relating to Certain Federal Protections.
Intent.
Periodic Due Diligence Review.
Use of Employee Plan Assets.
Release.
Time of the Essence.
Construction.
No Proceedings.
Third Party Beneficiary.

SCHEDULES

Schedule 1	Representations and Warranties Regarding Mortgage Assets	1
Schedule 2	List of Accounts	1
Schedule 3	List of Existing Financing Facilities	1
Schedule 4	[Reserved]	1
Schedule 5	List of UCC Filing Locations	1
Schedule 6	List of Approved Servicers	1

EXHIBITS

Exhibit I	Form of Transaction Request	1
Exhibit II	Form of Confirmation	1
Exhibit III	Form of Closing Certificate	1
Exhibit IV–1	Form of Power of Attorney of Seller	1
Exhibit IV–2	Form of Power of Attorney of Pledgor	1
Exhibit V	Form of Account Control Agreement	1
Exhibit VI	Form of Credit Support Annex	1
Exhibit VII	Form of Servicer Redirection Notice	1
Exhibit VIII	Form of Compliance Certificate	1
Exhibit IX	Form of Purchased Asset Data Summary	1
Exhibit X	Form of Margin Deficit Notice	1
Exhibit XI	Form of Assignment	1
Exhibit XII-A	Seller’s Release Letter	1
Exhibit XII-B	Warehouse Lender’s Release Letter	1

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Agreement”) is made as of this 13th day of November, 2006, by and among:

(1) MMA REALTY CAPITAL REPURCHASE SUBSIDIARY, LLC, a Maryland limited liability company, as the Seller;

(2) VARIABLE FUNDING CAPITAL COMPANY LLC, a Delaware limited liability company (together with its successors and assigns, “VFCC”), as the Purchaser;

(3) WACHOVIA CAPITAL MARKETS, LLC, a Delaware limited liability company (together with its successors and assigns, “WCM”), as the deal agent for VFCC (together with its successors and assigns in such capacity, the “Deal Agent”);

(4) MMA REALTY CAPITAL, LLC, a Maryland limited liability company, as the Limited Guarantor; and

(5) MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company, as the Parent.

Acknowledged and agreed to by MMA CAPITAL CORPORATION, a Michigan corporation, as the Pledgor.

R E C I T A L S

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase from time to time Eligible Assets (including assets that are, as of the date hereof, financed under the Mortgage Asset Purchase Agreement) under the terms and conditions stated herein; and

WHEREAS, if the Purchaser purchases one (1) or more Eligible Assets, the parties desire that the Seller repurchase the Purchased Asset(s) on or before the Facility Maturity Date under the terms and conditions stated herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Article I.

(b) As used in this Agreement and the schedules, exhibits and other attachments hereto, unless the context requires a different meaning, the following terms shall have the following meanings:

“40 Act”: The Investment Company Act of 1940, as amended from time to time.

“Accepted Servicing Practices”: With respect to each Purchased Item, those mortgage, mezzanine loan and/or secured lending servicing practices, as applicable, of prudent lending institutions that service Purchased Items of the same type, size and structure as such Purchased Items in the jurisdiction where the related Underlying Mortgaged Property is located, as applicable, but in any event, (i) in accordance with the terms of the Repurchase Documents and Applicable Law, (ii) without prejudice to the interests of the Deal Agent, the Purchaser or any other Affected Party, (iii) with a view to the maximization of the recovery on such Purchased Items on a net present value basis and (iv) without regard to (A) any relationship that the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Repurchase Party may have with the related Borrower, mortgagor, any Servicer, any PSA Servicer, the Seller, the Pledgor, the Limited Guarantor, the Parent or any other Repurchase Party or any Affiliate of any of the foregoing; (B) the right of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party to receive compensation or other fees for its services rendered pursuant to this Agreement, the Repurchase Documents, the Mortgage Loan Documents or any other document or agreement; (C) the ownership, servicing or management by the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party for others of any other mortgage loans or mortgaged property; (D) any obligation of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party to repurchase or substitute a Purchased Item; (E) any obligation of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party to cure a breach of a representation and warranty with respect to a Purchased Item; and (F) any debt the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party has extended to any Borrower, mortgagor or any Affiliate of such Borrower or mortgagor.

“Account Control Agreement”: A letter agreement among the Seller, the Limited Guarantor, the Deal Agent and Wachovia in the form of Exhibit V attached hereto.

“Accrual Period”: (a) with respect to each Transaction (or portion thereof) funded at a Rate other than the CP Rate (i) with respect to the first Payment Date, the period from and including the applicable Closing Date to but excluding such first Payment Date and (ii) with respect to any subsequent Payment Date, the period from and including the previous Payment Date to but excluding such subsequent Payment Date, and, (b) with respect to each Transaction (or portion thereof) funded at a Rate equal to the CP Rate, (i) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (ii) with respect to any subsequent Payment Date, the period ending on the last day of the calendar month immediately preceding the month in which the Payment Date occurs and commencing on the first (1st) day of such immediately preceding calendar month.

“Additional Amount”: Defined in Subsection 2.14(a) of this Agreement.

“Additional Purchased Asset”: An Eligible Asset transferred to the Purchaser (or its designee) in a satisfaction of a Margin Deficit pursuant to Section 2.7 of this Agreement, which Additional Purchased Asset must satisfy all requirements of, and be transferred in accordance with the provisions of, this Agreement.

“Adjusted Eurodollar Rate”: For any Accrual Period, a rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

“Advance Rate”: With respect to a Mortgage Asset or Purchased Asset, as applicable, of a certain Class and the applicable Type of Underlying Mortgaged Property, the “Maximum Advance Rate” set forth in the applicable column on Schedule 1 to the Fee Letter.

“Affected Party”: VFCC, all other Purchasers, the Liquidity Banks, the Deal Agent, the Liquidity Agent, the Custodian, any other Secured Party, all successors, assignees, transferees, pledgees and participants of any of the foregoing and any successors to WCM as the Deal Agent and any subagent of the Deal Agent.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, or is a director or officer of such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent’s Account”: A special account (account number 2000002391825) in the name of the Deal Agent maintained at Wachovia.

“Aggregate Unpaids”: At any time, an amount equal to the sum of the following (whether due now or in the future) (i) the aggregate Purchase Price for all outstanding Transactions, (ii) the aggregate Price Differential outstanding, (iii) the aggregate Margin Deficits outstanding, (iv) all Breakage Costs, Due Diligence Costs, Increased Costs, Other Costs, Taxes, Additional Amounts, Indemnified Amounts, Late Payment Fees and Extension Fees outstanding, (v) any unpaid fees under the Fee Letter or the Repurchase Documents (including, without limitation, the Custodial Fee Letter) delivered in connection with any of the Transactions contemplated by this Agreement or the other Repurchase Documents, and (vi) all other amounts owed by the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Person to the Deal Agent, the Purchaser, any other Affected Party, any Indemnified Party or any other Person under this Agreement, the Repurchase Documents or any of the Transactions entered into pursuant hereto or thereto (whether due or accrued).

“Agreement”: Defined in the Preamble of this Agreement.

“ALTA”: The American Land Title Association.

“Alternative Rate”: A rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs.

“Anti–Terrorism Laws”: Any Applicable Law relating to money laundering or terrorism, including, but not limited to, Executive Order 13224, the OFAC Regulations and the USA Patriot Act.

“Applicable Law”: For any Person or Property or assets of such Person, all existing and future (including all amendments, modifications, replacements, extensions and supplements thereto) applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial or quasi–judicial tribunal or agency of competent jurisdiction and any applicable Authority Documents.

“Asset Schedule and Exception Report”: Defined in the Custodial Agreement.

“Asset Value”: As of any date of determination with respect to an Eligible Asset or Purchased Asset, as applicable, of a certain Class and the applicable Type of Underlying Mortgaged Property, the lesser of (1) the product of the Book Value of such Eligible Asset or Purchased Asset, as applicable, times the Advance Rate applicable thereto and (2) the product of the Market Value of such Eligible Asset or Purchased Asset, as applicable, times the Advance Rate applicable thereto, in each case, taking into account the Maximum LTV, or, in the case of Bridge Loans, the Maximum LTC, applicable to such Eligible Asset or Purchased Asset, as applicable; provided, however, the Asset Value of any Eligible Asset or Purchased Asset, as applicable, may be reduced in the Deal Agent’s discretion by an amount determined by the Deal Agent in its discretion (which amount may, in the Deal Agent’s discretion, be reduced to zero) with respect to any Eligible Asset or Purchased Asset, as applicable, including, without limitation, (i) in respect of which any portion of such asset exceeds one or more Sub–Limits applicable thereto at any time, unless waived in writing by the Deal Agent in its discretion, (ii) in respect of which there is a breach of a representation or warranty set forth in Section 4.1 of this Agreement (to the extent such representation or warranty relates to Mortgage Assets or Purchased Assets or the Deal Agent’s or any Secured Party’s rights or remedies with respect thereto), Schedule 1 to this Agreement or the Mortgage Loan Documents (in each case, assuming each representation and warranty is made as of the date the Asset Value is determined) without regard to (A) knowledge or lack of knowledge of a breach, (B) any qualifications (if any) to such representations and warranties based on knowledge (regardless of how such knowledge is qualified or phrased) and (C) representations or warranties with respect to knowledge or lack of knowledge thereof, (iii) in respect of which any statement, affirmation or certification made or information, document, agreement, report or notice provided by the Seller or any other Repurchase Party to the Deal Agent with respect to the related Mortgage Asset or Purchased Asset is untrue in any material respect, (iv) in respect of which the complete Mortgage Asset File has not been delivered to the Custodian within the time periods required by this Agreement or the Custodial Agreement, (v) except as approved by the Deal Agent in writing, that is not or is no longer in any respect an Eligible Asset, (vi) with respect to which any Retained Interest, funding commitment, funding obligation or any other obligation of any kind shall have been transferred to the Deal Agent, the Purchaser or the Secured Parties, (vii) for which a Mortgage Loan Document or Mortgage Asset File (y) has been released from the possession of the Custodian under the Custodial Agreement to the Seller or its designee and the same has not been returned to the Custodian for a period in excess of twenty (20) calendar days or (z) is the subject of Section 4.3 of the Custodial Agreement, (viii) any portion (including any interest that is senior or pari passu to the Mortgage Asset or Purchased Asset, as applicable) has been downgraded by any Rating Agency, (ix) with respect to which there has occurred any Insolvency Proceeding with respect to any Borrower or any co–participant or any Person having an interest in the Mortgage Asset or Purchased Asset or any related Underlying Mortgaged Property which is pari passu with, in right of payment or priority, the rights of the Deal Agent, the Purchaser or the Secured Parties in such Mortgage Asset or Purchased Asset, (x) the Seller fails to comply with any covenant, duty, obligation or agreement set forth in this Agreement or the other Repurchase Documents as it relates to any Mortgage Asset or Purchased Asset or the Deal Agent’s, the Purchaser’s or any Secured Party’s rights or remedies with respect thereto, (xi) to the extent described in Subsection 2.2(j), (xii) with respect to which the Seller has failed to repurchase such Purchased Asset by the Repurchase Date, and/or (xiii) with respect to which the Seller fails to deliver any reports, documents or other information regarding any Mortgage Asset, Purchased Asset or Underlying Mortgaged Property and such failure affects, impairs or interferes with the Deal Agent’s, the Purchaser’s or any Secured Party’s rights or remedies with respect to or the ability to determine the Asset Value of any Mortgage Asset or Purchased Asset, as applicable.

“Assignment”: The transfer of all of the Seller’s rights and interests under an Eligible Asset pursuant to an assignment executed by the Seller in blank, which assignment shall be in the form of Exhibit XI and shall be otherwise satisfactory to the Deal Agent in its discretion.

“Assignment of Leases”: With respect to any Mortgage, an assignment of leases, rents and profits thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Mortgaged Property is located to reflect the assignment of leases to the Deal Agent as agent for the Secured Parties.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Mortgaged Property is located to reflect the assignment of the Mortgage to the Deal Agent as agent for the Secured Parties.

“Authority Documents”: As to any Person, as applicable, the articles or certificate of incorporation or formation, by–laws, limited liability company agreement, general partnership agreement, limited partnership agreement, trust agreement, joint venture agreement, resolutions and or other applicable organizational or governing documents of such Person.

“Availability”: At any time, an amount equal to the positive excess (if any) of (a) the Maximum Amount minus (b) the aggregate Purchase Price outstanding for all Transactions on such day; provided, however, the Availability shall be zero (0) on and after the occurrence of (i) the Funding Expiration Date (as such date may be extended pursuant to Subsection 2.4(b)), (ii) the Facility Maturity Date (not including any extensions thereof), (iii) a Margin Deficit until such time as such Margin Deficit is satisfied (unless such failure to timely satisfy the Margin Deficit results in an Event of Default) or (iv) an Event of Default.

“Back-Up Guaranty”: The Back-Up Guaranty, dated as of even date herewith, executed by the Parent in favor of the Deal Agent as agent for the Secured Parties, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Bailee”: With respect to each Table Funded Purchased Asset, the related title company, attorney or settlement agent, in each case, approved in writing by the Deal Agent in its discretion.

“Bailee Agreement”: The Bailee Agreement among the Seller, the Deal Agent and the Bailee in the form of Annex 13 to the Custodial Agreement.

“Bailee’s Trust Receipt”: A Bailee Trust Receipt in the form of Attachment 2 to the Bailee Agreement.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Credit Support”: The greater of (i) 20% of the aggregate Purchase Price for all outstanding Transactions and (ii) the weighted average Credit Support Percentages for all Purchased Assets (as determined by the Deal Agent in the Credit Support Annex) times the aggregate Purchase Price for all outstanding Transactions.

“Base Rate”: On any date, a fluctuating rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1.5%.

“Basic Mortgage Asset Documents”: Defined in the Custodial Agreement.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Seller or the Limited Guarantor or any ERISA Affiliate of the Seller or the Limited Guarantor is, or at any time during the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Book Value”: With respect to any Mortgage Asset or Purchased Asset, as applicable, at any time, an amount, as certified by the Seller, equal to the lesser of (a) face or par value thereof and (b) the price that the Seller initially paid or advanced in respect thereof plus any additional amounts advanced by the Seller for or in respect of such Mortgage Asset or Purchased Asset, as applicable, as such Book Value may be marked down by the Seller from time to time, including, as applicable, from any loss/loss reserve/price adjustments, less an amount equal to the sum of all principal payments, prepayments or paydowns paid, realized losses and other write downs recognized relating to such Mortgage Asset or Purchased Asset, as applicable; provided, however, any such markdowns or adjustments must be made in good faith and shall be disclosed contemporaneously therewith in writing to the Deal Agent, which mark downs or adjustments, without a corresponding payment and application of principal, may result in a Margin Deficit.

“Borrower”: Individually and collectively, as the context may expressly provide or require, the borrowers, mortgagors, obligors or debtors under a Mortgage Asset or Purchased Asset, as applicable, including, but not limited to, any guarantor, any pledgor, any subordinator, any credit support party, any indemnitor and any Person that is directly or indirectly obligated in respect thereof, the borrowers, mortgagors, obligors or debtors of any debt, including any guarantor, any pledgor, any subordinator, any credit support party, any indemnitor and any Person that is directly or indirectly obligated in respect thereof, senior to the Mortgage Asset or Purchased Asset, as applicable, including any of the foregoing such Persons with respect to the debt secured by any Underlying Mortgaged Property, and any Person that has not signed the related Mortgage Note, Junior Interest Documents, Mezzanine Note or other note, certificate or instrument but owns an interest in the related Underlying Mortgaged Property, which interest has been encumbered to secure such Mortgage Asset.

“Borrower Reserve Payments”: Any payments made by a Borrower under the applicable Mortgage Loan Documents which, pursuant to the terms of such Mortgage Loan Documents, are required to be deposited into escrow or into a reserve to be used for a specific purpose (e.g., tax and insurance escrows).

“Breakage Costs”: Any amount or amounts as shall compensate the Purchaser and any other Affected Party for any loss, cost or expense incurred by the Purchaser and any other Affected Party (as determined by the Deal Agent in the Deal Agent’s discretion) as a result of an early repurchase or prepayment of the Repurchase Price or any Price Differential. All Breakage Costs shall be due and payable hereunder upon demand. Breakage Costs shall not be due for payments of the Repurchase Price or any Price Differential on a Payment Date, on the Facility Maturity Date or in connection with any scheduled amortization provided at least two (2) Business Days advance notice (to be received by the Deal Agent no later than 3:00 p.m. two (2) Business Days prior to the repayment date) is given to the Deal Agent.

“Bridge Loan”: A performing Whole Loan that is otherwise an Eligible Asset except that the Underlying Mortgaged Property is not stabilized or is otherwise considered to be in a transitional state, which exceptions shall be disclosed in writing to the Deal Agent and such exceptions must be acceptable to the Deal Agent in its discretion, which acceptance may, in the Deal Agent’s discretion, be conditioned on additional terms, conditions and requirements with respect to such Bridge Loan.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Minneapolis, Minnesota, New York City, New York or Charlotte, North Carolina, and (b) if the term “Business Day” is used in connection with the determination of the LIBOR Rate, dealings in United States dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations”: For any Person and its Consolidated Subsidiaries, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateral”: The cash received by the Deal Agent as agent for the Secured Parties (i) in satisfaction of a Margin Deficit, (ii) in payment of the Required Cash Collateral, (iii) from any draw under any Letter of Credit and/or (iv) as Income on Purchased Assets.

“Change of Control”: With respect to the Parent, a change of control shall be deemed to have occurred upon the occurrence of any of the following: (a) a Person or two or more Persons acting in concert shall have acquired “beneficial ownership”, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing more than 50% of the combined voting power of all Voting Interests of the Parent, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors (or the equivalent) of the Parent then in office, (c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent (together with its Subsidiaries) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (d) the adoption by the equity holders of the Parent of a plan or proposal for the liquidation or dissolution of the Parent. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 and 13d-5 of the Exchange Act. Notwithstanding the foregoing, neither the Deal Agent, the Purchaser nor the Secured Parties shall be deemed to approve or have approved any internalization of management as a result of this definition or any other provision.

“Class”: With respect to a Mortgage Asset or Purchased Asset, as applicable, such Mortgage Asset’s or Purchased Asset’s, as applicable, classification as a Whole Loan, Bridge Loan, Junior Interest or Mezzanine Loan (and for each such Bridge Loan, its subclassification as a Whole Loan).

“Closing Date”: November 13, 2006.

“Code”: The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended from time to time.

“Collection Account”: The account identified on Schedule 2 established in the name of the Seller into which all Income and Cash Collateral shall be deposited, which account shall be subject to the Account Control Agreement.

“Commercial Paper Notes”: On any day, any short–term promissory notes issued in the commercial paper market.

“Commercial Real Estate”: Any real estate included in the definition of Type.

“Commercial Real Estate Loan”: Any loan secured directly or indirectly by Commercial Real Estate.

“Commitment Fee”: The “Commitment Fee” as defined in and payable under the Fee Letter.

“Compliance Certificate”: A compliance certificate in the form of Exhibit VIII attached hereto.

“Confirmation”: A purchase confirmation in the form attached to this Agreement as Exhibit II duly executed, completed and delivered by the Seller and the Deal Agent in accordance with the provisions of Subsection 2.2(c) of this Agreement.

“Consolidated Subsidiaries”: As of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Construction Costs”: With respect to a Mortgage Asset or Purchased Asset, as applicable, that is a Bridge Loan, as of any date of determination, the sum of the reasonable hard and soft costs of the proposed construction of the improvements on the Underlying Mortgaged Property, which reasonable costs shall be disclosed to and approved by the Deal Agent in its discretion, plus the market value of the related Underlying Mortgaged Property at such time, as determined by the Deal Agent in its discretion based on such sources of information as the Deal Agent may determine to rely on in its discretion.

“Contingent Liabilities”: Means (without duplication) for any Person and its Consolidated Subsidiaries: (i) liabilities and obligations (including any Guarantee Obligations) of such Person, its Consolidated Subsidiaries or any other Person in respect of “off–balance sheet arrangements” (as defined in the SEC Off–Balance Sheet Rules), (ii) any obligation, including, without limitation, any Guarantee Obligation, whether or not required to be disclosed in the footnotes to such Person’s and its Consolidated Subsidiaries’ financial statements, guaranteeing partially or in whole any Non–Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price–adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non–monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve–out matters made in connection with Non–Recourse Indebtedness, such as (but not limited to) fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person, its Consolidated Subsidiaries or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non–discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be, (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through, (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term “SEC Off–Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off–Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33–8182; 34–47264; FR–67 International Series Release No. 1266 File No. S7–42–02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Continuing Director”: Means (i) an individual who is a member of any Person’s board of directors (or the equivalent thereof) on the Closing Date or (ii) any new director (or the equivalent thereof) whose appointment was approved by a majority of the individuals who were already Continuing Directors at the time of such appointment, election or approval.

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its Property is bound or is subject.

“CP Rate”: For any day during any Accrual Period, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by VFCC from time to time as interest on or otherwise (by means of interest rate hedges or otherwise taking into consideration any incremental carrying costs associated with short–term promissory notes issued by VFCC maturing on dates other than those certain dates on which VFCC is to receive funds) in respect of the promissory notes issued by VFCC that are allocated, in whole or in part, by the Deal Agent (on behalf of VFCC) to fund or maintain the Transactions funded by VFCC during such period, as determined by the Deal Agent (on behalf of VFCC) and reported to the Seller, which rates shall reflect and give effect to (i) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by the Deal Agent (on behalf of VFCC) and (ii) other borrowings by VFCC, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Rate, the Deal Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit Support Annex”: A credit support annex determining the LC Permitted Draw Amount, substantially in the form of Exhibit VI attached hereto, executed by the Deal Agent and the Seller in connection with each Transaction; each new Credit Support Annex shall, unless expressly provided otherwise in the new Credit Support Annex, supercede the terms and provisions of the previously issued Credit Support Annex.

“Credit Support Percentages”: For each Mortgage Asset or Purchased Asset, as applicable, the applicable percentage set forth on Schedule 1 to the Fee Letter (or the related Confirmation to the extent a different Credit Support Percentage is set forth in the related Confirmation) under the heading “Credit Support” for the applicable Class and Type of Mortgage Asset or Purchased Asset, as applicable, as such Credit Support Percentages may be modified by the terms of the Fee Letter.

“Current Appraisal”: An appraisal dated within twelve (12) months of the date of determination; provided, however, (i) in the case of the valuation of an Underlying Mortgaged Property, such appraisal shall be a FIRREA Appraisal and (ii) in the case of the valuation of a Mortgage Asset or Purchased Asset, as applicable, such appraisal shall be from a nationally recognized appraisal firm (other than the Seller, the Limited Guarantor or any other Repurchase Party) (A) with substantial experience valuing assets similar in type, size and structure to the Mortgage Asset or Purchased Asset, as applicable, in question, (B) having substantial familiarity with the market for such Mortgage Asset or Purchased Asset, as applicable, and (C) that is otherwise acceptable to the Deal Agent in its discretion.

“Custodial Agreement”: That Custodial Agreement, dated as of even date herewith, by and among the Deal Agent, the Seller and the Custodian, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Custodial Fee Letter”: The fee agreement between the Seller and the Custodian providing for the Seller’s payment of the Custodian’s fees and expenses under the Custodial Agreement, as such agreement may be amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Custodial Identification Certificate”: Defined in the Custodial Agreement.

“Custodian”: Wells Fargo Bank, National Association, and its successor in interest as the custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

“Deal Agent”: Defined in the Preamble of this Agreement.

“Debt Service Coverage Ratio” or “DSCR”: With respect to any Mortgage Asset or Purchased Asset, as applicable, as of any date of determination, for the period of time to be determined by the Deal Agent in its discretion (it being understood that it is the Deal Agent’s intent to make the determination based on the period of twelve (12) consecutive complete calendar months preceding such date (or, if such Mortgage Asset or Purchased Asset, as applicable, was originated less than twelve (12) months from the date of determination, the number of months from the date of origination)), the ratio of (a) the aggregate Net Cash Flow in respect of the Underlying Mortgaged Properties relating to such Mortgage Asset or Purchased Asset, as applicable, for such period, plus, in the case of Bridge Loans only, any interest reserves held by the Seller or any Servicer on its behalf with respect to such Mortgage Asset or Purchased Asset, as applicable, to (b) the sum of (i) the aggregate amount of all amounts due for such period in respect of all indebtedness that was outstanding from time to time during such period that is secured, directly or indirectly, by such Underlying Mortgaged Properties (including, without limitation, by way of a pledge of the equity of the owner(s) of such Underlying Mortgaged Properties) or that is otherwise owing by the owner(s) of such Underlying Mortgaged Properties, including, without limitation, all scheduled principal and/or interest payments due for such period in respect of each Mortgage Asset or Purchased Asset, as applicable, that is secured or supported by such Underlying Mortgaged Properties plus (ii) the amount of all Ground Lease payments to be made in respect of such Underlying Mortgaged Properties during such period, as any of the foregoing elements of DSCR may be adjusted by the Deal Agent as determined by the Deal Agent in its discretion; provided, however, that, with respect to Junior Interests and Mezzanine Loans, all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulted Mortgage Asset”: Any Mortgage Asset or Purchased Asset, as applicable, (a) that is sixty (60) days or more delinquent under the terms of the Mortgage Loan Documents, (b) for which there is a breach of any of the representations and warranties set forth on Schedule 1 hereto, (c) for which there is a non–monetary default under the related Mortgage Loan Documents, (d) as to which a Borrower has entered into or consented to a bankruptcy, appointment of a receiver or conservator or a similar Insolvency Proceeding, or a Borrower has become the subject of a decree or order for any such proceedings which shall have remained in force undischarged or unstayed for a period of forty–five (45) days, (e) as to which a Borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations, (f) as to which the Seller, the Limited Guarantor, any other Repurchase Party, a Servicer or a PSA Servicer shall have received notice of the foreclosure or proposed foreclosure of any Lien on the related Underlying Mortgaged Property, or (g) as to which a Borrower has defaulted or failed to perform or observe any term, covenant, duty, agreement or condition in the Mortgage Loan Documents not referred to above and such default or failure has remained uncured for a period of sixty (60) days and, in the Deal Agent’s judgment, is likely to have a material and adverse affect on the value of the Mortgage Asset or Purchased Asset, as applicable, the related Underlying Mortgaged Property or other Property or the priority of the security interest on such Underlying Mortgaged Property or other Property.

“Delinquent Mortgage Asset”: A Mortgage Asset or Purchased Asset, as applicable, that is thirty (30) or more days, but less than sixty (60) days, delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Mortgage Loan Documents.

“Derivatives Contract”: Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross–currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value”: Means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark–to–market value(s) for such Derivatives Contracts, as determined based upon one or more mid–market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Deal Agent, the Purchaser or any of the Secured Parties).

“Dollars” and “$”: Lawful money of the United States of America.

“Due Diligence Costs”: Defined in Section 13.21 of this Agreement.

“Due Diligence Review”: The performance by the Deal Agent of any or all of the reviews permitted under Section 13.21 or otherwise under this Agreement with respect to any or all of the Purchased Items, the Letters of Credit, the Seller, the Limited Guarantor, the Pledgor, the Parent, the Letter of Credit Issuer or any other Person, Property or assets specified herein, as desired by the Deal Agent in its discretion from time to time.

“Electronic Transmission”: The delivery of information, documents and/or agreements in an electronic format acceptable to the applicable recipient thereof.

“Eligible Asset”: A Mortgage Asset or Purchased Asset, as applicable, that as of any date of determination:

(a) satisfies the definition of Mortgage Asset or Purchased Asset, as applicable;

(b) satisfies each of the applicable representations and warranties set forth in Article IV of this Agreement (to the extent any such representations or warranties relate to the Mortgage Assets or Purchased Assets or the Deal Agent’s, the Purchaser’s or the Secured Parties’ rights or remedies with respect thereto), in Schedule 1 hereto, the Mortgage Loan Documents and in any statement, affirmation or certification made or information, document, agreement, notice or report provided to the Deal Agent with respect to such Mortgage Asset or Purchased Asset;

(c) is not a Defaulted Mortgage Asset or Delinquent Mortgage Asset;

(d) with respect to the portion of such Mortgage Asset to be acquired or, in the case of Purchased Assets, acquired by the Purchaser or its designee, the same does not include any Retained Interest;

(e) has been approved in writing by the Deal Agent in its discretion;

(f) has, to the extent applicable, an LTV not in excess of the Maximum LTV and, with respect to Bridge Loans only, has an LTC not in excess of the Maximum LTC;

(g)	has, to the extent applicable, a DSCR equal to or greater than the Minimum DSCR;

(h)	is not a construction loan;

(i)	is not a loan to an operating business (other than a hotel);

(j) in the case a Ground Lease, the Ground Lease has a remaining term of no less than twenty (20) years from the maturity date of the Mortgage Asset;

(k) will, when combined with all Purchased Assets, result in a reasonable mix of Eligible Assets, as determined by the Deal Agent in its discretion before and after adding such Eligible Asset;

(l) in the case of any Mortgage Asset the Mortgage Property for which is a hotel, that hotel must be a national flag hotel;

(m) the Underlying Mortgage Property and the Borrower and its Affiliates are domiciled in the United States;

(n) such Mortgage Asset is denominated and payable in Dollars;

(o) the Borrower is not a Prohibited Person;

(p) does not involve an equity or similar interest by the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party that would result in (i) a conflict of interest, potential conflict of interest or the appearance of a conflict of interest or (ii) an affiliation with a Borrower under the terms of the Mortgage Loan Documents which results or could result in the loss or impairment of any material rights of the holder of the Mortgage Asset or Purchased Asset, as applicable; provided, however, the Seller must disclose to the Deal Agent prior to the Purchase Date all equity or similar interests held or to be held by the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party regardless of whether it satisfies any of the foregoing clauses (p)(i) or (ii); and

(q) the purchase of such Mortgage Asset will not violate any applicable Sub–Limit;

provided, however, notwithstanding a Mortgage Asset’s or Purchased Asset’s, as applicable, failure to conform to the criteria set forth above, the Deal Agent may, in its discretion and subject to such terms, conditions and requirements and Advance Rates and Pricing Spread adjustments as the Deal Agent may require in its discretion, designate in writing (including by executing a Confirmation) any such non–compliant Mortgage Asset or Purchased Asset, as applicable, as an Eligible Asset, which designation (1) may include a temporary or permanent waiver of one (1) or more Eligible Asset requirements and (2) shall not be deemed a waiver of the requirement that all other Purchased Assets and Mortgage Assets must be Eligible Assets (including any assets that are similar or identical to the Mortgage Asset or Purchased Asset subject to the waiver).

“Engagement Letter”: The Letter Agreement, dated October 5, 2006, between the Limited Guarantor and Wachovia.

“Environmental Laws”: Any and all Applicable Laws and all other foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. §1501 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251 et seq., the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right–to–Know Act of 1986, 42 U.S.C. §1101 et seq., the Clean Air Act of 1966, as amended, 42 U. S. C. §7401 et seq., the National Environmental Policy Act of 1969, 42 U.S.C. §4321, the River and Harbor Act of 1899, 33 U.S.C. §401 et seq., the Endangered Species Act of 1973, as amended, 16 U.S.C. §1531 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §201 et seq., and the Environmental Protection Agency’s regulations relating to underground storage tanks, 40 C.F.R. Parts 280 and 281, and the rules and regulations under each of the foregoing, each as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Equity Interests”: With respect to any Person, any share, interest, participation and other equivalent (however denominated) of capital stock of (or other ownership, equity or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership, equity or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership, equity or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA”: The Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, as each of the foregoing are amended from time to time.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller or the Limited Guarantor, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Seller or the Limited Guarantor, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Seller, the Limited Guarantor, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect and amended from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank shall have notified the Deal Agent of a determination by such Liquidity Bank or any of its assignees or participants that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Transaction, (b) any Liquidity Bank shall have notified the Deal Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank shall have notified the Deal Agent of a determination by such Liquidity Bank or any of its assignees or participants that the rate at which deposits of United States dollars are being offered to such Liquidity Bank or any of its assignees or participants in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant of making, funding or maintaining any Transaction, or (d) any Liquidity Bank shall have notified the Deal Agent of the inability of such Liquidity Bank or any of its assignees or participants to obtain United States dollars in the London interbank market to make, fund or maintain any Transaction.

“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one (1) month.

“Event of Default”: Defined in Section 10.1 of this Agreement.

“Excepted Persons”: Defined in Subsection 13.13(a) of this Agreement.

“Exception”: Defined in the Custodial Agreement.

“Excess Credit Support”: An amount determined by the Seller in its discretion (as set forth in the Credit Support Annex), but in no event less than 10% of the Base Credit Support.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“Existing Financing Facilities”: The financing facilities identified on Schedule 3 hereto.

“Extended Funding Expiration Date”: Defined in Subsection 2.4(b) of this Agreement.

“Extension Fee”: The “Extension Fee” as defined in and payable under the Fee Letter.

“Facility”: The facility evidenced by and the Transactions contemplated under the Repurchase Documents.

“Facility Maturity Date”: Subject to Article X, the earliest of (a) November 6, 2009, as such original Facility Maturity Date may be extended pursuant to Subsection 2.4(a) hereof, (b) the date on which the Liquidity Agreement terminates, expires or is unavailable and (c) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of Applicable Law.

“Facility Period”: The period commencing on the Closing Date and terminating on the Funding Expiration Date.

“FDIA”: Defined in Subsection 13.20(b) of this Agreement.

“FDICIA”: Defined in Subsection 13.20(d) of this Agreement.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Deal Agent (or, if such day is not a Business Day, for the next succeeding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. Charlotte, North Carolina time.

“Fee Letter”: The Fee Letter, dated as of even date herewith, between the Deal Agent and the Seller, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Final Maturity Date”: Defined in Subsection 2.4(a) of this Agreement.

“Financial Covenants”: The covenants set forth in Subsection 5.1(bb) of this Agreement.

“Financial Covenants Definitions”: The following definitions shall apply to the Financial Covenants and the Financial Covenants Definitions only and no other term, provision, definition, covenant, duty, obligation or agreement under the Repurchase Documents:

“Approved Subordinate Debt”: Indebtedness which is unsecured and subordinated to payment of the Obligations in a manner acceptable to Deal Agent in its sole discretion.

“Attributable Indebtedness”: On any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Consolidated CAD”: For any period of determination, the cash available for distribution for such period, as determined in accordance with Parent’s policies and procedures for determining cash available for distribution (a) as reflected in its earnings packages furnished to the SEC as supporting documentation for the financial information contained in its periodic filings on Form 10-K or Form 10-Q or any relevant filings on Form 8-K or (b) as otherwise made available to Parent’s investors and research analysts from time to time.

“Consolidated Debt”: The total liabilities minus deferred taxes of Parent and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP, excluding any liabilities of Parent and its Subsidiaries existing solely as a result of the application of FIN46.

“Consolidated Interest Charges and Distributions”: For any period, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discounts, fees, charges and related expenses of the Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, and (c) Restricted Payments made with respect to the preferred shares of Parent and its Subsidiaries provided, that there shall be excluded any interest which would otherwise have been included herein solely as a result of the application of FIN 46.

“Consolidated Interest and Distributions Coverage Ratio”: As of any date of determination, the ratio of (a) Consolidated CAD for the four fiscal quarters most recently ended for which the Parent has delivered or should have delivered financial statements pursuant to Subsections 5.1(s) and (t), plus Consolidated Interest Charges and Distributions for such period to (b) Consolidated Interest Charges and Distributions for such period.

“Consolidated Leverage Ratio”: As of any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) Consolidated Tangible Net Worth as of such date.

“Consolidated Senior Indebtedness”: As of any date of determination, the aggregate amount of the following liabilities which would be shown on the consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP: (a) the outstanding principal amount of all obligations, whether current or long term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrowers or such Subsidiary, excluding, however (i) Approved Subordinate Debt and (ii) any such Indebtedness which exists solely as a result of the application of FIN 46.

“Consolidated Tangible Net Worth”: As of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Shareholders’ Equity of the Parent and its Subsidiaries on that date minus the Intangible Assets of the Parent and its Subsidiaries on that date, provided, that the determination of Consolidated Tangible Net Worth shall be adjusted to exclude the effect of FIN 46.

“Contingent Obligation”: As to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“FIN 46”: The Interpretation of Accounting Research Bulletin no. 51, Consolidated Financial Statements, promulgated by the Financial Accounting Standards Board, as the same may be restated, modified or changed from time to time.

“GAAP”: Generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Indebtedness”: As to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations; and

(g) all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Intangible Assets”: Assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, and unamortized debt discount.

“Restricted Payment”: Any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of any Loan Party or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“Shareholders’ Equity”: Consolidated shareholders’ equity of the Parent and its Subsidiaries as of the date of determination computed in accordance with GAAP.

“Swap Contract”: (a) Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Unencumbered Liquidity”: As of any date of determination, for any Person, the aggregate market value of the following assets owned by such Person and which are neither (i) the subject of any Lien nor (ii) being held for the benefit of third parties or otherwise restricted:

(a) cash, and obligations issued or guaranteed by the United States;

(b) marketable direct obligations issued or guaranteed by any Person controlled or supervised by and acting as an agency or instrumentality of the United States pursuant to authority granted by the Congress of the United States, and maturing within one year of the date of acquisition thereof;

(c) certificates of deposit issued, or banker’s acceptances drawn on and accepted by, or money market accounts or time deposits in, commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $50,000,000, and maturing within one year of the date of acquisition thereof;

(d) repurchase agreements maturing within one year of the date of acquisition thereof with any such commercial bank, or with broker-dealers or other institutions, that are secured by marketable direct obligations issued or guaranteed by the United States or an agency or instrumentality thereof;

(e) other money market instruments and mutual funds, substantially all of the assets of which are invested in any or all of the investments described in clauses (a) through (d) above; and

(f) commercial paper (other than commercial paper issued by any Borrower or any of its Affiliates), maturing no more than ninety (90) days after the date of creation thereof, and with a rating of at least P-1 by Moody’s or A-1 by S&P on the date of acquisition (the value of which shall be determined in accordance with generally accepted accounting principles).

“FIRREA Appraisal”: An appraisal prepared by an independent third–party appraiser approved in writing by the Deal Agent in its discretion and satisfying the requirements of Title XI of the Federal Institutions, Reform, Recovery and Enforcement Act of 1989 (as supplemented, amended, modified and replaced from time to time) and the regulations promulgated thereunder, as in effect on the date of such appraisal.

“Fitch”: Fitch Ratings, Inc.

“Foreclosed Loan”: A loan the security for which has been foreclosed upon by the Seller.

“Funding Expiration Date”: Subject to Article X, the earlier of (i) November 11, 2007, as such date may be extended pursuant to Subsection 2.4(b) of this Agreement, (ii) the date on which the Liquidity Agreement terminates, expires or is unavailable, (iii) the date on which the Funding Expiration Date shall occur in accordance with the provisions hereof or by operation of Applicable Law.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any Person, body or entity exercising executive, legislative, judicial, quasi–judicial, quasi–legislative, regulatory or administrative functions of or pertaining to government, any court or arbitrator having jurisdiction over such Person, any of its Affiliates or Subsidiaries or any of its assets or Properties, any stock exchange on which shares of stock of such Person are listed or admitted for trading and any accounting board or authority (whether or not a part of government) that is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Ground Lease”: With respect to any Underlying Mortgaged Property for which the Borrower has a leasehold interest in the related Underlying Mortgaged Property or space lease within such Underlying Mortgaged Property, the lease agreement creating such leasehold interest.

“Guarantee Obligation”: Means, as to any Person (the “guaranteeing person”), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, however, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person in good faith.

“Guaranty”: The Guaranty, dated as of even date herewith, executed by the Limited Guarantor in favor of the Deal Agent as agent for the Secured Parties, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Income”: With respect to each Purchased Item and to the extent of the Seller’s or the holder’s interest therein, at any time, all of the following: all payments, collections, prepayments, recoveries, proceeds (including, without limitation, insurance and condemnation proceeds) and all other payments or amounts of any kind or nature whatsoever paid, received, collected, recovered or distributed on, in connection with or in respect of the Purchased Assets, the Purchased Items, the Pledged Collateral or any other collateral for the Obligations under the Facility, including, without limitation, principal payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions and all other distributions, payments and other amounts of any kind or nature whatsoever payable thereon, in connection therewith, or with respect thereto, together with amounts received from any Interest Rate Protection Agreement; provided, however, Income shall not include any Borrower Reserve Payments unless the Seller, a Servicer or a PSA Servicer has exercised rights with respect to such payments under the terms of the related Mortgage Loan Documents, the Servicing Agreements or the Pooling and Servicing Agreements, as applicable.

“Increased Costs”: Any amounts required to be paid by the Seller to the Deal Agent, the Purchaser or any Affected Party pursuant to Section 2.13 of this Agreement.

“Indebtedness”: Means, with respect to any Person, including such Person’s Consolidated Subsidiaries determined on a consolidated basis, at the time of computation thereof, all indebtedness of any kind including, without limitation (without duplication): (a) all obligations of such Person in respect of money borrowed (including, without limitation, principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of Property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property or assets, or otherwise); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off–Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Mortgage Asset or any obligation senior to the Mortgage Asset, unfunded interest reserve amount under any Mortgage Asset or any obligation that is senior to the Mortgage Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Non–Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person; (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, however, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien; (k) all Contingent Liabilities; (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of Property or assets, including contracts for the deferred purchase price of Property or assets that include the procurement of services; (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and (n) obligations of such Person to fund capital commitments under any Authority Document, subscription agreement or otherwise.

“Indemnified Amounts”: Defined in Subsection 11.1(a) of this Agreement.

“Indemnified Parties”: Defined in Subsection 11.1(a) of this Agreement.

“Independent Director”: A natural Person who (a) is not at the time of initial appointment as Independent Director, and may not have been at any time during the five (5) years preceding such initial appointment or at any time while serving as Independent Director, (i) a stockholder, partner, member or direct or indirect legal or beneficial owner of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party; (ii) a contractor, creditor, customer, supplier, director (with the exception of serving as the Independent Director of the Seller), officer, employee, attorney, manager or other Person who derives any of its purchases or revenues from its activities with the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party; (iii) a natural Person who controls (directly or indirectly or otherwise) the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party or who controls or is under common control with any Person that would be excluded from serving as an Independent Director under (i) or (ii), above; or (iv) a member of the immediate family of a natural Person excluded from servicing as an Independent Director under (i) or (ii) above and (b) otherwise satisfies the then current requirements of the Rating Agencies. A Person who is an employee of a nationally recognized organization that supplies independent directors and who otherwise satisfies the criteria in clause (a) but for the fact that such organization receives payment from the Seller, the Limited Guarantor, the Parent or the Pledgor for providing such independent director shall not be disqualified from serving as an Independent Director hereunder.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its assets or Property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or Property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of thirty (30) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or Property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Interest Rate Protection Agreement”: With respect to any or all of the Mortgage Assets and Purchased Assets, as applicable, (i) any Derivatives Contract required under the terms of the related Mortgage Loan Documents providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and acceptable to the Deal Agent in its discretion, which Interest Rate Protection Agreement shall be performed, maintained and in place in accordance with the terms of the Mortgage Loan Documents, and (ii) any Derivatives Contract put in place by the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party with respect to any Mortgage Asset or Purchased Asset, as applicable, which Interest Rate Protection Agreement shall be performed, maintained and in place during the time the related Purchased Asset is subject to a Transaction under this Agreement.

“Issuer”: VFCC and any other Purchaser whose principal business consists of issuing commercial paper or other securities to fund its acquisition or maintenance of receivables, accounts, instruments, chattel paper, general intangibles and other similar assets.

“Junior Interest”: (a) A senior, pari passu or junior participation interest in a performing Commercial Real Estate Loan or (b) a “subordinate note” or “certificate” in an “A/B” or similar structure in a performing Commercial Real Estate Loan, in each case where the Underlying Mortgaged Property is stabilized and non–transitional (in each case as determined by the Deal Agent in its discretion).

“Junior Interest Documents”: The original Participation Certificate, original Participation Agreement and originals of any other tangible evidence of such Junior Interest, as applicable.

“Late Payment Fee”: A fee equal to interest on the amounts not paid when due at the Post-Default Rate until such amounts are paid in full, provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law.

“LC Permitted Draw Amount”: On any date of determination, the maximum amount that the Deal Agent is permitted to draw under the Letters of Credit, which amount shall be set forth in a Credit Support Annex and shall be equal to the lesser of (x) $100,000,000 and (y) the sum of (a) the Base Credit Support plus (b) the Excess Credit Support.

“Lead Based Paint”: Paint containing more than 0.5% lead by dry weight.

“Letter of Credit”: One (1) or more letters of credit issued by the Letter of Credit Issuers in the aggregate amount of the Letter of Credit Amount. Each such Letter of Credit shall (i) be an irrevocable, unconditional, clean sight draft (i.e., there are no other conditions for drawings or documentation requirements for drawings permitted other than the draw amount) standby letter of credit in favor of the Deal Agent as agent for the Secured Parties as the beneficiary thereof, (ii) permit multiple, partial draws, (iii) be freely transferable, (iv) have an expiration date at least ninety (90) days after the Facility Maturity Date (including any extensions thereof), either pursuant to the initial term thereof or pursuant to automatic renewals which require no action on the part of the Deal Agent or Seller or the Limited Guarantor and (v) otherwise be acceptable to the Deal Agent in its discretion.

“Letter of Credit Amount”: Defined in the Fee Letter.

“Letter of Credit Issuer”: Police and Fire Retirement System of the City of Detroit and The General Retirement System of the City of Detroit, each of which shall have a credit rating of “A” or better by S&P and is otherwise acceptable to the Deal Agent in its discretion; provided, however, at no time shall a Letter of Credit Issuer’s credit rating by any Rating Agency fall below the Minimum Credit Rating.

“LIBOR Rate”: For any day during any Accrual Period and any Transaction or portion thereof, a rate per annum equal to:

(i) the posted rate for thirty (30) day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day which is the second (2nd) Business Day immediately preceding the applicable Purchase Date (with respect to the initial Accrual Period for such Transaction) and as of the second (2nd) Business Day immediately preceding the first (1st) day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Transaction); or

(ii) if no such rate appears on Telerate page 3750 at such time and day, then the LIBOR Rate shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which thirty (30) day deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or Properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or Properties).

“Limited Guarantor”: Individually and collectively, as the context may require, MMA Realty Capital, LLC, a Maryland limited liability company, together with its successors and permitted assigns.

“Liquidity Agent”: Wachovia and any successor to Wachovia under the Liquidity Agreement.

“Liquidity Agreement”: The Liquidity Purchase Agreement, dated as of an even date herewith, among VFCC, as the seller, the Liquidity Banks named therein, WCM as the deal agent and the documentation agent, and Wachovia, as the Liquidity Agent, and any other liquidity agreement applicable to a Purchaser that is a commercial paper conduit, each as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Liquidity Banks”: The Person or Persons who provide liquidity support to VFCC or any other Purchaser that is a commercial paper conduit pursuant to the Liquidity Agreement or other liquidity agreement in connection with the issuance of Commercial Paper Notes.

“Loan–to–Value Ratio” or “LTV”: With respect to any Mortgage Asset or Purchased Asset, as applicable, as of any date of determination, the ratio of the outstanding principal amount of such Mortgage Asset or Purchased Asset, as applicable, to the market value of the related Underlying Mortgaged Property at such time, as the Deal Agent may determine in its discretion based on such sources of information as the Deal Agent may determine to rely on in its discretion; provided, however, that, with respect to Junior Interests and Mezzanine Loans, all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“LTC”: With respect to any Eligible Asset or Purchased Asset, as applicable, that is a Bridge Loan, as of any date of determination, the ratio of the outstanding principal amount of such Eligible Asset or Purchased Asset, as applicable, to the Construction Costs for such Eligible Asset or Purchased Asset, as applicable.

“Mandatory Redeemable Stock”: Means, with respect to any Person and any Subsidiary thereof, any Equity Interests of such Person which by the terms of such Equity Interests (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is required to be redeemed, pursuant to a sinking fund obligation or otherwise (other than any Equity Interests to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than any Equity Interests which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case, on or prior to the Facility Maturity Date.

“Margin Base”: On any day, the aggregate Asset Value of all Purchased Assets or, as applicable, the Asset Value of certain specified Purchased Assets.

“Margin Correction Deadline”: 3:00 p.m. on the first (1st) Business Day after any Margin Deficit Notice is delivered by the Deal Agent, unless such deadline is extended in accordance with Section 2.7.

“Margin Deficit”: Defined in Subsection 2.7(a) of this Agreement.

“Margin Deficit Notice”: A notice in the form of Exhibit X attached hereto requiring the Seller to eliminate a Margin Deficit by the Margin Correction Deadline.

“Market Value”: As of any date in respect of any Mortgage Asset or Purchased Asset, as applicable, the price at which such Mortgage Asset or Purchased Asset, as applicable, could readily be sold, as determined by the Deal Agent in its discretion based on such sources and information (if any) as the Deal Agent may determine to rely on in its discretion (which value may be determined to be zero), as such Market Value may be adjusted at any time by the Deal Agent as the Deal Agent determines in its discretion.

“Material Adverse Effect”: A material adverse effect on or change in or to (a) the Property, assets, business, operations, financial condition, credit quality or prospects of the Seller, the Limited Guarantor, the Parent or the Pledgor, (b) the ability of the Seller, the Limited Guarantor, the Parent or the Pledgor to perform its obligations under any of the Mortgage Loan Documents or the Repurchase Documents to which it is a party and/or to avoid an Event of Default, (c) the validity, legality, binding effect or enforceability of any of the Repurchase Documents, any Letter of Credit, the Mortgage Loan Documents or any security interest granted hereunder or thereunder, (d) the rights and remedies of the Deal Agent, the Purchaser or any Affected Party under any of the Repurchase Documents, Mortgage Loan Documents, the Purchased Items, the Pledged Collateral, any Letter of Credit or any other collateral for the Facility, (e) the timely payment of any amounts payable under the Repurchase Documents, Mortgage Loan Documents, the Purchased Items, the Pledged Collateral, any Letter of Credit or any other collateral for the Facility, (f) any Mortgage Asset or Purchased Asset or the Asset Value, rating (if applicable) or liquidity of one (1) or more Mortgage Assets or the Purchased Assets, as applicable, (g) the Purchased Items, the Pledged Collateral, any Letter of Credit or any collateral securing any obligations under any Repurchase Document, (h) the perfection or priority of any Lien granted under any of the Repurchase Documents or the Mortgage Loan Documents or (i) the ability of any Letter of Credit Issuer to perform its obligations under any Letter of Credit or the rating, liquidity or solvency of a Letter of Credit Issuer.

“Materials of Environmental Concern”: Any mold, petroleum (including, without limitation, crude oil or any fraction thereof), petroleum products or by-products (including, without limitation, gasoline), or any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radioactive materials, Lead Based Paint, Toxic Mold, flammable explosives and radon.

“Maximum Amount”: Subject to Subsection 2.3(a) of this Agreement, (i) for the six (6) month period following the Closing Date until May 12, 2007, the Maximum Amount shall be $300,000,000 and (ii) on or after May 13, 2007, the Maximum Amount shall automatically reduce to $200,000,000 without the need for any action on the part of any Person; provided, however, in connection with the automatic reduction to $200,000,000 on May 13, 2007, the Seller shall pay to the Deal Agent as agent for the Secured Parties on or before May 13, 2007 an amount sufficient to reduce the aggregate outstanding Purchase Price to $200,000,000 or less, together with any Price Differential due thereon and any Breakage Costs incurred in connection therewith, which amount shall be paid in immediately available funds and without reduction for or on account of any set–off, counterclaim, defense or any other reason whatsoever; provided, further, however, on and after the earlier of the Funding Expiration Date and the Facility Maturity Date, the Maximum Amount shall mean the aggregate Purchase Price outstanding for all Transactions.

“Maximum LTC”: With respect to any Mortgage Asset or Purchased Asset, as applicable, that is a Bridge Loan, at any time the Loan–to–Value Ratio for the related Underlying Mortgaged Property set forth on Schedule 1 to the Fee Letter under the heading “Maximum LTV” for the applicable Class of such Mortgage Asset or Purchased Asset, as applicable, and, as applicable, the applicable Type of Underlying Mortgaged Property.

“Maximum LTV”: With respect to any Mortgage Asset or Purchased Asset, as applicable, at any time the Loan–to–Value Ratio for the related Underlying Mortgaged Property set forth on Schedule 1 to the Fee Letter under the heading “Maximum LTV” for the applicable Class of such Mortgage Asset or Purchased Asset, as applicable, and, as applicable, the applicable Type of Underlying Mortgaged Property; provided, however, with respect to Junior Interests and Mezzanine Loans, the Maximum LTV shall take into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Mezzanine Loan”: A performing mezzanine loan secured by a first priority perfected lien and pledge of the 100% of the Equity Interests of the Person that owns directly or indirectly income producing Underlying Mortgaged Property that is stabilized and is non–transitional (in each case, as determined by the Deal Agent in its discretion).

“Mezzanine Note”: The original executed promissory note or other tangible evidence of Mezzanine Loan indebtedness.

“Minimum Credit Rating”: Defined in the Fee Letter.

“Minimum DSCR”: With respect to any Mortgage Asset or Purchased Asset, as applicable, at any time, the DSCR for the related Underlying Mortgaged Property set forth on Schedule 1 to the Fee Letter under the heading “Minimum DSCR” for the applicable Class of such Mortgage Asset or Purchased Asset, as applicable, and, as applicable, the applicable Type of Underlying Mortgaged Property; provided, however, with respect to Junior Interests and Mezzanine Loans, the Minimum DSCR shall take into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Mortgaged Property.

“Moody’s”: Moody’s Investors Services, Inc., and any successor thereto.

“Mortgage”: Each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a Lien on real property and other property and rights incidental thereto.

“Mortgage Asset”: A Whole Loan, a Junior Interest, a Bridge Loan or a Mezzanine Loan, (i) the Underlying Mortgaged Property for which is included in the categories for Types of Mortgage Assets, (ii) that is listed on a Confirmation and (iii) for which the Custodian has been instructed by the Seller to hold the related Mortgage Asset File for the Deal Agent as agent for the Secured Parties pursuant to the Custodial Agreement; provided, however, Mortgage Assets shall not include any Retained Interest (if any).

“Mortgage Asset File”: Defined in the Custodial Agreement.

“Mortgage Asset File Checklist”: Defined in the Custodial Agreement.

“Mortgage Asset Purchase Agreement”: The Mortgage Asset Purchase Agreement, dated as of June 15, 2006, among the Seller, Wachovia, Municipal Mortgage & Equity, LLC and MunieMae, as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Mortgage Loan Documents”: Defined in the Custodial Agreement.

“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Borrower under a Whole Loan which is secured by a Mortgage on the related Underlying Mortgaged Property.

“Mortgaged Property”: The Commercial Real Estate (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by the Mortgage Loan Documents or any other note, certificate or debt instrument.

“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five (5) years contributed to by the Seller, the Limited Guarantor or any ERISA Affiliate of the Seller or the Limited Guarantor on behalf of its employees.

“Net Cash Flow”: With respect to any Underlying Mortgaged Property, for any period, the net income (or deficit) attributable to such Underlying Mortgaged Property for such period, determined in accordance with GAAP, less the amount of all (a) capital expenditures incurred, (b) reserves established, (c) leasing commissions paid (other than commissions paid from reserves held under the Mortgage Loan Documents) and (d) tenant improvements paid during such period (other than tenant improvements paid from reserves held under the Mortgage Loan Documents) in each case attributable to such Underlying Mortgaged Property, plus all non–cash charges deducted in the calculation of such net income.

“Non–Recourse Indebtedness”: Means, with respect to any Person, indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non–recourse provisions (but not exceptions relating to bankruptcy, insolvency, receivership, non-approved transfers or other customary or similar events)) is contractually limited to specific assets of such Person encumbered by a Lien securing such indebtedness.

“Non–Table Funded Purchased Asset”: A Purchased Asset that is not a Table Funded Purchased Asset.

“Non–Wachovia Assets”: Any Mortgage Asset or Purchased Asset, as applicable, issued, originated or extended by a Person other than Wachovia or Wachovia Corporation or an Affiliate of Wachovia or Wachovia Corporation.

“Obligations”: Defined in Subsection 8.1(b) of this Agreement.

“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Regulations”: The regulations promulgated by OFAC.

“Off–Balance Sheet Obligations”: With respect to any Person and its Consolidated Subsidiaries determined on a consolidated basis as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries in accordance with GAAP: (a) the monetary obligations under any financing lease or so–called “synthetic,” tax retention or off–balance sheet lease transaction which, upon the application of any Insolvency Laws to such Person or any of its Consolidated Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Seller, the Limited Guarantor, the Parent or the Pledgor, as applicable.

“Operating Account”: The account of the Seller set forth on Schedule 2 hereto.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Deal Agent in its discretion.

“Originator”: With respect to each Mortgage Asset or Purchased Asset, as applicable, the Person who originated such Mortgage Asset or Purchased Asset, as applicable.

“Other Costs”: Defined in Subsection 13.9(c).

“Parent”: Municipal Mortgage & Equity, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Participation Agreement”: With respect to any Junior Interest, any executed participation agreement, sub–participation agreement, intercreditor, servicing or administrative agreement or any agreement that is similar to any of the foregoing agreements under which the Junior Interest is created, evidenced, issued, serviced, administered and/or guaranteed.

“Participation Certificate”: With respect to any Junior Interest, an executed certificate, note, instrument or other document representing the interest, participation interest or sub–participation interest granted under a Participation Agreement.

“Payment Date”: The 20th day of each calendar month, or, if such day is not a Business Day (i) if the next Business Day occurs during the succeeding month, the previous Business Day and (ii) if the next Business Day does not occur during the succeeding month, the next succeeding Business Day.

“PBGC”: The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plans”: Defined in Subsection 4.1(u) of this Agreement.

“Permitted Investments”: Investments of any one or more of the following types:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest–bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short–term obligations of which are rated of least A–1 by S&P and P–1 by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A–1 by S&P and P–1 by Moody’s;

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short–term debt rating of such depository institution or trust company shall be at least A–1 by S&P and P–1 by Moody’s; and

(g) money market mutual funds possessing the highest available rating from S&P and Moody’s.

“Permitted Amended and Late Securities Filings”: With respect to the Parent only, an amended Form 10K for the year ending December 31, 2005 (if Parent determines that such filing is necessary), an amended Form 10Q for the quarter ending March 31, 2005 and Form 10Q for the quarters ending June 30, 2006 and September 30, 2006.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for federal, state, municipal, local or other Governmental Authority taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by Applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, and (c) Liens granted pursuant to or by the Repurchase Documents.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or any other type or form of entity.

“Plan”: An employee benefit or other plan established or maintained by the Seller, the Limited Guarantor or any ERISA Affiliate or the Seller or the Limited Guarantor and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Party”: Defined in Section 13.22 of this Agreement.

“Pledge and Security Agreement”: The Pledge and Security Agreement, dated as of the date hereof, between the Deal Agent as agent for the Secured Parties and the Pledgor, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Pledged Collateral”: Defined in the Pledge and Security Agreement.

“Pledgor”: MMA Capital Corporation, a Michigan corporation, together with its successors and permitted assigns.

“Pooling and Servicing Agreements”: Any and all pooling and servicing agreements, trust agreements, indentures, administrative or other agreements governing servicing and other matters entered into in connection with a securitization of an interest that is senior to a Mortgage Asset or Purchased Asset, as applicable, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Post–Default Rate”: In respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document is not paid when due to the Deal Agent, the Purchaser or any other Affected Party at the stated Repurchase Date or otherwise when due, a rate per annum determined on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the applicable Pricing Rate plus 250 basis points.

“Price Differential”: For each Accrual Period or portion thereof and each Transaction outstanding, the sum of the products (for each day during such Accrual Period or portion thereof) of:

			PR x PPx	1

D
where:
	PR	=	the Pricing Rate applicable on such day;
	PP	=	the Purchase Price for such Transaction on such day; and
	D	=	360 or, to the extent the Rate is based on the Base Rate, 365 or
366 days, as applicable,

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of any Price Differential in excess of the maximum permitted by Applicable Law and (ii) the Price Differential shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Pricing Rate”: With respect to any Transaction, as of any date of determination, a rate per annum equal to the sum of (a) the applicable Rate on such date plus (b) the applicable Pricing Spread for such Mortgage Asset or Purchased Asset, as applicable, on such date.

“Pricing Spread”: The credit spreads set forth on Schedule 1 to the Fee Letter (or the related Confirmation to the extent a different Pricing Spread is set forth in the related Confirmation) under the heading “Credit Spread” corresponding to the Classes and, as applicable, Types of Mortgage Assets or Purchased Assets, as applicable, set forth therein; provided, however, with respect to each Transaction comprised of more than one (1) Type or Class of Mortgage Asset or Purchased Asset, as applicable, the Pricing Spread applicable thereto shall be determined by the Deal Agent in its discretion; provided, further, however, from and after an Event of Default, the Pricing Spread for each Transaction shall be increased automatically by an additional 250 basis points (in addition to a change in the Rate as specified in the definition of Rate).

“Prime Rate”: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia in connection with extensions of credit to debtors.

“Prohibited Person”: Means (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a Person with whom the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any other Repurchase Party is prohibited from dealing or otherwise engaging in any transaction by any Anti–Terrorism Law, (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, (vi) a Person that is named as a “specially designated national or blocked person” on the most current list maintained or published by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn.index.html or at any replacement website or in any other official publication of such list, and (vii) a Person who is affiliated with a Person described in clauses (i) – (vi) above.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible.

“PSA Servicer”: A third party servicer (other than the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party) servicing all or a portion of one (1) or more Mortgage Assets or Purchased Assets, as applicable, under a Pooling and Servicing Agreement.

“Purchase Agreement”: Any purchase agreement by and between the Seller and any third party, including, without limitation, any Affiliate of the Seller, pursuant to which the Seller has purchased Mortgage Assets which are subsequently sold to the Purchaser or its designee hereunder.

“Purchase Date”: The date on which Eligible Assets are transferred by the Seller to the Purchaser or its designee or, as applicable, the date on which additional advances (if any) are made to the Seller in connection with an existing Purchased Asset in accordance with Subsection 2.2(k) of this Agreement.

“Purchase Price”: On each Purchase Date, the price at which Eligible Assets are transferred by the Seller to the Purchaser or its designee, which amount shall be equal (unless the Seller requests a lesser amount) to the Asset Value for each such Eligible Asset on the Purchase Date (x) decreased by the amount of any cash transferred by the Seller to the Deal Agent as agent for the Secured Parties pursuant to Subsection 2.3(b) or Section 2.7 hereof or applied to reduce the Seller’s obligations in respect of principal under Section 2.8 hereof and (y) as applicable, increased by any increases in the Purchase Price pursuant to Article II; provided, however, at no time shall the Purchase Price for any Eligible Asset or Purchased Asset, as applicable, exceed the outstanding principal balance of the related Eligible Asset or Purchased Asset, as applicable.

“Purchased Asset Data Summary”: A summary of the Purchased Assets substantially in the form of Exhibit IX attached hereto, duly completed by the Seller.

“Purchased Assets”: One (1) or more Eligible Assets that are identified in a Confirmation executed by the Seller and the Deal Agent and sold by the Seller to the Purchaser or its designee pursuant to a Transaction in accordance with this Agreement, including any Additional Purchased Asset.

“Purchased Items”: Defined in Subsection 8.1(a) of this Agreement.

“Purchaser”: Collectively, VFCC, any other Person that becomes a Purchaser under the Repurchase Documents and the successors and assigns of the foregoing.

“Rate”: For any Accrual Period and for each Transaction outstanding and for each day during such Accrual Period:

(a) to the extent the Purchaser has funded the applicable Transaction through the issuance of commercial paper, a rate equal to the applicable CP Rate; or

(b) to the extent the Purchaser did not fund the applicable Transaction through the issuance of commercial paper, a rate equal to the Alternative Rate;

provided, however, the Rate shall be the Base Rate for any Accrual Period and for any Transaction as to which the Purchaser has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the Liquidity Agreement on any day other than the first (1st) day of such Accrual Period and without giving such Liquidity Bank(s) at least two (2) Business Days’ prior notice of such assignment.

“Rating Agency”: Each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating agency that has been requested to issue a rating with respect to the commercial paper notes issued by the Issuer in connection with the matter at issue, including successors of the foregoing.

“Rating Confirmation”: With respect to VFCC and any other Purchaser that is a commercial paper conduit, a confirmation by each of the Rating Agencies that a proposed amendment, waiver or other modification shall not result in a downgrade or withdrawal of such Rating Agencies’ then current rating of the Commercial Paper Notes.

“Real Property Assets”: As of any time for any Person, the real property assets (including interests in preferred equity and participating mortgages in which the lender’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person and/or any of its Consolidated Subsidiaries at such time.

“Regulations T, U and X”: Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended from time to time.

“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any Property or Underlying Mortgaged Property.

“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Property or Underlying Mortgaged Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“REMIC”: A real estate mortgage investment conduit.

“Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA or a successor provision thereof, other than those events as to which the notice requirement has been waived by regulation.

“Repurchase Date”: The earlier of (i) the Facility Maturity Date, (ii) the date that is 364 calendar days from the Purchase Date, or (iii) the Business Day on which the Seller is to repurchase the Purchased Assets from the Purchaser or its designee (a) as specified by the Seller and agreed to by the Deal Agent in the related Confirmation or (b) if a Transaction is terminable by the Seller on demand, the date determined in accordance with Subsection 2.2(i), as each such date may be modified by application of the provisions of Articles II or X.

“Repurchase Documents”: This Agreement, the Custodial Agreement, the Account Control Agreement, the Fee Letter, the Guaranty, the Back-Up Guaranty, the Pledge and Security Agreement, each Letter of Credit, each Credit Support Annex, each Confirmation, each Transaction Request, the Custodial Fee Letter, any UCC Financing Statements (and amendments thereto or continuations thereof) or any other UCC financing statements (and amendments thereto or continuations thereof) filed pursuant to the terms of this Agreement or any other Repurchase Document and any additional document, certificate, agreement or instrument, the execution of which is required, necessary or incidental to or desirable for performing or carrying out the terms of the foregoing documents, as each of the foregoing documents is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Repurchase Obligations”: Defined in Subsection 8.1(b) of this Agreement.

“Repurchase Parties”: The Seller, the Limited Guarantor, the Pledgor, the Parent and any Subsidiaries and/or Affiliates of each of the foregoing.

“Repurchase Price”: The price at which Purchased Assets are to be transferred from the Purchaser or its designee to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price outstanding, the accrued and unpaid Price Differential applicable to each such Transaction as of the date of such determination plus any related Breakage Costs and other Aggregate Unpaids related and owed with respect thereto.

“Required Cash Collateral”: During the six (6) month period from the Closing Date until May 12, 2007, as the aggregate Purchase Price for all outstanding Transactions exceeds the $200,000,000, the $225,000,000, the $250,000,000 and the $275,000,000 thresholds set forth in clauses (i) through (iv) below (each a “Threshold Amount” and, collectively, the “Threshold Amounts”), the Limited Guarantor shall deposit cash into the Collection Account as additional collateral security for the Obligations in the following amounts (all such amounts shall be cumulative): (i) on the Business Day on which the aggregate Purchase Price for all outstanding Transactions exceeds $200,000,000, the Limited Guarantor shall deposit into the Collection Account cash in an amount equal to $7,500,000, (ii) on the Business Day on which the aggregate Purchase Price for all outstanding Transactions exceeds $225,000,000, the Limited Guarantor shall deposit into the Collection Account cash in an amount equal to $2,500,000 (which amount shall be in addition to the amount required in clause (i) above), (iii) on the Business Day on which the aggregate Purchase Price for all outstanding Transactions exceeds $250,000,000, the Limited Guarantor shall deposit into the Collection Account cash in an amount equal to $2,500,000 (which amount shall be in addition to the amounts required by clauses (i) and (ii) above), and (iv) on the Business Day on which the Purchase Price for all outstanding Transactions exceeds $275,000,000, the Limited Guarantor shall deposit into the Collection Account cash in an amount equal to $2,500,000 (which amount shall be in addition to the amounts required in clauses (i), (ii) and (iii) above); provided, however, provided that no Event of Default has occurred and is continuing and provided the Deal Agent has not applied the Required Cash Collateral to the Obligations after an Event of Default, as the aggregate Purchase Price for all outstanding Transactions is reduced below a Threshold Amount, the Deal Agent shall return to the Limited Guarantor within two (2) Business Days the corresponding amount of Required Cash Collateral that was deposited when such Threshold Amount was exceeded.

“Responsible Officer”: With respect to any Person, any duly authorized senior vice president (or the equivalent) of such Person with direct responsibility for the administration of the Repurchase Documents and also, with respect to a particular matter, any other duly authorized senior vice president (or the equivalent) to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Retained Interest”: (a) With respect to any Mortgage Asset or Purchased Asset, as applicable, with an unfunded commitment on the part of the Seller, all of the obligations, if any, to provide additional funding, contributions, payments or credits with respect to such Mortgage Asset or Purchased Asset, as applicable, (b) all duties, obligations and liabilities of the Seller under any Mortgage Asset or Purchased Asset, as applicable, or any related Interest Rate Protection Agreement, including but not limited to any payment or indemnity obligations, and, (c) with respect to any Mortgage Asset or Purchased Asset, as applicable, that is transferred or to be transferred by the Seller to the Purchaser or its designee, (i) all of the obligations, if any, of the agent(s), trustee(s), servicer(s), administrators or other similar Persons under the documentation evidencing such Mortgage Asset or Purchased Asset, as applicable, and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Mortgage Asset or Purchased Asset, as applicable, that relate to such portion(s) of the Indebtedness that is owned by another lender or is being retained by the Seller pursuant to clause (a) of this definition.

“S&P”: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sales”: Defined in Subsection 5.1(i)(ix) of this Agreement.

“SEC”: Defined in Subsection 13.19(a) of this Agreement.

“Secured Parties”: (i) VFCC, (ii) all other Purchasers, (iii) the Deal Agent, (iv) the Liquidity Banks, (v) the Liquidity Agent and (vi) successors and assigns of any of the foregoing.

“Security Agreement”: With respect to any Mortgage Asset or Purchased Asset, as applicable, any contract, instrument or other document or agreement related to security for repayment thereof (other than the related Mortgage, Mortgage Note, Mezzanine Note or any other note or certificate) executed by the Borrower and/or others in connection with such Mortgage Asset or Purchased Asset, as applicable, including, without limitation, any security agreement, pledge agreement, UCC financing statement, Liens, warranties, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit, accounts, bank accounts or certificates of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Seller”: Individually and collectively, as the context requires, MMA Realty Capital Repurchase Subsidiary, LLC, a Maryland limited liability company, and any other Person that becomes a Seller under the Repurchase Documents (together with each of their successors and permitted assigns). Each Seller is and shall be jointly and severally liable for all Obligations.

“Seller Asset Schedule”: Defined in the Custodial Agreement.

“Seller–Related Obligations”: Any obligations, liabilities and/or indebtedness of the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly-owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent under any other arrangement between or among Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly-owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent, on the one hand, and the Deal Agent, the Purchaser, any Affiliate or any Subsidiary of the Deal Agent, the Purchaser and/or any commercial paper conduit for which Wachovia or an Affiliate or Subsidiary of Wachovia acts as a liquidity provider, administrator or agent, on the other hand.

“Seller’s Release Letter”: A letter, substantially in the form of Exhibit XII–A hereto, delivered by the Seller when no Warehouse Lender has an interest in an Eligible Asset, releasing, subject to the terms of this Agreement, all of the Seller’s right, title and interest in such Eligible Asset upon receipt of the related Purchase Price by the Seller.

“Servicer”: A Person (other than the Seller) servicing all or a portion of the Mortgage Assets or the Purchased Assets, as applicable, under a Servicing Agreement, which Servicer shall be acceptable to the Deal Agent in its discretion.

“Servicer Account”: Any account established by a Servicer or a PSA Servicer in connection with the servicing of the Mortgage Assets or the Purchased Assets, as applicable.

“Servicer Default”: Defined in Section 6.12 of this Agreement.

“Servicer Redirection Notice”: A notice in the form of Exhibit VII executed by the applicable Servicer, PSA Servicer or other applicable Person.

“Servicing Agreement”: An agreement entered into by the Seller and a third party for the servicing of the Mortgage Assets or the Purchased Assets, as applicable, the form and substance of which has been approved in writing by the Deal Agent in its discretion.

“Servicing File”: With respect to each Purchased Asset, the file retained by the Seller consisting of the originals of all documents and agreements that relate to the Purchased Items that are not required to be delivered to the Custodian under the Custodial Agreement and copies of all documents in the Mortgage Asset File set forth in Section 3.1 of the Custodial Agreement, which Servicing File shall be held by the Seller and/or the Servicer for and on behalf of the Deal Agent as agent for the Secured Parties.

“Servicing Records”: Defined in Section 6.2 of this Agreement.

“SIPA”: Defined in Subsection 13.19(a) of this Agreement.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the assets and Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the assets and Property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its assets and Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and Property would constitute unreasonably small capital.

“Sub–Limit”: With respect to the characteristics of the Mortgage Assets or Purchased Assets, as applicable:

(a) the aggregate Purchase Price for all outstanding Transactions involving Mezzanine Loans shall not exceed 50% of the Maximum Amount;

(b) the aggregate Purchase Price for all outstanding Transactions involving Ground Leases shall not exceed 25% of the Maximum Amount;

(c) the aggregate Purchase Price for all outstanding Transactions involving hotels shall not exceed 20% of the Maximum Amount; and

(d) the aggregate Purchase Price for all outstanding Transactions involving Junior Interests shall not exceed 60% of the Maximum Amount.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Table Funded Purchased Asset”: An Eligible Asset which is sold to the Purchaser or its designee simultaneously with the origination or acquisition thereof, which origination or acquisition, pursuant to the Seller’s request, is financed with the Purchase Price and paid directly to a title company, settlement agent or other Person, in each case, approved by the Deal Agent in its reasonable discretion, in trust for the current holder of the Mortgage Asset for disbursement to the parties entitled thereto in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after the Custodian has delivered a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) to the Deal Agent certifying its receipt of the Mortgage Asset File therefor.

“Table Funded Trust Receipt”: Defined in the Custodial Agreement.

“Taxes”: All present and future taxes (including, without limitation, all ad valorem, sales (including those imposed on lease rentals), income, use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not commenced or completed within the term of this Agreement), ground rents, water, sewer or other rents and charges, excises, levies, imposts, duties, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other charges of any Governmental Authority, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of any Person, any Property, any asset, any Contractual Obligation, any Indebtedness, any rent or any other activity, conduct, action or thing whatsoever (including all interest and penalties on any of the foregoing and additions thereto).

“Test Period”: The most recent calendar quarter.

“Threshold Amounts”: As defined in definition of “Required Cash Collateral.”

“Title Exception”: Defined in Schedule 1, Part I of this Agreement.

“Toxic Mold”: Any mold or fungus at any Property which is a type that (i) might pose a significant risk to human health or the environment or (ii) that would negatively impact any Property.

“Transaction”: Defined in Section 2.1 of this Agreement.

“Transaction Request”: A request in the form of Exhibit I to this Agreement duly completed and executed by the Seller.

“Transfer Documents” The documents executed by the Seller with respect to a Purchased Asset which transfer title to such Purchased Asset to the Purchaser or its designee, including, without limitation, an Assignment, any Assignment of Mortgage, UCC–3 assignments and allonges or endorsements of notes or certificates.

“Transferee”: Defined in Section 13.16 of this Agreement.

“Transferor”: The seller of mortgage assets under a Purchase Agreement.

“True Sale Opinion”: An Opinion of Counsel to the Seller opining that the subject transaction constitutes a “true sale”.

“Trust Receipt”: Defined in the Custodial Agreement.

“Type”: With respect to a Mortgage Asset or Purchased Asset, as applicable, the related Underlying Mortgaged Property’s classification as one of the following: multifamily, retail, office, industrial, hotel, mobile home park or self–storage facility. Mortgage Assets with respect to which the related Underlying Mortgaged Property is classified as a condominium or any other type of classification will be considered on a case by case basis in the Deal Agent’s discretion, with the applicable economic terms thereof (i.e., Advance Rate, Pricing Spread, Maximum LTV, Minimum DSCR, Credit Support and other terms) to be set forth in a Confirmation to the extent the Deal Agent approves of the purchase of any such Mortgage Asset.

“UCC Financing Statement”: Individually and collectively, as the context requires, (i) a financing statement on Form UCC–1 or the proper national UCC form naming the Deal Agent as agent for the Secured Parties as the “Secured Party” and the Seller and the Limited Guarantor as the “Debtors” and describing the Purchased Items and other collateral and (ii) a financing statement on Form UCC–1 or the proper national UCC form naming the Deal Agent as agent for the Secured Parties as the “Secured Party” and the Pledgor or other debtor, as applicable, as the “Debtor” and describing the Pledged Collateral and/or other collateral, as applicable.

“UCC–9 Policy”: Defined in Part II of Schedule 1 of this Agreement.

“Underlying Mortgaged Property”: (a) In the case of a Whole Loan or Bridge Loan, the Mortgaged Property securing the Whole Loan, (b) in the case of a Junior Interest, the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (b) of the definition thereof), or the Mortgaged Property securing the mortgage loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (a) of the definition thereof) and (c) in the case of a Mezzanine Loan or a Junior Interest in a Mezzanine Loan, the Mortgaged Property that secures the senior mortgage loan.

“Underwriting Package”: With respect to any Mortgage Asset, the Underwriting Package shall include, to the extent applicable, (i) a copy of the Current Appraisal or, if unavailable, any other recent appraisal, (ii) the current rent roll, (iii) a minimum of two (2) years of property level financial statements to the extent available, (iv) the current financial statements of the Borrowers under the Mortgage Asset, and, if such Mortgage Asset is not a Whole Loan, the Borrower under the Commercial Real Estate Loan to the extent provided to or reasonably available to the Seller upon request, (v) the loan documents and title commitment/policy to be included in the Mortgage Asset File, together with copies of any appraisals, environmental reports, studies or assessments (to include, at a minimum, a phase I report), evidence of zoning compliance, property management agreements, assignments of property management agreements, contracts, licenses and permits, in each case to the extent in the Seller’s possession or reasonably available to the Seller, (vi) any financial analysis, site inspection, market studies, environmental reports and any other diligence conducted by or provided to the Seller, (vii) any internal document prepared by the Seller for its evaluation of the Mortgage Asset, and (viii) such further documents or information as the Deal Agent may request in its discretion.

“Uniform Commercial Code” or “UCC”: The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, that, if, by reason of mandatory provisions of Applicable Law, the perfection or priority of the security interest in any Purchased Items, the Pledged Collateral or other collateral for the Facility, as applicable, is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.

“United States”: The United States of America.

“Unused Fee”: The “Unused Fee” as defined in and payable under the Fee Letter.

“USA Patriot Act”: The “United and Strengthening America by providing Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107–56), as amended from time to time.

“VFCC”: Defined in the Preamble of this Agreement.

“Voting Interests”: With respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to vote has been suspended by the happening of such a contingency.

“Wachovia”: Wachovia Bank, National Association.

“Wachovia Assets”: Any Mortgage Asset or Purchased Asset, as applicable, issued, originated or extended by Wachovia, Wachovia Corporation or an Affiliate of Wachovia or Wachovia Corporation.

“Warehouse Lender”: Any lender (a) providing financing to the Seller for the purpose of warehousing, originating or purchasing Eligible Assets, or (b) providing financing to a party from whom the Seller is purchasing the Eligible Assets simultaneously with the purchase by the Purchaser or its designee.

“Warehouse Lender’s Release Letter”: A letter, substantially in the form of Exhibit XII–B hereto (or such other form acceptable to the Deal Agent in its discretion), from a Warehouse Lender to the Deal Agent, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Eligible Assets identified therein upon receipt of payment therefor by the Warehouse Lender.

“WCM”: Defined in the Preamble of this Agreement.

“Whole Loan”: A performing Commercial Real Estate whole loan secured by a first priority security interest in stabilized and non–transitional (in each case, as determined by the Deal Agent in its discretion) Underlying Mortgaged Property and owed entirely by the Seller, which Whole Loan includes, without limitation, (i) a Mortgage Note and related Mortgage and (ii) all right, title and interest of the Seller in and to the Underlying Mortgaged Property covered by such Mortgage.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Articles 8 and 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4	Interpretation.
In each Repurchase Document, unless a contrary intention appears:

(i)	the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Repurchase Documents;

(iii)	reference to any gender includes each other gender;

(iv)	reference to day or days without further qualification means calendar days;

(v)	reference to any time means Charlotte, North Carolina time;

(vi)	the term “including” means “including without limitation;”

(vii)	the term “through” means “from and including;”

(viii) unless the context clearly requires or the language provides otherwise, reference to a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment means a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment of or to this Agreement;

(ix) to the extent this Agreement uses or requires different limitations, tests or measurements to regulate the same or similar matters, all such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms;

(x) unless the context clearly requires or the language provides otherwise, the words “herein,” “hereof,” “hereunder” or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement;

(xi) reference to any agreement (including any Repurchase Document), document or instrument means such agreement, document or instrument as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time in accordance with the terms thereof and, if applicable, the terms of the other Repurchase Documents, and reference to any promissory note, certificate, instrument or trust receipt includes any promissory note, certificate, instrument or trust receipt that is an extension or renewal thereof or a substitute or replacement therefor;

(xii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(xiii) unless otherwise expressly provided in this Agreement, reference to any notice, request, approval, consent or determination provided for, permitted or required under the terms of the Repurchase Documents with respect to the Seller, the Limited Guarantor, the Pledgor, the Parent, the Deal Agent, the Purchaser or any other Affected Party means, in order for such notice, request, approval, consent or determination to be effective hereunder, such notice, request, approval or consent must be in writing; and

(xiv) reference herein or in any Repurchase Document to the Deal Agent’s, the Purchaser’s or any other Affected Party’s discretion shall mean, unless otherwise stated herein or therein, the Deal Agent’s, the Purchaser’s or the other Affected Party’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever the Deal Agent, the Purchaser or any Affected Party has a decision or right of determination or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove, or any arrangement or term is to be satisfactory or acceptable to or approved by (or any similar language or terms) the Deal Agent, the Purchaser or any other Affected Party, the decision of the Deal Agent, the Purchaser and any other Affected Party with respect thereto shall be in the sole and absolute discretion of the Deal Agent, the Purchaser and any other Affected Party, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.

ARTICLE II

PURCHASE OF ELIGIBLE ASSETS

Section 2.1 Purchase and Sale.

Subject to the terms and conditions hereof, from time to time during the Facility Period (but at no time thereafter) and at the written request of the Seller, the parties hereto may enter into transactions in which the Seller transfers Eligible Assets to the Purchaser or its designee in a sales transaction against the transfer of funds by the Purchaser representing the Purchase Price for such Purchased Assets, with a simultaneous agreement by the Purchaser or its designee to transfer to the Seller and the Seller to repurchase such Purchased Assets in a repurchase transaction at a date certain not later than the Facility Maturity Date, against the transfer of funds by the Seller representing the Repurchase Price for such Purchased Assets. Each such transaction including additional advances of Purchase Price with respect to existing Purchased Assets shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing; provided, however, Transactions under Subsection 2.2(k) shall be considered a modification to and part of the same outstanding Transaction to which such request under Subsection 2.2(k) relates, except: (i) for the purposes of funding a request under Subsection 2.2(k) and determining whether the requirements for such a request have been satisfied, such a request shall be treated as a separate Transaction, (ii) the Deal Agent may treat a Transaction under Subsection 2.2(k) as a separate Transaction for any purpose as it may determine in its discretion, including, without limitation, for the purposes of determining or calculating Price Differential, fees and interest due, and (iii) where this Agreement expressly provides otherwise.

Section 2.2 Transaction Mechanics; Related Matters.

(a) From time to time during the Facility Period but no more frequently than once per week, the Purchaser may in the Deal Agent’s discretion purchase from the Seller the Seller’s rights and interests (but none of its obligations) under certain Eligible Assets; provided, however, (i) at no time shall the aggregate Purchase Price for all outstanding Transactions and any proposed Transactions exceed the Availability or the Maximum Amount, (ii) at no time shall the Purchaser or its designee enter into Transactions after the Facility Period, (iii) in no event shall a Transaction be entered into when any Margin Deficit exists, any Default or Event of Default has occurred and is continuing or when the Repurchase Date for such Transaction would be later than the Facility Maturity Date or 364 calendar days from the related Purchase Date and (iv) at no time shall the Purchaser or its designee enter into a Transaction where the Purchase Price of a Mortgage Asset would exceed the unpaid principal balance of the related Mortgage Asset. The Seller shall request a Transaction by delivering to the Deal Agent (with a copy to the Custodian), via Electronic Transmission (to the extent available in such form and otherwise by overnight delivery), an executed Transaction Request, a Seller Asset Schedule, a draft Confirmation and an Underwriting Package. Each Transaction Request shall be irrevocable. The Transaction Request shall set forth, among other things, (i) the proposed Purchase Date, that, except with respect to the initial Transaction, shall be at least, (A) in the case of Non–Wachovia Assets, twelve (12) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus twelve (12) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request), and, (B) in the case of Wachovia Assets, seven (7) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus seven (7) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) after the delivery of the Transaction Request, the Seller Asset Schedule, the draft Confirmation, the complete Underwriting Package and any supplemental requests by the Deal Agent (requested orally or in writing) relating to the proposed Eligible Assets, (ii) the proposed Purchase Price, which shall be in a minimum amount of $5,000,000 for the initial advance of the Purchase Price and $500,000 for all subsequent advances of the Purchase Price, (iii) the proposed Repurchase Date, (iv) the applicable Class and Type for each Mortgage Asset for which the Seller is requesting the Transaction, and (v) such additional information, terms and provisions set forth in the form of Transaction Request or requested by the Deal Agent in its discretion. The Deal Agent shall have, (1) in the case of Non–Wachovia Assets, ten (10) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus ten (10) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request), and, (2) in the case of Wachovia Assets, five (5) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus five (5) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) from the receipt thereof to review the Transaction Request, the Seller Asset Schedule, the draft Confirmation, the Underwriting Package and any supplemental requests (requested orally or in writing) relating to the proposed Eligible Assets.

(b) The Deal Agent shall notify the Seller in writing of the Deal Agent’s tentative approval (and the proposed Purchase Price for each Eligible Asset) or final disapproval of each proposed Eligible Asset within, (i) in the case of Non–Wachovia Assets, ten (10) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus ten (10) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) and, (ii) in the case of Wachovia Assets, five (5) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus five (5) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) after its receipt of the Transaction Request, the Seller Asset Schedule, the draft Confirmation, the complete Underwriting Package and any supplemental requests (requested orally or in writing) relating to such proposed Eligible Asset. Unless the Deal Agent notifies the Seller in writing of the Deal Agent’s approval of such proposed Eligible Asset within the applicable period, the Deal Agent shall be deemed not to have approved the purchase of such proposed Eligible Asset.

(c) Provided that the Deal Agent on behalf of the Purchaser has tentatively agreed to purchase the Eligible Assets described in the Transaction Request and the proposed Purchase Price is acceptable to the Seller, the Seller shall forward to the Deal Agent, via Electronic Transmission, at least two (2) Business Days prior to the requested Purchase Date (which must be received by the Deal Agent no later than 3:00 p.m. two (2) Business Days prior to the requested Purchase Date) a completed and executed Confirmation with respect to each Transaction, which Confirmation executed by the Seller shall be irrevocable by the Seller. The Confirmation shall specify any additional terms or conditions of the Transaction. The delivery of the Confirmation to the Deal Agent shall be deemed to be a certification by the Seller that, among other things, all conditions precedent to such Transaction set forth in this Agreement have been satisfied (except the Deal Agent’s consent). Unless otherwise agreed in writing, upon receipt of the Confirmation, the Purchaser or its designee may, in the Deal Agent’s discretion, agree to enter into the requested Transaction with respect to an Eligible Asset, with such additional terms, conditions and requirements contained in the Confirmation as the Deal Agent may require in its discretion (if additional terms, conditions or requirements are required by the Deal Agent, the Seller shall include such terms, conditions and/or requirements in the Confirmation to the extent it approves of same and provide a re–executed Confirmation to the Deal Agent), and the Deal Agent’s agreement on behalf of the Purchaser to purchase the Eligible Asset on the terms, conditions and requirements as the Deal Agent may require in its discretion shall be evidenced by the Deal Agent’s execution of the Confirmation. Any Confirmation executed by the Deal Agent shall be deemed to have been received by the Seller on the date actually received by the Seller.

(d) Upon receipt of a copy of the Confirmation executed by the Deal Agent, (i) the Seller shall release or cause to be released to the Custodian in accordance with the Custodial Agreement, (1) in the case of a single Non–Table Funded Purchased Asset, no later than 1:00 p.m. one (1) Business Day (for more than one (1) Non–Table Funded Purchased Asset, two (2) Business Days) prior to the requested Purchase Date, and (2) in the case of a Table Funded Purchased Asset, no later than 1:00 p.m. three (3) Business Days following the applicable Purchase Date, the Mortgage Asset File pertaining to each Eligible Asset to be purchased by the Purchaser or its designee, and (ii) the Seller shall deliver to the Custodian, in connection with the applicable delivery under clause (i) above, a Custodial Identification Certificate and a completed Mortgage Asset File Checklist required under Section 3.2 of the Custodial Agreement.

(e) Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Deal Agent and the Seller with respect to the Transaction to which the Confirmation relates, and the Seller’s acceptance of the related proceeds shall, to the extent the Confirmation is not for any reason executed by the Seller, constitute the Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event that any terms or conditions of any Confirmation are inconsistent, or in direct conflict, with this Agreement, the terms of such Confirmation shall prevail; provided, however, such Confirmation and this Agreement shall be construed to be cumulative to the extent possible.

(f) Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Seller may sell to the Purchaser or its designee, repurchase from the Purchaser or its designee and resell to the Purchaser or its designee Eligible Assets hereunder; provided, however, the Seller may not substitute any Eligible Asset for any Purchased Asset.

(g) Pursuant to the Custodial Agreement, the Custodian shall deliver to the Deal Agent and the Seller by 1:00 p.m. on the Purchase Date for each Non–Table Funded Purchased Asset a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) and an Asset Schedule and Exception Report with respect to the Basic Mortgage Asset Documents for the Eligible Assets that the Seller has requested the Purchaser purchase on such Purchase Date. With respect to each Table Funded Purchased Asset, the Seller shall cause the Bailee to deliver to the Custodian, with a copy to the Deal Agent, no later than 1:00 p.m. on the Purchase Date, by Electronic Transmission, copies of the related Basic Mortgage Asset Documents, a fully executed Bailee Agreement, a Bailee’s Trust Receipt issued by the Bailee thereunder and such other evidence satisfactory to the Deal Agent in its discretion that all documents necessary to effect a transfer of the Eligible Assets to the Purchaser or its designee have been delivered to Bailee. With respect to each Table Funded Purchased Asset, the Custodian shall deliver to the Deal Agent with a copy to the Seller a Table Funded Trust Receipt no later than 3:00 p.m. on the Purchase Date, which receipt and all other documents delivered to the Bailee shall be acceptable to the Deal Agent in its discretion. In the case of a Table Funded Purchased Asset, no later than 3:00 p.m. on the second (2nd) Business Day following the Custodian’s receipt of the related Mortgage Loan Documents comprising the Mortgage Asset File, the Custodian shall deliver to the Deal Agent a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) certifying its receipt of the documents required to be delivered pursuant to the Custodial Agreement, together with an Asset Schedule and Exception Report relating to the Basic Mortgage Asset Documents, with any Exceptions identified by the Custodian as of the date and time of delivery of such Asset Schedule and Exception Report. For Table Funded Purchased Assets and Non-Table Funded Purchased Assets, the Custodian shall deliver to the Deal Agent an Asset Schedule and Exception Report relating to all of the Mortgage Loan Documents within its possession within five (5) Business Days of the Purchase Date (in the case of Non–Table Funded Purchased Assets) or its receipt (in the case of Table Funded Purchased Assets) of the Mortgage Asset File for the related Purchased Asset.

(h) On the Purchase Date for each Eligible Asset to be purchased on such date, and provided the requirements set forth in this Agreement and the other Repurchase Documents are satisfied, including, without limitation, the delivery to the Deal Agent of a Trust Receipt or Table Funded Trust Receipt, as applicable, pursuant to Subsection 2.2(g) of this Agreement, ownership of the Purchased Assets shall be transferred to the Purchaser or its designee (subject to the terms of this Agreement) against the simultaneous transfer of the lesser of (A) Purchase Price (or such lesser amount requested by the Seller) and (B) the Availability to the Seller not later than 5:00 p.m. on such date. The Seller hereby sells, transfers, conveys and assigns to the Purchaser or its designee all the right, title and interest (but none of the obligations) of the Seller in and to the Purchased Assets and the other Purchased Items together with all right, title and interest in and to the proceeds of any related Purchased Items (subject to the terms of this Agreement).

(i) In the case of individual Transactions terminable upon demand (if any), such demand shall be made by the Deal Agent or the Seller no later than such time as is customary in accordance with market practice, by telephone or otherwise, on or prior to the Business Day on which such termination will be effective. The Seller shall repurchase the Purchased Assets by no later than 1:00 p.m. on the Repurchase Date. On a Repurchase Date, termination of a Transaction will be effected by transfer to the Seller or its designee of the Purchased Assets after the Deal Agent as agent for the Secured Parties receives the Repurchase Price for the Purchased Asset. In connection with the termination of a Transaction, any Income in respect of any Purchased Assets received by the Deal Agent as agent for the Secured Parties and not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 2.8 shall be netted against the Repurchase Price by the Deal Agent as agent for the Secured Parties. To the extent a net amount is owed to one party, the other party shall pay such amount to such party.

(j) Notwithstanding anything contained in this Agreement to the contrary, in the event the Purchaser or its designee acquires (whether simultaneously or on separate occasions) from the Seller the senior and junior positions with respect to certain Commercial Real Estate and the Purchased Asset(s) that are senior in priority have been repurchased by the Seller or repaid or prepaid by the related Borrower, (i) the Asset Value of the junior–most Purchased Asset(s) shall be reduced to zero (0) and (ii) the Deal Agent as agent for the Secured Parties shall not release or reassign the Purchased Asset(s) (including any Income related thereto) that are senior in priority to the junior–most Purchased Asset(s) that the Purchaser or it’s designee continues to own (regardless of whether the outstanding Purchase Price and related amounts due have been paid in full in connection with the senior Purchased Asset) until the junior–most Purchased Asset(s) is repurchased and the outstanding Purchase Price, any accrued and unpaid Price Differential, any related Breakage Costs and any related Aggregate Unpaids are paid in full; provided, however, if (A) the senior Purchased Asset(s) is repaid or prepaid by the related Borrower, (B) the Deal Agent has reevaluated the remaining junior–most Purchased Asset(s), including, without limitation, a reassessment and possible redetermination of the Asset Value of such Purchased Asset, and, based on the reevaluation, the Deal Agent is satisfied in its discretion with continuing to hold the junior–most Purchased Asset(s) as is or upon certain specified conditions, including, without limitation, assigning a new Asset Value to such asset, which approval shall be in writing to be effective, and (c) there are no Events of Default, Defaults or Margin Deficits outstanding (each to be evidenced by a Compliance Certificate), then the Deal Agent may consent in writing to and effect the release of the senior Purchased Asset(s).

(k) To the extent the Seller requests less than the Purchase Price that it would otherwise be entitled to receive under the terms of this Agreement in connection with the purchase of any Eligible Asset and such amount exceeds $500,000, and provided (A) no Default or Event of Default exists, (B) the Purchased Asset continues to be a Purchased Asset, (C) such Purchased Asset is not a Defaulted Mortgage Asset or Delinquent Mortgage Asset, (D) no Margin Deficit is outstanding or will occur as a result of an additional advance of the Purchase Price and (E) each of the applicable representations and warranties set forth in Section 4.1 of this Agreement (to the extent related to the Purchased Asset or the Deal Agent’s, the Purchaser’s or the Secured Parties’ rights or remedies with respect thereto), Schedule 1 to this Agreement, the Mortgage Loan Documents or in any statement, certification or affirmation made or any information, document, agreement, report or notice provided by the Seller, the Limited Guarantor, the Parent, the Pledgor or any other Repurchase Party to the Deal Agent with respect to such Purchased Asset, is true and correct in all material respects, the Seller may, by giving at least two (2) Business Days prior written notice (which notice must be received by the Deal Agent no later than 3:00 p.m. two (2) Business Days prior to the date of the requested Transaction) request an additional advance of the Purchase Price against such Purchased Asset in an amount not to exceed the positive difference (if any) between the current Purchase Price (calculated as if such Purchased Asset were purchased on such day) and the Purchase Price originally advanced by the Purchaser with respect thereto minus any amounts necessary to avoid a Margin Deficit; provided, however, in no event shall the aggregate amounts advanced against such Purchased Asset exceed the maximum Purchase Price that the Purchaser was or would have been prepared to advance on the date the Purchased Asset was acquired by the Purchaser or its designee under this Agreement.

(l) With respect to any Mortgage Asset or collateral for a Mortgage Asset that is an uncertificated security (as defined in the UCC), securities entitlement (as defined in the UCC) or is held in a securities account (as defined in the UCC), the Seller shall provide to the Deal Agent as agent for the Secured Parties a control agreement, which shall be acceptable to the Deal Agent in its discretion and shall be delivered to the Custodian under the Custodial Agreement, executed by the issuer of the Mortgage Asset or the collateral for the Mortgage Asset or the related securities intermediary (as defined in the UCC), as applicable, granting control (as defined in the UCC) of such Mortgage Asset or collateral for such Mortgage Asset to the Deal Agent as agent for the Secured Parties and providing that, after an Event of Default, the Deal Agent shall be entitled to notify the issuer or securities intermediary, as applicable, that such issuer or securities intermediary shall comply exclusively with the instructions or entitlement orders (as defined in the UCC), as applicable, of the Deal Agent as agent for the Secured Parties without the consent of the Seller or any other Person and no longer follow the instructions or entitlement orders, as applicable, of the Seller or any other Person (other than the Deal Agent).

(m) Notwithstanding any other provision hereunder, the fact that the Deal Agent has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Mortgage Asset or Purchased Asset shall in no way affect any rights the Deal Agent or any Secured Party (or any successors of the foregoing) may have hereunder, under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies hereunder or otherwise, including, without limitation, the right to determine at any time that such Mortgage Asset or Purchased Asset is not an Eligible Asset.

(n) For the avoidance of doubt, the parties hereby acknowledge and agree that any decision by the Deal Agent, the Purchaser, any Secured Party or any Affiliate thereof to enter into any Interest Rate Protection Agreement, or any other agreement with respect to any Mortgage Asset, other than a Confirmation hereunder, shall not reflect, and shall not be deemed to reflect, the Deal Agent’s, the Purchaser’s or any Secured Party’s approval of any Mortgage Asset or its determination to enter into any Transaction hereunder.

(o) During the six (6) month period from the Closing Date to May 12, 2007, as the Purchase Price for all outstanding Transactions exceeds each of the Threshold Amounts set forth in clauses (i) through (iv) of the definition of Required Cash Collateral, the Limited Guarantor shall timely deposit by 1:00 p.m. on such day the Required Cash Collateral Amount into the Collection Account in immediately available funds and without reduction for or on account of any set–off, counterclaim, defense or any other reason whatsoever. In accordance with Section 8.1 of this Agreement, the Limited Guarantor grants a security interest to the Deal Agent as agent for the Secured Parties in the Collection Account and the Required Cash Collateral deposited therein as security for the Obligations. Upon the occurrence of an Event of Default, the Deal Agent shall be entitled to apply all amounts on deposit in the Collection Account, including, without limitation, the Required Cash Collateral, to the Obligations in such manner as the Deal Agent determines in its discretion and the Deal Agent shall not be required to pursue any claims against any Repurchase Party (including under the Limited Guaranty and/or the Back–Up Guaranty) or resort to or realize on the Purchased Items, the Pledged Collateral or any other collateral for the Facility prior to the application of the Required Cash Collateral. The Deal Agent will invest any Required Cash Collateral in such Permitted Investments as it determines in its discretion.

(p) Prior to each Transaction and, provided there is no Event of Default or Margin Deficit outstanding, after each repurchase of a Purchased Asset, the Deal Agent shall determine the LC Permitted Draw Amount and, in connection therewith, the Deal Agent shall determine the Base Credit Support (taking into account the Credit Support for the proposed Transaction, as applicable) and the Seller shall determine the Excess Credit Support (which amount shall be in effect until the next Transaction or, provided there is no Event of Default or Margin Deficit outstanding, repurchase of a Purchased Asset). Upon the Deal Agent’s determination of the LC Permitted Draw Amount and as a condition to each Transaction and, provided there is no Event of Default or Margin Deficit outstanding, each repurchase of a Purchased Asset, the Deal Agent and the Seller shall execute a Credit Support Annex, which, unless expressly provided in the Credit Support Annex to the contrary, shall supercede any previously issued Credit Support Annex. Upon an Event of Default, the Deal Agent shall be entitled, immediately and without notice to any of the Repurchase Parties, to draw on the Letters of Credit (in such manner and in such amounts and order as the Deal Agent may elect in its discretion) in the amount of the then current LC Permitted Draw Amount and apply such amounts to the Obligations in such manner as the Deal Agent determines in its discretion and the Deal Agent shall not be required to pursue any claims against any Repurchase Party (including under the Limited Guaranty and/or the Back–Up Guaranty) or resort to or realize on the Purchased Items, the Pledged Collateral or any other collateral for the Facility prior to any draws on the Letters of Credit.

Section 2.3 Reduction of Maximum Amount; Optional Repurchases.

(a) Prior to the Funding Expiration Date (as it may be extended from time to time in accordance with Subsection 2.4(b)), the Seller shall have the right on an annual basis, upon at least two (2) (in the case of a reduction in the Maximum Amount by an amount that is 1/3 or less of the then Maximum Amount) and five (5) (in all other cases) Business Days’ prior written notice to the Deal Agent, which notice shall be irrevocable and shall be received no later than 3:00 p.m. two (2) or five (5) Business Days, as applicable, in advance of the reduction, to terminate in whole or reduce in part the portion of the Maximum Amount that exceeds the sum of the aggregate Purchase Price for all Transactions outstanding, accrued Price Differential, Breakage Costs, any fees then due and payable under the Fee Letter or the other Repurchase Documents and all other Aggregate Unpaids then due and payable; provided, however, that each partial reduction of the Maximum Amount shall be in an aggregate amount equal to $5,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Subsection 2.3(a) shall be irrevocable.

(b) Subject to the requirements of Subsection 2.2(j), the Seller may, upon two (2) Business Days’ prior written notice to the Deal Agent , which notice shall be irrevocable and shall be received by the Deal Agent no later than 3:00 p.m. two (2) Business Days prior to the reduction in the Repurchase Price, reduce the aggregate Repurchase Price of all Purchased Assets, or, prior to the Facility Maturity Date, a portion of one (1) or more Purchased Assets, currently outstanding by remitting (1) to the Collection Account cash in the amount of the Repurchase Price reduction plus accrued and unpaid Price Differential, any fees due under the Fee Letter and/or the other Repurchase Documents in connection with such reduction and any related Breakage Costs owed in connection with such reduction and (2) to the Deal Agent instructions to reduce such Repurchase Price; provided, that (A) in connection with any such reduction, the Seller shall comply with the terms of any related Interest Rate Protection Agreement requiring that the Interest Rate Protection Agreement be terminated in whole or in part as the result of any such reduction of the Repurchase Price and the Seller has paid all amounts due to the applicable parties in connection with any such termination, (B) after giving effect to such reduction, the Seller shall be in compliance with all Sub–Limits, after any reduction the Facility shall have a reasonable mix in terms of the Class and Type of Purchased Assets (as determined by the Deal Agent in its discretion) and the Seller and the other Repurchase Parties shall be in compliance with and all other terms, conditions and requirements contained in the Repurchase Documents and (C) each such reduction shall be in a minimum amount of $500,000.

Section 2.4 Extension of Facility Maturity Date and Funding Expiration Date.

(a) Extension of the Facility Maturity Date. At the written request of the Seller delivered to the Deal Agent no later than one–hundred twenty (120) calendar days prior to the Facility Maturity Date, the Deal Agent may in its discretion grant one extension of the Facility Maturity Date for a period of time not to exceed 364 calendar days by giving written notice approving of such extension and the final Facility Maturity Date (the “Final Maturity Date”) to the Seller no later than ninety (90) calendar days before the expiration of the Facility Maturity Date. Any failure by the Deal Agent to deliver such notice approving of the extension shall be deemed to be the Deal Agent’s determination not to extend the original Facility Maturity Date. An extension of the Facility Maturity Date is subject to the following requirements and conditions: (i) no Default, Event of Default or Material Adverse Effect shall have occurred on or before the date of the request to extend or thereafter to and including the original Facility Maturity Date, (ii) the Seller shall pay to the Deal Agent as agent for the Secured Parties the Extension Fee on or before the expiration of the Facility Maturity Date, (iii) no additional Transactions shall be permitted to be entered into after the original Facility Maturity Date, (iv) the Seller shall, in addition to other amounts owed by the Seller hereunder, amortize and pay to the Deal Agent as agent for the Secured Parties the aggregate Repurchase Price for all Transactions then outstanding in equal quarterly installments over the term of the extension commencing with the original Facility Maturity Date and on the Payment Date for each quarter thereafter, (v) the Liquidity Agreement is extended for the same term, (vi) each Letter of Credit’s expiration date is, or is extended to a date that is, at least three (3) months after the Final Maturity Date and (vii) not later than the Final Maturity Date, the Seller shall pay to Deal Agent as agent for the Secured Parties an amount equal to the aggregate Repurchase Price then outstanding, together with all other Aggregate Unpaids, all other Obligations due and any other amounts then owing to the Affected Parties by the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Person pursuant to this Agreement or any other Repurchase Document. The Seller confirms that the Deal Agent, in its discretion, without regard to the value or performance of the Purchased Assets or any other factor, may elect not to extend the Facility Maturity Date.

(b) Extension of Funding Expiration Date. At the written request of the Seller delivered to the Deal Agent no earlier than sixty (60) calendar days and no later than forty–five (45) calendar days prior to the Funding Expiration Date, the Deal Agent may in its discretion grant an extension of the Funding Expiration Date for a period of time not to exceed 364 calendar days by the Deal Agent giving written notice to the Seller of such extension (if any) and, as applicable, the extended Funding Expiration Date determined by the Deal Agent (the “Extended Funding Expiration Date”) no later than fifteen (15) calendar days before the expiration of the Funding Expiration Date; provided, however, in no event shall the Funding Expiration Date be extended (i) if a Default or Event of Default shall have occurred on or before the date of the request to extend or thereafter to and including the Funding Expiration Date, (ii) to a date that is beyond the Facility Maturity Date (not including any extensions thereof under Subsection 2.4(a)) and (iii) if the Liquidity Agreement is not extended for the same term. Any failure by the Deal Agent to deliver such notice approving of the extension shall be deemed to be the Deal Agent’s determination not to extend the Funding Expiration Date. The Seller may request an extension of any Extended Funding Expiration Date under the same terms and conditions as the request to extend the original Funding Expiration Date. The Seller confirms that the Deal Agent, in its discretion, without regard to the value or performance of the Purchased Assets or any other factor, may elect not to extend the Funding Expiration Date.

Section 2.5 Payment of Price Differential.

(a) Notwithstanding that the Purchaser and the Seller intend that the Transactions hereunder be sales to the Purchaser or its designee of the Purchased Assets, the Seller shall pay to the Deal Agent as agent for the Secured Parties the accreted value of the Price Differential of each Transaction on each Payment Date. The Deal Agent shall deliver to the Seller, via Electronic Transmission, notice of the Price Differential due (along with the calculation of the Unused Fee, if any, and other amounts owed and to be paid under this Agreement and the other Repurchase Documents) on or prior to the second (2nd) Business Day preceding each Payment Date; provided, however, the Deal Agent’s failure to deliver such notice on a timely basis shall not affect the Seller’s or any other Person’s obligation to pay such amounts. If the Seller fails to pay all or any part of the Price Differential due and the other amounts due by 11:00 a.m., Charlotte, North Carolina time, on the Payment Date, the Seller shall be obligated to pay to the Deal Agent as agent for the Secured Parties (in addition to, and together with, the Price Differential and the other amounts due) a Late Payment Fee in connection with the unpaid amounts until the unpaid amounts and Late Payment Fee are received in full by the Deal Agent. If the Price Differential includes any estimated Price Differential, the Deal Agent shall recalculate such Price Differential after the Payment Date and, if necessary, make adjustments to the Price Differential amount due on the following Payment Date.

(b) The Seller shall be responsible for the payment of all Breakage Costs incurred in connection with any repurchase or prepayment of the Repurchase Price or Price Differential. The Deal Agent shall deliver to the Seller a statement setting forth the amount and basis of determination of any Breakage Costs, it being agreed that such statement and the method of its calculation shall be conclusive and binding upon the Seller absent manifest error. This Subsection 2.5(c) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

Section 2.6	[Reserved].
Section 2.7	Margin Account Maintenance.

(a) If at any time the Deal Agent determines (based on such factors as the Deal Agent determines to rely on in its discretion, including, but not limited to, a credit analysis of the Underlying Mortgaged Properties and the current market conditions for the Purchased Asset) that the Margin Base (as determined by the Deal Agent in its discretion on such date) for all of the Purchased Assets (as determined by the Deal Agent in its discretion) is less than the aggregate Purchase Price for all such outstanding Transactions (in each case, the aggregate amount of such difference being, a “Margin Deficit”), then the Deal Agent may, by delivery of a Margin Deficit Notice to the Seller, require the Seller to transfer to the Deal Agent as agent for the Secured Parties cash or Eligible Assets with an Asset Value in the amount of the Margin Deficit by no later than the Margin Correction Deadline so that, after giving effect to such payments and/or transfers, the Margin Deficit is eliminated. Notwithstanding the foregoing, upon written request of the Seller, the Deal Agent may in its discretion extend the Margin Correction Deadline by one (1) additional Business Day provided all of the following conditions are satisfied: (i) no Default or Event of Default has occurred and is continuing, (ii) no Eligible Asset in respect of which such repurchase or payment is to be made is in any monetary or non–monetary default or is otherwise a Delinquent Mortgage Asset, (iii) the Seller is making diligent and good faith efforts to effect the necessary repurchase or payment (including, without limitation, by selling or financing the Eligible Assets in respect of which such repurchase or payment is to be made, calling capital that is available to be drawn under existing equity contribution agreements (if any) and/or raising new equity capital), (iv) no cash flow shall be distributed in any manner by the Seller except to the Deal Agent as agent for the Secured Parties (and the Limited Guarantor, the Pledgor, the Parent and all other Repurchase Parties shall not be entitled to, and shall not receive, from the Seller any fees, compensation or other payments of any kind until all repurchases and payments necessary to be made in satisfaction of the Margin Deficit shall have been completed) and (v) no additional Margin Deficit Notice is delivered by the Deal Agent, or if any such notice is delivered, all transfers, repurchases and payments to be made in satisfaction thereof are made by the applicable Margin Correction Deadline applicable thereto. All cash transferred to the Deal Agent as agent for the Secured Parties pursuant to this Section 2.7 shall be deposited into the Collection Account and shall be attributed to such Transaction or Transactions as the Deal Agent shall determine in its discretion. Transfers of Eligible Assets to the Purchaser or its designee under this Subsection 2.7(a) shall be subject to the same conditions and requirements that are applicable to the transfers of Eligible Assets under Section 2.2 and the other provisions of this Agreement. Notwithstanding anything contained herein to the contrary, the rights of the Deal Agent under this Section 2.7 to require the elimination of the Margin Deficit may also be exercised whenever such a Margin Deficit exists with respect to any single Transaction or multiple Transactions hereunder (calculated without regard to any other Transactions outstanding under this Agreement). Any cash transferred to the Deal Agent as agent for the Secured Parties pursuant to this Section 2.7 shall be held by the Deal Agent as Cash Collateral and, unless otherwise determined by the Deal Agent in its discretion, shall not be applied to reduce the outstanding Purchase Price of any Purchased Asset until the Payment Date following receipt of the Cash Collateral.

(b) The Deal Agent’s election, in its discretion, not to deliver a Margin Deficit Notice at any time there is a Margin Deficit shall not waive the Margin Deficit or in any way limit or impair the Deal Agent’s right to deliver a Margin Deficit Notice at any time the same or any other Margin Deficit exists. The Deal Agent’s, the Purchaser’s and the Secured Parties’ rights under this Section 2.7 are in addition to, and not in lieu of, any other rights of the Deal Agent, the Purchaser and the Secured Parties under this Agreement or Applicable Law.

(c) If the Margin Deficit is not satisfied by the Margin Correction Deadline, it shall be an Event of Default under this Agreement and the Deal Agent as agent for the Secured Parties shall have, in addition to all other rights and remedies available to the Deal Agent, the Purchaser and the Secured Parties under this Agreement and the other Repurchase Documents, the right to liquidate any and all Purchased Assets and Purchased Items and any proceeds therefrom will be applied in the Deal Agent’s discretion to certain Purchased Assets or reduce the Purchase Price with respect to all outstanding Transactions on a pro rata basis.

Section 2.8 Income Payments.

The Deal Agent as agent for the Secured Parties shall be entitled to receive for application in accordance with this Agreement an amount equal to all Income and Cash Collateral, which amounts shall be deposited by the Seller, the Limited Guarantor, each Servicer, each PSA Servicer, any other counterparty under an Interest Rate Protection Agreement and all other applicable Persons, as applicable, into the Collection Account. The Seller hereby agrees to instruct each Servicer, PSA Servicer, each counterparty under any other Interest Rate Protection Agreement and all other applicable Persons to transfer all Income in accordance with Subsection 5.1(f) of this Agreement, each of whom shall hold any funds so received pending deposit into the Collection Account. On each Payment Date, any amounts deposited to the Collection Account (excluding the Required Cash Collateral prior to the occurrence of an Event of Default) since the immediately preceding Payment Date shall be applied by the Deal Agent as follows:

FIRST, to the extent not paid, to the Custodian for the payment of all outstanding fees, costs and expenses due to the Custodian under the Custodial Fee Letter;

SECOND, pari passu and pro–rata (based on the amounts owed to such Persons under this clause SECOND), to the Purchaser for the payment of all fees, costs, expenses and advances then due to the Purchaser pursuant to the Repurchase Documents, other than the items covered in clauses THIRD through NINTH;

THIRD, pari passu and pro–rata (based on the amounts owed to such Persons under this clause THIRD), to the Purchaser for the payment of outstanding Late Payment Fees;

FOURTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause FOURTH), to the Purchaser and any Affected Party for the payment of accrued and unpaid Price Differential on the Purchased Assets then due to the Purchaser for the current and any prior Payment Dates;

FIFTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause FIFTH), to the extent not previously paid by the Seller, to the Purchaser to pay the Repurchase Price for Purchased Assets then subject to a request to repurchase in accordance with the terms of Section 2.3 of this Agreement;

SIXTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause SIXTH), without limiting the Seller’s obligations to cure Margin Deficits in a timely manner in accordance with Section 2.7 of this Agreement, to the Purchaser for the payment of, as applicable, any Margin Deficit outstanding;

SEVENTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause SEVENTH), to the extent any Income or other payments or amounts includes payments or prepayments of principal on the underlying Purchased Assets (including, without limitation, proceeds from insurance and/or condemnation and recoveries from liquidation or foreclosure), such payments shall be paid to the Purchaser for reduction of the Purchase Price outstanding for the related Transaction or, in the Deal Agent’s discretion, to reduce the aggregate Repurchase Price outstanding;

EIGHTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause EIGHTH), without limiting the Seller’s obligations under Section 2.4 of this Agreement and to the extent not paid previously by the Seller, to the Purchaser for the reduction of the Purchase Price outstanding in accordance with Section 2.4 of this Agreement;

NINTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause NINTH), to the payment of Breakage Costs, if any, Indemnified Amounts, if any, Increased Costs, if any, Additional Amounts, if any, Due Diligence Costs, if any, Taxes, if any, and all other amounts then due and owing to the Purchaser, any Secured Party, any Affected Party or any other Person pursuant to the Repurchase Documents; and

TENTH, the remainder to the Seller, for such purposes as the Seller shall determine in its discretion, subject to the Financial Covenants and other requirements of the Repurchase Documents; provided, however, that if a Margin Deficit has occurred or a Default or Event of Default has occurred and is continuing, no amounts shall be transferred to the Seller but, instead, such amounts shall be retained by the Deal Agent as agent for the Secured Parties and applied in reduction of the Obligations.

Notwithstanding anything to the contrary contained herein, in the event any Borrower Reserve Payments are deposited into the Collection Account, such Borrower Reserve Payments shall, upon written request of the Seller, be promptly transferred from the Collection Account to the Operating Account for the Seller to transfer into the appropriate escrow or reserve accounts.

Section 2.9 Payment, Transfer and Custody.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States, in immediately available funds and without deduction, set–off or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day. The Seller shall, to the extent permitted by Applicable Law, pay to the Deal Agent as agent for the Secured Parties a Late Payment Fee in connection with any amounts not paid when due hereunder or under the Repurchase Documents, payable on demand. Such interest shall be for the account of, and distributed to, the Purchaser. All computations of interest, Price Differential and fees hereunder or under the Fee Letter shall be made on the basis of a year consisting of 360 days (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. All fees payable hereunder or under the Fee Letter shall accrue on the same basis as the CP Rate. Amounts payable to the Deal Agent as agent for the Secured Parties and not otherwise required to be deposited into the Collection Account shall be deposited into the Agent’s Account. The Seller acknowledges that it has no rights in, no rights of withdrawal from and no rights to give notices or instructions regarding the Agent’s Account. The Seller acknowledges that it has no rights of withdrawal from and no rights to give notices or instructions regarding the Collection Account. Funds in the Collection Account may be invested at the direction of the Deal Agent in Permitted Investments for distribution in accordance with Section 2.8.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of the Price Differential or any fee payable hereunder or under the Fee Letter, as the case may be.

(c) If any Transaction requested by the Seller and approved in writing by the Deal Agent pursuant to Sections 2.2 or 2.3 is not, for any reason, made or effectuated, as the case may be, on the date specified therefor, the Seller shall indemnify the Deal Agent, the Purchaser and each Affected Party against any reasonable loss, cost or expense incurred by the Deal Agent, the Purchaser and each Affected Party including, without limitation, any loss (including loss of anticipated profits, net of anticipated profits, if any, in the reemployment of such funds in the manner determined by the Deal Agent in its discretion), cost and expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Deal Agent, the Purchaser and any Affected Party to fund or maintain such Transaction. For the avoidance of doubt, (i) if the Purchaser issues Commercial Paper Notes in reliance on a Confirmation executed by the Seller, which Confirmation is irrevocable, and the Transaction is not consummated on the date specified therefor for any reason (including the failure to receive a Trust Receipt in a timely manner), the Seller shall be responsible for the amounts referred to in the preceding sentence (including, without limitation, interest and Breakage Costs) in connection with the Purchaser’s repayment, holding or any other disposition of such Commercial Paper Notes and (ii) even if the Purchaser issues Commercial Paper Notes in reliance on an irrevocable Confirmation executed by the Seller, the Purchaser will not fund any Purchased Price until the conditions of this Agreement are satisfied, including, without limitation, the delivery to the Deal Agent of a Trust Receipt or Table Funded Trust Receipt, as applicable, as provided in Subsection 2.2(h) of this Agreement.

(d) Any Mortgage Asset Files not delivered to the Purchaser or its designee (including the Deal Agent or the Custodian) are and shall be held in trust by the Seller or its designee for the benefit of the Purchaser as the owner thereof. The Seller or its agent shall maintain a copy of the Mortgage Asset File and the originals of the Mortgage Asset File not delivered to the Purchaser or its agent (including the Deal Agent or the Custodian). The possession of the Mortgage Asset File by the Seller or its agent is at the will of the Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by the Seller or its agent is in a custodial capacity only. Each Mortgage Asset File retained or held by the Seller or its agent shall be segregated on the Seller’s books and records from the other assets of the Seller or its agent, and the books and records of the Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to the Purchaser or its designee. The Seller or its agent shall release its custody of the Mortgage Asset File only in accordance with written instructions from the Deal Agent, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by the Seller, in each case in accordance with the terms of the Custodial Agreement.

(e) Notwithstanding anything contained in this Agreement to the contrary, all Repurchase Prices and all other Obligations shall be paid in full on or before the Facility Maturity Date.

Section 2.10	[Reserved].
Section 2.11	Hypothecation or Pledge of Purchased Assets.

Title to all Purchased Items shall pass to the Purchaser or its designee, and the Purchaser and its designee shall have free and unrestricted use of all Purchased Items subject to the terms of this Agreement. Nothing in this Agreement shall preclude the Purchaser or its designee from engaging in repurchase transactions with the Purchased Items or otherwise selling, pledging, syndicating, repledging, transferring, hypothecating or rehypothecating the Purchased Items, all on terms that the Deal Agent may determine in its discretion subject, however, to the Deal Agent’s obligations to apply Income and reconvey the Purchased Assets to the Seller in accordance with the terms hereof. Nothing contained in this Agreement shall obligate the Deal Agent, the Purchaser or any Secured Party to segregate any Purchased Items transferred to the Purchaser or its designee by the Seller. Nothing contained in this Agreement shall prohibit the Purchaser or its designee from causing Purchased Items purchased hereunder to be transferred or re–allocated to one or more other facilities in its discretion. Notwithstanding the foregoing, the Purchaser or its designee shall reconvey, without recourse, representation or warranty, the Purchased Items to the Seller free and clear of all Liens created by the Purchaser or its designee, in accordance with the terms of this Agreement.

Section 2.12 Fees.

(a) On or prior to the Closing Date, the Seller shall pay to the Deal Agent on behalf of the Purchaser the Commitment Fee contemplated under the Fee Letter.

(b) To the extent not separately paid by the Seller, the Price Differential, the Unused Fee and all other fees and amounts payable under the Fee Letter or the other Repurchase Documents shall be paid to the Purchaser from the Collection Account to the extent funds are available on each Payment Date pursuant to Section 2.8.

(c) To the extent not separately paid by the Seller, the Custodian’s fees and expenses shall be paid to the Custodian from the Collection Account to the extent funds are available on each Payment Date pursuant to Section 2.8.

(d) The Seller shall pay to Moore & Van Allen PLLC, as counsel to the Deal Agent and Purchaser, on the Closing Date, its estimated reasonable fees and out–of–pocket expenses in immediately available funds and shall pay all additional reasonable fees and out–of–pocket expenses of Moore & Van Allen PLLC (including fees and expenses incurred in reviewing proposed Mortgage Assets for purchase by the Purchaser or its designee) within ten (10) days after receiving an invoice for such amounts.

Section 2.13 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance by the Purchaser and/or any other Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) shall (1) subject the Purchaser and/or any other Affected Party to any Tax (except for Taxes on the overall net income of the Purchaser and/or any other Affected Party), duty or other charge with respect to any ownership interest in the Purchased Items, any Letter of Credit or the Pledged Collateral, or any right to enter into Transactions hereunder, or on any payment made hereunder or under the other Repurchase Documents, (2) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of the Price Differential), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, the Purchaser and/or any other Affected Party or (3) impose any other condition affecting the ownership interest in the Purchased Items conveyed to the Purchaser hereunder, any Letter of Credit, the Pledged Collateral or the Deal Agent’s, the Purchaser’s and/or any other Affected Party’s rights hereunder or under the other Repurchase Documents, the result of which is to increase the cost to the Deal Agent, the Purchaser and/or any other Affected Party or to reduce the amount of any sum received or receivable by the Purchaser and/or any other Affected Party under this Agreement and the other Repurchase Documents, then within ten (10) days after demand by the Deal Agent, the Purchaser and/or any other Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay directly to the Deal Agent on behalf of the Purchaser and/or any other Affected Party such additional amount or amounts as will compensate the Purchaser and/or any other Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by the Purchaser and/or any other Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by the Purchaser and/or any other Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of the Purchaser and/or any other Affected Party as a consequence of its obligations hereunder or under the other Repurchase Documents or arising in connection herewith or therewith to a level below that which the Purchaser and/or any other Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of the Purchaser and/or any other Affected Party with respect to capital adequacy) by an amount deemed by the Purchaser and/or any other Affected Party to be material, then from time to time, within ten (10) days after demand by the Deal Agent on behalf of the Purchaser and/or any other Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay directly to the Deal Agent on behalf of the Purchaser and/or any other Affected Party such additional amount or amounts as will compensate the Purchaser and/or any other Affected Party for such reduction. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adaptation, change, request or directive subject to this Subsection 2.13(b).

(c) If as a result of any event or circumstance similar to those described in Subsections (a) or (b) of this Section 2.13, the Purchaser or any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Purchaser or any Affected Party in connection with this Agreement or the other Repurchase Documents or the funding or maintenance of Purchased Items hereunder, then within ten (10) days after demand by the Deal Agent on behalf of the Purchaser and any such Affected Party, the Seller shall pay to the Deal Agent on behalf of the Purchaser and any such Affected Party such additional amount or amounts as may be necessary to reimburse the Purchaser and any such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.13, the Deal Agent, the Purchaser and/or any other Affected Party may use any reasonable averaging and attribution methods. The Deal Agent, the Purchaser and/or any other Affected Party making a claim under this Section 2.13 shall submit to the Seller a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e) If an Affected Party shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Seller, whereupon all Transactions in respect of which the Price Differential accrues at the Adjusted Eurodollar Rate shall immediately be converted into Transactions in respect of which the Price Differential accrues at the Base Rate.

(f) To the extent possible, the Deal Agent shall use its best efforts to give thirty (30) days notice to the Seller that the Purchaser or an Affected Party will incur increased costs or other amounts under this Section 2.13.

(g) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14 Taxes.

(a) All payments made by a Borrower in respect of a Purchased Item and all payments made by the Seller, the Limited Guarantor, the Parent and the Pledgor under this Agreement and the other Repurchase Documents will be made free and clear of and without deduction or withholding for or on account of any Taxes. If any Taxes are required to be withheld from any amounts payable to the Deal Agent, the Purchaser and/or any other Affected Party, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to net income or franchise taxes imposed on the Deal Agent, the Purchaser and/or any other Affected Party, with respect to payments required to be made by the Seller, the Limited Guarantor, the Parent or the Pledgor under this Agreement and/or the other Repurchase Documents, by a taxing jurisdiction in which the Deal Agent, the Purchaser and/or any other Affected Party is organized, conducts business or is paying taxes (as the case may be).

(b) The Seller will indemnify the Deal Agent, the Purchaser and/or any other Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten (10) days from the date a written invoice therefor is delivered to the Seller.

(c) Within thirty (30) days after the date of any payment by the Seller of any Taxes, the Seller will furnish to the Deal Agent, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If the Purchaser or any Affected Party is not created or organized under the laws of the United States or a political subdivision thereof, the Deal Agent on behalf of the Purchaser or such Affected Party shall deliver to the Seller (with a copy to the Deal Agent in the case of delivery by an Affected Party), (i) within fifteen (15) days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W–8BEN or Form W–8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Seller, the Limited Guarantor, the Parent and Pledgor to make payments hereunder and under the other Repurchase Documents for the account of the Deal Agent, the Purchaser and each Affected Party without deduction or withholding of United States federal income or similar Taxes, and (ii) upon the obsolescence of, or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Subsection 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Seller, the Limited Guarantor, the Parent and the Pledgor to make payments hereunder for the account of the Deal Agent, the Purchaser and each Affected Party without deduction or withholding of United States federal income or similar Taxes.

(e) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchaser or any Affected Party in connection with this Agreement or the other Repurchase Documents or the funding or maintenance of Purchased Items hereunder, the Purchaser or any Affected Party is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.14, then, within ten (10) days after demand by the Deal Agent on behalf of the Purchaser and any Affected Party, the Seller shall pay to the Deal Agent on behalf of the Purchaser and any Affected Party such additional amount or amounts as may be necessary to reimburse the Purchaser and any Affected Party for any amounts paid by it.

(f) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller, the Limited Guarantor, the Parent and the Pledgor contained in this Section 2.14 shall survive the termination of this Agreement.

Section 2.15 Obligations Absolute.

Except as set forth to the contrary in the Repurchase Documents, all sums payable by the Seller, the Pledgor, the Parent and/or the Limited Guarantor hereunder or under the other Repurchase Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the obligations and liabilities of the Seller, the Pledgor, the Parent and the Limited Guarantor hereunder and under the other Repurchase Documents shall in no way be released, discharged, or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any taking of any asset, Property, any Underlying Mortgaged Property, any Purchased Item, Pledged Collateral, any other collateral for a Purchased Asset or the Facility or any portion of any of the foregoing; (b) any restriction or prevention of or interference with any use of any asset, Property, any Underlying Mortgaged Property, any Purchased Item, any Letter of Credit, the Pledged Collateral, any other collateral for a Purchased Asset or the Facility or any portion of the foregoing; (c) any title defect or encumbrance or any eviction from any Property, any Underlying Mortgaged Property, any Purchased Item, the Pledged Collateral, any other collateral for a Purchased Asset or the Facility or any portion thereof by title paramount or otherwise; (d) any Insolvency Proceeding relating to the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party, any Letter of Credit Issuer or any Borrower under the Mortgage Loan Documents, or any action taken with respect to this Agreement or any other Repurchase Document by any trustee or receiver of the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party, any Letter of Credit Issuer or any Borrower under the Mortgage Loan Documents, or by any court, in any such proceeding; (e) any claim that the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party has or might have against the Deal Agent, the Purchaser and/or any Affected Party or any Affiliate; (f) any default or failure on the part of the Deal Agent, the Purchaser and/or any Affected Party to perform or comply with any of the terms hereof, the Repurchase Documents, the Engagement Letter or of any other agreement with the Seller, the Pledgor, the Limited Guarantor, the Parent and/or any other Repurchase Party; (g) the invalidity or unenforceability of any Purchased Asset, any Purchased Item, any Letter of Credit, the Pledged Collateral, any other collateral for a Purchased Asset or the Facility, any of the Mortgage Loan Documents or any of the Repurchase Documents; (h) anything related to or arising out of a Seller–Related Obligation; or (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party shall have notice or knowledge of any of the foregoing. The Obligations shall be full recourse to the Seller. Notwithstanding anything else to contrary contained herein, the Obligations shall be non-recourse to the Limited Guarantor and the Parent, except (i) as expressly provided in the Guaranty and Subsection 2.2(o) of this Agreement in the case of the Limited Guarantor and (ii) as expressly provided in the Back-Up Guaranty with respect to the Parent.

ARTICLE III

CONDITIONS TO TRANSACTIONS

Section 3.1 Conditions to Closing and Initial Purchase.

Neither the Deal Agent nor the Purchaser shall be obligated to enter into any Transaction hereunder nor shall the Deal Agent or the Purchaser be obligated to take, fulfill or perform any other action hereunder until the following conditions have been satisfied in the discretion of the Deal Agent, or waived by the Deal Agent in its discretion:

(a) each Repurchase Document shall have been duly executed by, and delivered to, the parties thereto, and such documents shall be in form and substance satisfactory to the Deal Agent;

(b) the Deal Agent shall be in receipt of a good standing certificate, secretary certificates (or the equivalent) and certified copies of the Authority Documents and applicable resolutions of the Seller, the Limited Guarantor, the Pledgor, the Parent and the Custodian evidencing the corporate or other authority for the Seller, the Limited Guarantor, the Pledgor, the Parent and the Custodian with respect to the execution, delivery and performance of the applicable Repurchase Documents and each of the other documents to be delivered by the Seller, the Limited Guarantor, the Pledgor, the Parent and the Custodian from time to time in connection herewith;

(c) no Applicable Law shall prohibit or render it unlawful, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into the Facility, any Repurchase Document or any Transaction, including after giving effect to the consummation thereof;

(d) Except for Permitted Amended and Late Securities Filings in the case of the Parent, the Seller, the Limited Guarantor, the Pledgor and the Parent shall each be in compliance in all material respects with all Applicable Laws, Contractual Obligations, Guarantee Obligations and Indebtedness, each shall have obtained all required consents, approvals and/or waivers of all necessary Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Repurchase Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby and each shall have delivered to the Deal Agent as to these and other closing matters certification in the form of Exhibit III attached hereto;

(e) the Seller and the Pledgor shall have delivered to the Deal Agent a duly executed power of attorney in the form of Exhibit IV attached hereto;

(f) the UCC Financing Statements shall have been filed against the Seller, the Pledgor and the Limited Guarantor in the filing offices described in Schedule 5 to this Agreement;

(g) the Deal Agent shall be in receipt of such Opinions of Counsel from the counsel to the Seller, the Limited Guarantor, the Pledgor, the Parent, the Letter of Credit Issuers and the Custodian (in the case of the Custodian only, such Opinion of Counsel may be an in–house opinion) as the Deal Agent may require, each in form and substance satisfactory to the Deal Agent in its discretion, including, without limitation, corporate opinions and perfection opinions;

(h) the Deal Agent as agent for the Secured Parties shall have received payment from the Seller of all fees then payable under the Fee Letter and the other Repurchase Documents and the amount of actual costs and expenses, including, without limitation, the fees and expenses of counsel to the Deal Agent and Purchaser as contemplated by Section 2.12 and Section 13.9 of this Agreement and the Fee Letter, incurred by the Deal Agent and/or the Purchaser in connection with the development, preparation and execution of this Agreement, the other Repurchase Documents and any other documents prepared in connection herewith or therewith;

(i) the Deal Agent is in receipt of pro–forma Financial Covenant calculations;

(j) no Material Adverse Effect has occurred;

(k) neither the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party nor any of the Letter of Credit Issuers is the subject of an Insolvency Proceeding;

(l) the Deal Agent shall have completed to its satisfaction such due diligence and modeling as it may require in its discretion;

(m) the Seller, the Limited Guarantor, the Pledgor, the Parent and the other Repurchase Parties are in compliance with all Anti-Terrorism Laws and the Deal Agent is in receipt of such evidence thereof as it may require;

(n) the Deal Agent as agent for the Secured Parties shall have possession of the original Letters of Credit, each of which shall be acceptable to the Deal Agent in its discretion, aggregating to the Letter of Credit Amount;

(o) with respect to Existing Credit Facilities of the Repurchase Parties, the Deal Agent has received information on such Indebtedness as it may require in its discretion, including, without limitation, the borrower, the amount, the drawn amount and other terms of such Indebtedness;

(p) the Deal Agent shall have received UCC searches as the Deal Agent may request with respect to the Seller, the Pledgor and the Limited Guarantor, which search results shall be satisfactory to the Deal Agent in its discretion; and

(q) the Deal Agent shall have received all such other and further documents, certifications, information, financial statements, reports, approvals and legal opinions as the Deal Agent may require in its discretion.

Section 3.2 Conditions Precedent to all Transactions.

The Deal Agent’s and the Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(a) no Applicable Law shall prohibit or render it unlawful, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into such Transaction in accordance with the provisions hereof or any other transaction contemplated herein;

(b) any and all consents, approvals and waivers applicable to the Purchased Items shall have been obtained;

(c) the Deal Agent shall have received a written Transaction Request, the related Underwriting Package, the related Seller Asset Schedule and such other information as it may request related to its review and approval of a Mortgage Asset

(d) subject to the Deal Agent’s right to perform one or more Due Diligence Reviews pursuant to Section 13.21, the Deal Agent shall have completed in accordance with Section 2.2 its due diligence review of the Mortgage Asset, the Mortgage Loan Documents and the Underwriting Package for each Mortgage Asset and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Mortgage Asset as the Deal Agent in its discretion deems appropriate to review, and such reviews shall be satisfactory to the Deal Agent in its discretion;

(e) the Seller shall have delivered to the Deal Agent an executed Confirmation in accordance with the procedures set forth in Section 2.2, the Mortgage Asset described in such Confirmation must be an Eligible Asset, and the Deal Agent shall have approved the purchase of the Eligible Asset to be included in such Transaction in its discretion, shall have obtained all necessary internal credit and other approvals for such Transaction and shall have executed the Confirmation;

(f) no Default or Event of Default shall have occurred and be continuing;

(g) no Margin Deficits are outstanding and no Margin Deficits will occur after giving effect to the requested Transaction;

(h) the Deal Agent shall have received an executed Compliance Certificate from a Responsible Officer of the Seller and Parent;

(i) after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Availability or the Maximum Amount;

(j) subject to Section 6.3, with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is not serviced by the Seller, the Seller shall have provided to the Deal Agent copies of the related Servicing Agreements and, as applicable, the Pooling and Servicing Agreements, certified as true, correct and complete copies of the originals;

(k) the Deal Agent shall be in receipt of an executed Servicer Redirection Notice for each Purchased Asset instructing each Servicer, PSA Servicer or other applicable Person to pay Income with respect to the Purchased Items directly to the Collection Account as provided herein, which instructions may not be modified or revoked without the prior written consent of the Deal Agent;

(l) the Deal Agent as agent for the Secured Parties shall have received payment from the Seller of all fees and expenses of the Deal Agent and the Purchaser as contemplated by the Repurchase Documents, including, with limitation, the fees and expenses of counsel to the Deal Agent and the Purchaser and the reasonable costs and expenses incurred by the Deal Agent and the Purchaser in connection with the entering into of any Transaction hereunder (including, without limitation, costs associated with due diligence, recording, travel, lodging or other administrative expenses necessary or incidental to the execution of any Transaction hereunder), which amounts, at the Deal Agent’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(m) none of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred in the good faith determination of the Deal Agent resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured directly or indirectly by commercial mortgage loans or securities, or an event or events shall have occurred resulting in the Purchaser or any Secured Party not being able to finance Mortgage Assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events;

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Mortgage Assets, or an event or events shall have occurred resulting in the Deal Agent, the Purchaser or any Secured Party not being able to sell securities backed by Mortgage Assets at prices that would have been reasonable prior to such event or events; or

(iii) there shall have occurred a Material Adverse Effect or a material adverse change in the financial condition of the Purchaser or any Secured Party that affects (or can reasonably be expected to affect) materially and adversely the ability of the Purchaser or any Secured Party to fund its obligations under this Agreement.

(n) for each Non–Table Funded Purchased Asset, the Deal Agent shall have received from the Custodian on each Purchase Date a Trust Receipt (along with a completed Mortgage Asset File Checklist attached thereto) and an Asset Schedule and Exception Report with respect to each Eligible Asset, each dated the Purchase Date, duly completed and, in the case of the Asset Schedule and Exception Report, with exceptions acceptable to the Deal Agent in its discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; in the case of a Table Funded Purchased Asset, the Deal Agent shall have received on the related Purchase Date the Table Funded Trust Receipt and all other items described in the second (2nd) sentence of Subsection 2.2(g), each in form and substance satisfactory to the Deal Agent in its discretion, provided that the Deal Agent subsequently receives the items described in Subsection 2.2(d) and (g) and the other delivery requirements under the Custodial Agreement on or before the date and time specified herein and therein, which items shall be in form and substance satisfactory to the Deal Agent in its discretion;

(o) the Deal Agent shall have received from the Seller a Warehouse Lender’s Release Letter or a Seller’s Release Letter, as applicable, covering each Eligible Asset to be sold to the Purchaser or its designee;

(p) prior to the purchase of any Eligible Asset acquired (by purchase or otherwise) by the Seller from any Affiliate of the Seller, the Deal Agent shall have received certified copies of the applicable Purchase Agreements (if any) and, if requested by the Deal Agent in its discretion, a True Sale Opinion;

(q) on and as of such day, the Seller, the Limited Guarantor, the Pledgor, the Parent and the Custodian shall have performed all of the covenants, duties, obligations and agreements contained in the Repurchase Documents to be performed by such Person at or prior to such day;

(r) the Purchase Date for such Transaction is not later than the Funding Expiration Date and the Repurchase Date for such Transaction is not later than the Facility Maturity Date and 365 calendar days from the Purchase Date;

(s) the Deal Agent shall have recalculated the LC Permitted Draw Amount and the Deal Agent and the Seller shall have executed a new Credit Support Annex with the new calculation included therein;

(t) each Letter of Credit shall be in full force and effect, the originals which shall be in the possession of the Deal Agent as agent for the Secured Parties, and the Letters of Credit shall aggregate to the required Letter of Credit Amount;

(u) the Limited Guarantor shall have deposited any Required Cash Collateral into the Collection Account to the extent required before or after giving effect to such Transaction;

(v) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties and certifications made by the Seller, the Limited Guarantor, the Parent and the Pledgor under the Repurchase Documents, including, without limitation, in Section 4.1 and Schedule 1 of this Agreement, in the Mortgage Loan Documents and in all other statements, affirmations or certifications made and information, documents, agreements, reports or notices provided by the Seller, the Limited Guarantor, the Pledgor, the Parent and/or the other Repurchase Parties to the Deal Agent shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date;

(w) the Deal Agent shall be in receipt of the evidence of insurance (if any) required by Section 9.1 of the Custodial Agreement;

(x) the Seller shall have delivered any other opinion or closing item required by Section 3.1 that was, with the written consent of the Deal Agent, not delivered on the Closing Date;

(y) if applicable and to the extent required for the Deal Agent, the Purchaser or any Secured Party to assert its rights with respect to an Eligible Asset, a certification of good standing for the Seller in each jurisdiction where the Underlying Mortgaged Property is located;

(z) satisfaction of all other conditions to such purchase set forth in this Agreement, the Custodial Agreement and/or the other Repurchase Documents;

(aa) as applicable, the Seller shall have complied with Subsection 2.2(l) of this Agreement;

(bb) to the extent the Mortgage Loan Documents for the related Eligible Asset contain notice, cure and other provisions in favor of a pledgee of the Eligible Asset under a repurchase or warehouse facility, and without prejudice to the sale treatment of the Eligible Asset to the Purchaser or its designee, the Seller shall provide evidence to the Deal Agent that the Seller has given notice to the applicable Persons of the Deal Agent’s and the Purchaser’s or its designee’s interest in such Eligible Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that the Deal Agent and the Purchaser or it’s designee are entitled to receive the benefits and exercise the rights of a pledgee under the terms of such pledgee provisions contained in the related Mortgage Loan Documents;

(cc) the Seller shall have assigned to the Deal Agent as agent for the Secured Parties all of the Seller’s rights under each Interest Rate Protection Agreement in respect of a Mortgage Asset, and no “termination event”, “event of default” or “potential event of default” (however denominated) shall have occurred and be continuing under any such Interest Rate Protection Agreement; and

(dd) the Deal Agent shall have received all such other and further documents, reports, notices, information, certifications, approvals, consents and legal opinions as the Deal Agent in its discretion shall require.

Each Confirmation delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in Section 2.2, Section 3.1 and this Section 3.2 have been satisfied (both as of the date of such notice or request and as of the date of such purchase).

The failure of the Seller, the Limited Guarantor, the Parent or the Pledgor, as applicable, to satisfy any of the foregoing conditions precedent (or those set forth in Section 3.1) in respect of, affecting or relating to any Transaction shall, unless such failure was expressly waived in writing by the Deal Agent in its discretion on or prior to the related Purchase Date, give rise to a right of the Deal Agent, which right may be exercised at any time on the demand of the Deal Agent, to rescind the related Transaction and direct the Seller to pay to the Deal Agent as agent for the Secured Parties an amount equal to the Purchase Price, the Price Differential, the related Breakage Costs, the related Aggregate Unpaids and all other amounts due in connection therewith during any such time that any of the foregoing conditions precedent were not satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties.

The Seller represents and warrants (each as to itself), as of the date of this Agreement and any Transaction hereunder and at all times while any Repurchase Document and any Transaction hereunder is in full force and effect, as follows:

(a) Organization and Good Standing. Each of the Seller and the Limited Guarantor has been duly organized, and is validly existing as a corporation, limited liability company or limited partnership, as applicable, in good standing, under the laws of the jurisdiction of its organization or formation, respectively, with all requisite power and authority to own or lease its Properties and assets and conduct its business as such business is presently conducted, and had, at all relevant times, and each of the Seller and the Limited Guarantor, as applicable, now has, all necessary power, authority and legal right to acquire, own, sell and pledge the Purchased Items and to provide the Letters of Credit.

(b) Due Qualification. Each of the Seller, the Limited Guarantor and the Parent is duly qualified to do business and is in good standing as a corporation, limited liability company or limited partnership, as applicable, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its Property or assets or the conduct of its business requires such qualification, licenses or approvals, except where the failure to so qualify will not, and could not reasonably be expected to, have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. Each of the Seller and the Limited Guarantor (i) has all necessary power, authority and legal right (A) to execute and deliver the Repurchase Documents to which it is a party, (B) to carry out and perform the terms of the Repurchase Documents to which it is a party, and (C) as applicable, to sell, assign and pledge the Purchased Items on the terms and conditions provided herein and to provide the Letters of Credit, and (ii) has duly authorized by all necessary corporate, company or partnership action (A) the execution, delivery and performance of the Repurchase Documents to which it is a party, and (B) as applicable, the sale, assignment and pledge of the Purchased Items and the provision of the Letters of Credit on the terms and conditions herein provided. The Repurchase Documents to which the Seller or the Limited Guarantor is a party have been duly executed and delivered by the Seller and the Limited Guarantor.

(d) Binding Obligation. Each of the Repurchase Documents to which each of the Seller and the Limited Guarantor is a party constitutes a legal, valid and binding obligation of each of the Seller and the Limited Guarantor, as applicable, enforceable against the Seller and the Limited Guarantor, as applicable, in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation or Defaults. The consummation of the transactions contemplated by the Repurchase Documents to which each of the Seller, the Limited Guarantor and the Parent is a party and the fulfillment of the terms of the Repurchase Documents will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s, the Limited Guarantor’s or the Parent’s, as applicable, Authority Documents or conflict with, result in any material breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, any of the Seller’s, the Limited Guarantor’s or the Parent’s, as applicable, material Indebtedness, material Guarantee Obligation or any material Contractual Obligation of the Seller or the Limited Guarantor, as applicable, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s, the Limited Guarantor’s or the Parent’s Properties or assets pursuant to the terms of any such material Indebtedness, material Contractual Obligation or Guarantee Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no material litigation, proceeding or investigation pending or, to the best knowledge of each of the Seller, the Limited Guarantor or the Parent, threatened against the Seller, the Limited Guarantor or the Parent, before any Governmental Authority (i) asserting the invalidity of any of the Repurchase Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Repurchase Documents, or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by each of the Seller and the Limited Guarantor of the Repurchase Documents to which each is a party (including, as applicable, the transfer of and the grant of a security interest in the Purchased Items and the provision of the Letters of Credit) have been obtained, effected, waived or given and are in full force and effect.

(h) Bulk Sales. The execution, delivery and performance of this Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby do not require compliance with any “bulk sales” act or similar law by the Seller.

(i) Solvency. Neither the Seller, the Limited Guarantor nor the Parent is the subject of any Insolvency Proceedings. Each of the Seller, the Limited Guarantor and the Parent are Solvent and the transactions contemplated under this Agreement and any other Repurchase Document to which each of the Seller, the Limited Guarantor and the Parent is a party do not and will not render the Seller, the Limited Guarantor or the Parent not Solvent. The Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of the Seller or any other Repurchase Party and the Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction.

(j) Selection Procedures. No procedures believed by the Seller, the Limited Guarantor or the Parent to be adverse to the interests of the Deal Agent, the Purchaser or the Secured Parties were utilized by the Seller, the Limited Guarantor or the Parent in identifying and/or selecting the Mortgage Assets and Purchased Assets, as applicable, for sale to the Purchaser or its designee. In addition, each Mortgage Asset and Purchased Asset, as applicable, shall have been underwritten in accordance with and satisfy any applicable standards that have been established by the Seller, the Limited Guarantor, the Parent or any other Repurchase Party and are then in effect.

(k) Taxes. Each of the Seller, the Limited Guarantor and the Parent has filed or caused to be filed all material tax returns that are required to be filed by it. Each of the Seller, the Limited Guarantor and the Parent has paid or made adequate provisions for the payment of all Taxes and all assessments made against it or any of its Property and assets (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller, the Limited Guarantor and the Parent), except where the failure to so pay such Taxes will not, and could not reasonably be expected to, have a Material Adverse Effect and such failure does not result in a Lien on any of the Purchased Items that is not a Permitted Lien, and no tax Lien has been filed and, to each of the Seller’s, the Limited Guarantor’s and the Parent’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Purchased Items) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X. Neither the Seller nor the Limited Guarantor owns or intends to carry or purchase, and no proceeds from the Transactions will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U. The Seller is not subject to any Applicable Law that purports to restrict or regulate its ability to borrow money. No portion of the proceeds of any Transaction will be used to repurchase any Equity Interests in, or to fund dividends or distributions by, the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party.

(m) Environmental Matters. The Seller does not own any Property that is real property.

(n) Security Interest.

(i) This Agreement, the other Repurchase Documents and the Transfer Documents constitute a valid transfer to the Purchaser or its designee of all right, title and interest of the Seller in, to and under all Purchased Items, free and clear of any Lien of any Person, except for Permitted Liens and the Seller’s repurchase rights described in Article II, and is enforceable against creditors of and purchases from the Seller. If the conveyances contemplated by this Agreement are determined to be transfers for security, then this Agreement constitutes a grant of a security interest in all Purchased Items to the Deal Agent as agent for the Secured Parties, that, upon the delivery of the Transfer Documents, the Confirmations and Mortgage Asset Files to the Custodian and the filing of the UCC Financing Statements described in Subsection 3.1(f), shall be a first priority perfected security interest in all of the Seller’s and the Limited Guarantor’s, as applicable, right, title and interest in, to and under all Purchased Items to the extent such Purchased Items can be perfected by possession, filing or control, subject only to Permitted Liens. Neither the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party nor any Person claiming through or under the Seller shall have any claim to or interest in the Collection Account, except for the interest of the Seller in such Property as a debtor for purposes of the UCC;

(ii) The Purchased Items constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” a “security,” a “deposit account,” a “financial asset,” an “uncertificated security,” a “securities account,” a “securities entitlement” and/or “chattel paper” within the meaning of the applicable UCC;

(iii) Other than the Lien and transfers contemplated hereunder, neither the Seller nor the Limited Guarantor has sold, assigned, pledged, encumbered or otherwise conveyed any of the Purchased Items to any Person, and, immediately prior to the sale to the Purchaser or its designee, the Seller and the Limited Guarantor, as applicable, were the sole owner of such Purchased Items and the Seller and the Limited Guarantor, as applicable, own and have good and marketable title to the Purchased Items free and clear of any Lien (other than Permitted Liens);

(iv) Each of the Seller and the Limited Guarantor has received all consents and approvals, if any, required by the terms of any Purchased Items to the sale and granting of a security interest in the Purchased Items hereunder to the Deal Agent as agent for the Secured Parties;

(v) Upon execution and delivery of the Account Control Agreement, the Purchaser or its designee shall either be the owner of, or the Deal Agent as agent for the Purchaser and the other Secured Parties shall have a valid and fully perfected first priority security interest in, the Collection Account and the monies, cash, securities, deposits, investment property and other Purchased Items contained therein;

(vi) Neither the Seller nor the Limited Guarantor has authorized the filing of and neither is aware of any financing statements against the Seller or the Limited Guarantor as debtor that include a description of collateral covering the Purchased Items other than any financing statement (A) that has been terminated or (B) granted pursuant to this Agreement and neither the Seller nor the Limited Guarantor is aware of the filing of any judgment or tax Lien filings against the Seller or the Limited Guarantor;

(vii) Upon receipt by the Custodian of each Mortgage Note, Mezzanine Note or Junior Interest Documents, as applicable, endorsed in blank by a duly authorized officer of the Seller and payment by the Purchaser of the applicable Purchase Price, either a purchase shall have been completed by the Purchaser or its designee of each Mortgage Note, Mezzanine Note or Junior Interest Documents, as applicable, or the Deal Agent as agent for the Secured Parties shall have a valid and fully perfected first priority security interest in each Mortgage Note, Mezzanine Note or Junior Interest Documents, as applicable; and

(viii) None of the Mortgage Loan Documents has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Deal Agent as agent for the Secured Parties.

(o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Maryland. The office where the Seller keeps all the records (within the meaning of Article 9 of the UCC) is 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607 (or at such other locations as to which the notice and other requirements specified in Subsection 5.1(n) shall have been satisfied). The Seller’s organizational identification number is W 11333804. The Seller has not changed its name, whether by amendment of its Authority Documents, by reorganization or otherwise, and has not changed its location, within the past twelve (12) months.

(p) Tradenames. Each of the Seller’s and the Limited Guarantor’s exact legal name is set forth on the signature pages to this Agreement. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Value Given. The Seller shall have given reasonably equivalent value to each Transferor in consideration for the transfer to the Seller of the Purchased Items under the applicable Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Transferor, if any, thereunder to the Seller, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(r) Certain Tax Matters. Each of the Seller and the Limited Guarantor represents, warrants, acknowledges and agrees that it does not intend to treat any Transaction or any related transactions hereunder as being a “reportable transaction” (within the meaning of United States Treasury Department Regulation Section 1.6011–4). In the event that the Seller or the Limited Guarantor determines to take any action inconsistent with such intention, it will promptly notify the Deal Agent. If the Seller or the Limited Guarantor so notifies the Deal Agent, the Seller and the Limited Guarantor acknowledge and agree that the Deal Agent, the Purchaser and each Affected Party may treat each Transaction as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112–1, and the Deal Agent will maintain the lists and other records required by such Treasury Regulation.

(s) Compliance with Anti–Terrorism Laws. Neither the Seller, the Limited Guarantor, the Pledgor, the Parent nor any other Repurchase Party (i) is or will be in violation of any Anti–Terrorism Law, (ii) is or will be a Prohibited Person, (iii) conducts any business or engages in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (iv) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, (v) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti–Terrorism Law, (vi) has more than 10% of its assets in a Prohibited Person or derives more than 10% of its operating income from direct or indirect investments in, or transactions with, any Prohibited Person, and (vii) engages in or will engage in any of the foregoing activities in the future. To the extent applicable, each of the Seller, the Limited Guarantor, the Pledgor, the Parent and the other Repurchase Parties has established an adequate anti–money laundering compliance program as required by the Anti–Terrorism Laws, has conducted the requisite due diligence in connection with the origination or acquisition of each Mortgage Asset and each Purchased Asset for purposes of the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Borrower and the origin of the assets used by the said Borrower to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Borrower for purposes of the Anti–Terrorism Laws. No Mortgage Asset or Purchased Asset is subject to nullification pursuant to any Anti–Terrorism Law, no Mortgage Asset is in violation of any Anti–Terrorism Law, and no Borrower is in violation of or adversely affected by the provisions of any Anti–Terrorism Law nor listed as a Prohibited Person. The proceeds of any Purchase Price have not been used and shall not be used to fund any operations in, finance any investments or activities in or make any payments to a Prohibited Person.

(t) Investment Company Act. Each of the Seller and the Limited Guarantor is a “qualified purchaser” as defined in Section 2(a)(51) of the 40 Act. Neither the Seller, the Limited Guarantor, the Parent nor the Pledgor is, or is controlled by, an “investment company” within the meaning of the 40 Act, as amended, or each of the foregoing is exempt from the provisions of the 40 Act.

(u) ERISA. The Seller, the Limited Guarantor, the Parent and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan. Neither the Seller, the Limited Guarantor, the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, nor has there been a complete or partial withdrawal by the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3(2) of ERISA, maintained by each of the Seller, the Parent and the Limited Guarantor, or in which employees of the Seller, the Parent or the Limited Guarantor are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could reasonably be expected to subject the Seller or the Limited Guarantor to any material tax, penalty or other liability. No Lien in favor of the PBGC or a Pension Plan has arisen or is likely to arise on account of any Pension Plan. No notice of intent to terminate a Pension Plan under Section 4041(b) of ERISA has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the PBGC instituted proceedings to terminate or appoint a trustee to administer a Pension Plan, and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(v) [Reserved].

(w) Compliance with Law, Etc. Except for Permitted Amended and Late Securities Filings with respect to the Parent only, each of the Seller, the Limited Guarantor and the Parent has complied in all material respects with (i) all Applicable Laws to which it may be subject, and no Purchased Item contravenes any Applicable Laws (including, without limitation, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and (ii) all Contractual Obligations, all Indebtedness and all Guarantee Obligations, in each case except where the failure to so comply will not, and could not reasonably be expected to, have a Material Adverse Effect. Each of the Seller, the Limited Guarantor and the Parent has satisfied and performed all of the covenants, duties, obligations, conditions and agreements applicable to such Person under the Repurchase Documents.

(x) Income. The Seller acknowledges that all Income received by it, any Repurchase Party, the Servicers and PSA Servicers with respect to the Purchased Items sold hereunder are held in trust and shall be held in trust for the benefit of the Deal Agent as agent for the Secured Parties until deposited into the Collection Account as required herein.

(y) Set–Off, etc. No Purchased Item has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set–off or modified by the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party, the Transferor, any Borrower or any other Person, and no Purchased Item is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set–off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Purchased Item or otherwise, by the Seller, the Limited Guarantor, any other Repurchase Party, the Transferor, any Borrower or any other Person with respect thereto, except as set forth in the Mortgage Loan Documents and except for amendments to such Purchased Items otherwise permitted under Section 6.7 of this Agreement.

(z) Full Payment. Neither the Seller nor the Limited Guarantor has knowledge of any fact that should lead it to expect that (i) any Purchased Asset will not be paid in full or (ii) any Letter of Credit will not be honored for the face amount thereof.

(aa) Representations and Warranties in Purchase Agreement. The representations and warranties (if any) made by the Transferors to the Seller in the Purchase Agreements are hereby remade by the Seller on each date to which they speak in the Purchase Agreement as if such representations and warranties were set forth herein. For purposes of this Subsection 4.1(aa), such representations and warranties are incorporated herein by reference as if made by the Seller to the Deal Agent and the Purchaser under the terms hereof mutatis mutandis.

(bb) Qualified Transferees. With respect to each Mortgage Asset and Purchased Asset, as applicable, the Seller, the Purchaser and the Deal Agent are “qualified transferees”, “qualified institutional lenders” or “qualified lenders” (however such terms are phrased or denominated) under the terms of the applicable Mortgage Loan Documents with respect to each party’s ability to hold and/or to be a transferee of each such Mortgage Asset and Purchased Asset, as applicable. The Assignments do not violate any provisions of the underlying Mortgage Loan Documents.

(cc) Eligibility of Purchased Assets. With respect to each Mortgage Asset and Purchased Asset, as applicable, such asset is an Eligible Asset and each representation and warranty set forth in Schedule 1 applicable thereto is true and correct, in each case, except as disclosed to the Deal Agent in the related Confirmation. Each of the representations and warranties contained in the Mortgage Loan Documents and in any statement, affirmation or certification made or any information, document, report, notice or agreement provided to the Deal Agent relating to any Purchased Asset is true and correct in all material respects.

(dd) Acting as Principal. The Seller will engage in such Transactions as principal, or, if agreed in writing in advance of any Transaction by the Deal Agent in its discretion, as agent for a disclosed principal.

(ee) No Broker. Neither the Seller, the Limited Guarantor nor any other Repurchase Party has dealt with any broker, investment banker, agent or other Person, except for the Deal Agent or the Purchaser (or an Affiliate of the Deal Agent or the Purchaser), who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

(ff) Ability to Perform. Neither the Seller, the Limited Guarantor, the Parent nor the Pledgor believes, or has any reason or cause to believe, that it cannot perform each and every agreement, duty, obligation and covenant contained in the Repurchase Documents applicable to it and to which it is a party. Neither the Seller, the Limited Guarantor, the Parent nor the Pledgor is subject to any restriction which would unduly burden its ability to timely and fully perform each and every applicable covenant, duty, obligation and agreement contained in the Repurchase Documents and/or the Mortgage Loan Documents. Neither the Seller, the Limited Guarantor, the Parent nor the Pledgor is a party to any agreement or instrument or subject to any restriction which could reasonably be expected to have a Material Adverse Effect.

(gg) No Default. No Default or Event of Default has occurred and is continuing under any Repurchase Document. No “default” or “event of default” has occurred or is continuing under any Contractual Obligation, Indebtedness, Guarantee Obligation or any Interest Rate Protection Agreement to which either the Seller or the Limited Guarantor is a party.

(hh) Financial Condition.

(i) The unaudited consolidated balance sheet of the Seller and the audited consolidated balance sheet Parent and Seller’s and the Parent’s Consolidated Subsidiaries as at the fiscal year ending December 31, 2005 provided to the Deal Agent and the related (in the case of the Parent only and unaudited in the case of the Seller only) consolidated statements of income and retained earnings and of cash flows for the year then ended, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the scope of the audit conducted by a nationally recognized accounting firm, copies of which have heretofore been furnished to the Deal Agent, are complete and correct and present fairly the consolidated financial condition of the Seller, the Limited Guarantor and the Seller’s and the Limited Guarantor’s Consolidated Subsidiaries as of such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, except as noted in the 8-K filed with the SEC by the Parent on September 7, 2006. All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). Neither the Seller, the Parent nor any of the Seller’s or the Parent’s Consolidated Subsidiaries had, as of the date of the most recent balance sheet referred to above, any material contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, that is not reflected in the foregoing statements or in the notes thereto. Except as disclosed to the Deal Agent in writing prior to the Closing Date, during the period from June 15, 2006, to and including the date hereof, there has been no sale, transfer or other disposition by the Seller, the Parent or any of the Seller’s or the Parent’s Consolidated Subsidiaries of any material part of their business or Property and no purchase or other acquisition of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries on the date hereof.

(ii) The operating forecast and cash flow projections of the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries, copies of which have heretofore been furnished to the Deal Agent, have been prepared in good faith under the direction of a Responsible Officer of the Seller and the Parent. Neither the Seller nor the Parent has any reason to believe that as of the date of delivery thereof such operating forecast and cash flow projections are materially incorrect or misleading in any material respect or omit to state any material fact which would render them misleading in any material respect.

(ii) Servicing Agreements. The Seller has delivered to the Deal Agent all Servicing Agreements and all Pooling and Servicing Agreements with respect to the Mortgage Assets and Purchased Assets, as applicable, and, to the best of the Seller’s knowledge, no material default or event of default exists thereunder.

(jj) Existing Financing Facilities. All credit facilities, repurchase facilities or substantially similar facilities of the Seller that are presently in effect are listed under the definition of “Existing Financing Facilities.”

(kk) Representations and Warranties. The representations and warranties contained in, required by or identified in this Agreement and the other Repurchase Documents and the review and inquiries made on behalf of the Seller and the Limited Guarantor in connection therewith have all been made by Persons having the requisite expertise, knowledge and background to provide such representations and warranties. On the Purchase Date for each Transaction and on each day that a Purchased Asset remains subject to this Agreement, the Seller shall be deemed to restate and make each of the representations and warranties made by it in this Section 4.1 of this Agreement.

(ll) True and Complete Disclosure. The information, reports, certificates, documents, financial statements, books, records, files, exhibits and schedules furnished in writing by or on behalf of each of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party to the Deal Agent, the Purchaser or the other Affected Parties in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each of the Seller, the Limited Guarantor, the Pledgor, the Parent and all other Repurchase Parties to the Deal Agent, the Purchaser or the other Affected Parties in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. To the knowledge of the Seller and the Parent, after due inquiry by the Seller and the Parent, there has been no development or event (or prospective development or event) that could constitute a material adverse change in either the Seller’s or the Parent’s financial condition or results of operation or any other fact or circumstance that could have a Material Adverse Effect that has not been disclosed in writing to the Deal Agent. All projections furnished on behalf of the Seller or the Parent to the Deal Agent were prepared and presented in good faith by or on behalf of the Seller and/or the Parent. The Deal Agent and Purchaser acknowledges that they will not be able to rely on the Seller’s opinions or projections (but not factual or historical information) contained in any investment committee memorandum prepared by the Seller and delivered to the Deal Agent prior to the respective Purchase Date for any Eligible Asset provided such opinions and projections are accompanied by written notice to the effect that such opinions and projections may not be relied on by the Deal Agent or the Purchaser.

(mm) No Reliance. Each of the Seller and the Limited Guarantor has made its own independent decision to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed necessary. Neither Seller nor the Limited Guarantor is relying upon any advice from the Deal Agent, the Purchaser or any Affected Party as to any aspect of the Transactions, including, without limitation, the legal, accounting or tax treatment of such Transactions.

(nn) Indebtedness. The Seller has no Indebtedness or Contractual Obligations other than (i) ordinary trade payables, (ii) in connection with Mortgage Assets originated or acquired for this Facility and (iii) the Repurchase Documents. The Seller has no Guarantee Obligations.

(oo) Insurance. Each of the Seller and the Limited Guarantor has and maintains, with respect to its Properties, assets and business, insurance which meets the requirements of Subsection 5.1(hh). In addition, the Seller shall maintain the insurance required by Section 5.7 of the Custodial Agreement.

(pp) Purchased Assets. (i) There are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Mortgage Assets or Purchased Assets, as applicable, created by, through, or as a result of the Seller’s or the Limited Guarantor’s actions or inactions; (ii) there are no agreements on the part of the Seller or the Limited Guarantor to issue, sell or distribute the Mortgage Assets or the Purchased Assets, as applicable, other than this Agreement, and (iii) other than this Agreement, the Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Mortgage Assets or the Purchased Assets, as applicable.

(qq) Subsidiaries. The Seller does not have any Subsidiaries. The Seller is an indirect Subsidiary of Parent.

(rr) Labor Relations. Neither the Seller, the Parent nor the Limited Guarantor is engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending or, to the best knowledge of each of the Seller, the Parent and the Limited Guarantor and each of their Subsidiaries, threatened against the Seller, the Parent or the Limited Guarantor before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened, (ii) no strike, labor dispute, slowdown or stoppage is pending or, to the best knowledge of each of the Seller, the Parent and the Limited Guarantor, threatened against the Seller, the Parent or the Limited Guarantor, and (iii) no union representation question existing with respect to the employees of the Seller, the Parent or the Limited Guarantor and no union organizing activities are taking place with respect to any thereof.

(ss) Separateness. As of the date hereof, the Seller is in compliance with Article IX of its operating agreement. The Deal Agent and the Purchaser consent to the Second Amended and Restated Operating Memorandum for the Seller executed in connection with the closing of the Facility.

(tt) No Defenses. There are no defenses, offsets, counterclaims, abatements, rights of rescission or other claims, legal or equitable, available to the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Person with respect to this Agreement, the Engagement Letter, the Repurchase Documents, any other instrument, document and/or agreement described herein or therein (including, without limitation, the validity or enforceability of any of the foregoing) or with respect to the obligation of the Seller to repay the Aggregate Unpaids, the Obligations and other amounts due under the Repurchase Documents.

(uu) Credit Ratings. Each Letter of Credit Issuer has a credit rating of “A” by S&P or, if such credit rating has been downgraded, the Seller and the Limited Guarantor have promptly given notice of same to the Deal Agent.

(vv) Insider. The Seller is not an “executive officer”, “director”, or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of the Deal Agent, the Purchaser or any Affected Party, of a bank holding company of which the Deal Agent, the Purchaser or any Affected Party is a Subsidiary, or of any Subsidiary of a bank holding company of which the Deal Agent, the Purchaser or any Affected Party is a Subsidiary, of any bank at which the Deal Agent, the Purchaser or any Affected Party maintains a correspondent account or of any lender which maintains a correspondent account with the Deal Agent, the Purchaser or any Affected Party.

(ww) Compliance with FCPA. Each of the Seller, the Limited Guarantor, the Pledgor, the Parent and the other Repurchase Parties are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither the Seller, the Limited Guarantor, the Pledgor, the Parent nor any other Repurchase Party has made a payment, offering or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Seller, the Limited Guarantor, the Pledgor, the Parent and all other Repurchase Parties or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE V

COVENANTS

Section 5.1 Covenants.

From the date hereof until the Obligations are paid in full and this Agreement is terminated:

(a) Compliance with Laws and Contractual Obligations. Except for Permitted Amended and Late Securities Filings with respect to the Parent only, each of the Seller, the Parent and the Limited Guarantor shall comply in all material respects with all Applicable Laws (including Environmental Laws), including those with respect to the Purchased Items or any part thereof, and shall comply with, and perform and satisfy in all material respects all duties, obligations, covenants, conditions and agreements under, all material Contractual Obligations, all material Indebtedness and all Guarantee Obligations, including, without limitation, its duties, obligations, covenants and agreements under the Repurchase Documents and the Seller–Related Obligations, except in each case where the failure to so comply or perform will not, and could not reasonably be expected to, have a Material Adverse Effect.. No part of the proceeds of any Transaction shall be used for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X.

(b) Preservation of Company Existence. Each of the Seller, the Parent and the Limited Guarantor shall preserve and maintain its legal existence and will qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualification has not had, or could not reasonably be expected to have, a Material Adverse Effect. Each of the Seller, the Parent and the Limited Guarantor shall continue to engage in business of the same general type as now conducted by it (and, in the case of the Seller, no other lines of business), maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, the preservation of any lending licenses held by the Seller) and maintain the Seller’s status as a “qualified transferee”, “qualified institutional lender” or “qualified lender” (however phrased or denominated) under the Mortgage Loan Documents; provided, however, that nothing in this Subsection 5.1(b) shall prohibit any transaction expressly permitted under Subsection 5.1(v). Neither the Seller, the Parent nor the Limited Guarantor shall change its respective fiscal year or method of accounting without the Deal Agent’s prior written consent.

(c) Performance and Compliance with Purchased Assets. The Seller shall, at its expense, timely and fully perform and comply (and, as applicable, cause the Transferors, Servicers and PSA Servicers to perform and comply) with all provisions, covenants, duties, agreements, obligations and other promises required to be observed under the Purchased Items, the Mortgage Loan Documents, all other agreements related to such Purchased Items and the Retained Interests.

(d) Keeping of Records and Books of Account. Each of the Seller and the Limited Guarantor shall maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Purchased Items in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information reasonably necessary or advisable in which complete entries are made in accordance with GAAP and Applicable Laws.

(e) Mortgage Assets. The Seller shall (i) acquire the Mortgage Assets pursuant to and in accordance with the terms of the Purchase Agreements (if applicable), (ii) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Mortgage Assets under the Purchase Agreements (if any) free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (A) filing and maintaining effective financing statements against the Transferors in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Deal Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Purchased Items.

(f) Delivery of Income. The Seller shall deposit and cause all Servicers and other applicable Persons to deposit all Income received into the Collection Account within two (2) Business Days of receipt thereof. The Seller shall instruct and cause all PSA Servicers and other applicable Persons under the Pooling and Servicing Agreements to deposit all Income into the Collection Account within two (2) Business Days of the date the PSA Servicer is obligated to disburse the same under the Pooling and Servicing Agreements and the Seller shall take reasonable steps necessary to enforce such instructions. The Seller will instruct and cause the counterparties under Interest Rate Protection Agreements to deposit any payments due to the Seller from time to time under the Interest Rate Protection Agreements into the Collection Account within two (2) Business Days of the date such Person is obligated to disburse same and the Seller shall take reasonable steps to enforce such instructions. The Seller shall comply with and enforce each Servicer Redirection Notice and shall not amend or revoke any such Servicer Redirection Notice without Deal Agent’s consent. The Seller shall promptly provide the Deal Agent with additional Servicer Redirection Notices to the extent requested by the Deal Agent or to the extent of any changes in the servicing of a Purchased Asset since the Purchase Date. In connection with each principal payment or prepayment under a Purchased Asset, the Seller shall remit or cause to be remitted to the Deal Agent sufficient detail to enable the Deal Agent to appropriately identify the Purchased Asset to which any full or partial principal payment or prepayment applies.

(g) Events of Default. Each of the Seller, the Parent and the Limited Guarantor shall provide the Deal Agent with immediate written notice of the occurrence of each Default and each Event of Default of which the Seller, the Parent or the Limited Guarantor has knowledge or has received notice.

(h) Letters of Credit. The Seller shall maintain each Letter of Credit in full force and effect in accordance with the terms of this Agreement and the definition of Letter of Credit until the Obligations are indefeasibly paid in full. The Seller shall cause each Letter of Credit Issuer to honor and perform its obligation under and in accordance with the terms of each Letter of Credit issued by such Letter of Credit Issuer.

(i) Notices. Each of the Seller, the Limited Guarantor and the Parent (with respect to all but clauses (iv), (v) and (ix) below in the case of the Parent) shall furnish written notice to the Deal Agent with respect to the following:

(i) Representations. Immediately upon notice or knowledge thereof, notice of any representation or warranty set forth or contained in Section 4.1, Schedule 1, any other Repurchase Document, any Mortgage Loan Document or any other document, certificate, affirmation, information, agreement, report, notice or statement delivered, given or made to the Deal Agent, was incorrect at the time it was given or made or deemed to have been given or made;

(ii) Proceedings. Promptly upon notice or knowledge thereof, notice of any settlement of, material uninsured judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature) or other material litigation, action, suit, arbitration or proceeding before any court or governmental department, commission, board, bureau, agency, arbitrator, investigation or instrumentality, domestic or foreign, affecting (A) the Purchased Items or the Pledged Collateral, (B) the Repurchase Documents and/or the Mortgage Loan Documents, (C) the Deal Agent’s, the Purchaser’s or any Secured Party’s interest in the Purchased Items or Pledged Collateral, or (D) the ability of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party to perform its obligations hereunder;

(iii) Material Events. Immediately upon becoming aware thereof, notice of any change in the Asset Value of any Purchased Asset, any material change in the market value of any or all of the Seller’s, the Limited Guarantor’s, the Pledgor’s, the Parent’s or any Letter of Credit Issuer’s assets or Property or any other event or circumstance that, in the reasonable judgment of the Seller, the Parent or the Limited Guarantor, is likely to have a Material Adverse Effect;

(iv) Casualty. With respect to any Purchased Asset, immediately upon notice or knowledge thereof, notice that the Underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or is otherwise damaged, so as to affect adversely such Purchased Asset or the Asset Value thereof;

(v) Liens. Immediately upon notice or knowledge thereof, notice of any Lien or security interest on, or claim asserted against, any Purchased Item or the Pledged Collateral other than Permitted Liens;

(vi) Covenants. Immediately upon notice or knowledge thereof, notice of any material default with respect to any covenant, duty, obligation or agreement of the Seller, the Limited Guarantor, the Parent or the Pledgor under any Repurchase Document or any Mortgage Loan Document;

(vii) Defaults. Immediately upon notice or knowledge thereof, notice of (A) any material default under or related to any Purchased Item, any Mortgage Loan Document, the Pledged Collateral, any Seller–Related Obligation or an Interest Rate Protection Agreement, or (B) any material default under any other material Contractual Obligation, any material Guarantee Obligation or any material Indebtedness of the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party;

(viii) Servicers. Promptly upon notice or knowledge thereof, notice of the resignation or termination of any Servicer under any Servicing Agreement with respect to any Purchased Asset or any PSA Servicer under a Pooling and Servicing Agreement;

(ix) Sales. Promptly upon notice or knowledge thereof, notice of the intended conveyance, sale, lease, assignment, transfer or other disposition (any such transaction, or related series of transactions, a “Sale”) of any Property, business or assets of the Seller, the Limited Guarantor, the Parent or the Pledgor whether now owned or hereafter acquired, with the exception of (A) this Agreement and (B) any Sale of Property by the Seller, the Limited Guarantor, the Parent or the Pledgor that is not material to the conduct of its business and is effected in the ordinary course of business;

(x) Ratings. Immediately upon notice or knowledge thereof, notice of change of any credit rating for any Letter of Credit Issuer; and

(xi) Losses. Immediately upon notice or knowledge thereof, notice of any loss or expected loss in respect of any Purchased Item or Pledged Collateral, or any other event or change in circumstances or expected event or change in circumstances that could reasonably be expected to result in a material decline in value or cash flow of any Purchased Item, the Pledged Collateral or any Underlying Mortgaged Property (including, without limitation, any violation or alleged violation of Environmental Laws or other Applicable Law or any discharge or damage relating to or resulting from Materials of Environmental Concern).

Each notice pursuant to this Subsection 5.1(i) shall be accompanied by an Officer’s Certificate of the Seller and the Limited Guarantor setting forth details of the occurrence referred to therein and stating what action the Seller and/or the Limited Guarantor, as applicable, has taken or proposes to take with respect thereto.

(j) Purchased Items Not to be Evidenced by Instruments. Neither the Seller nor the Limited Guarantor shall take any action to cause any Purchased Item that is not, as of the applicable Purchase Date, evidenced by an Instrument to be so evidenced except in connection with the enforcement or collection of such Purchased Items and as approved by the Deal Agent in its discretion.

(k) Limitations on Liens. Without the prior written consent of the Deal Agent, neither the Seller, the Limited Guarantor, the Pledgor, the Parent nor any other Repurchase Party shall directly or indirectly: (i) assign, sell, transfer, pledge, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien on any of the Purchased Items to anyone except the Deal Agent as agent for the Secured Parties, (ii) permit any UCC financing statement (except any UCC financing statements in favor of the Deal Agent as agent for the Secured Parties) or assignment (except for any assignments in favor of the Deal Agent as agent for the Secured Parties) to be on file in any public office with respect thereto, (iii) permit or suffer to exist any Lien or right of others to attach to any of the Purchased Items (or any portion thereof), except as contemplated by this Agreement or (iv) sell, pledge, transfer, assign, participate or grant a Lien on its interest under the Repurchase Documents or the Purchased Items.

(l) Lien Covenants. With respect to each Purchased Item acquired by the Purchaser or its designee, the Seller and the Limited Guarantor shall (i) take all action requested by the Deal Agent to perfect, protect and more fully evidence the Purchaser’s or its designee’s ownership of and the Deal Agent’s first priority perfected security interest in such Purchased Item, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) taking all additional action that the Deal Agent may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the other Repurchase Documents in such Purchased Items. Immediately upon notice to the Seller and/or the Limited Guarantor of a Lien or any circumstance which, if adversely determined, would reasonably likely to give rise to a Lien (other than in favor of the Deal Agent as agent for the Secured Parties or created by or through the Purchaser or the Deal Agent) on any of the Purchased Items, the Seller and/or the Limited Guarantor shall notify the Purchaser and the Seller and the Limited Guarantor shall further defend the Purchased Items against, and shall take such other action as is necessary to remove, any Lien or claim on or to the Purchased Items (other than any Lien created under this Agreement), and the Seller and the Limited Guarantor shall defend the right, title and interest of the Deal Agent as agent for the Secured Parties and the Purchaser in and to any of the Purchased Items against the claims and demands of all Persons whomsoever.

(m) Deposits to Collection Account. Neither the Seller, the Limited Guarantor nor any other Repurchase Party shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Income or Cash Collateral.

(n) Change of Name or Location of Loan Files. Neither the Seller nor the Limited Guarantor shall (i) change its name, organizational number, identity, structure or jurisdiction of formation, move the location of its principal place of business and chief executive office, or change the offices where it keeps its records (as defined in the UCC) from the location referred to in Section 13.2, or (ii) move, or consent to the Custodian moving, the Mortgage Asset Files from the location thereof on the Closing Date, unless the Seller or the Limited Guarantor, as applicable, has given at least thirty (30) days’ prior written notice to the Deal Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Deal Agent as agent for the Secured Parties in the Purchased Items.

(o) Exceptions. The Seller shall promptly correct any and all Exceptions set forth on any Asset Schedule and Exception Report.

(p) ERISA Matters. Neither the Seller, the Parent nor the Limited Guarantor shall (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor that will reasonably be expected to subject such party to a material tax penalty or other liability, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or any funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Benefit Plan so as to result in any liability, (v) permit to exist any occurrence of any Reportable Event or (vi) otherwise violate the provisions of ERISA or the Code with respect to any Benefit Plan such as will, or could reasonably be expected to, have a Material Adverse Effect.

(q) Purchase Agreements; Servicing Agreements. Neither the Seller, the Limited Guarantor nor any Repurchase Party shall materially amend, modify, waive or terminate any provision of any Purchase Agreement, Servicing Agreement or Pooling and Servicing Agreement without the prior written consent of the Deal Agent.

(r) Compliance with Anti–Terrorism Laws. The Seller, the Limited Guarantor, the Pledgor, the Parent and the other Repurchase Parties shall comply with all applicable Anti–Terrorism Laws. The Seller shall conduct the requisite due diligence in connection with the origination or acquisition of each Mortgage Asset for purposes of complying with the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Borrower, obligor or account debtor and the origin of the assets used by the said Borrower, obligor or account debtor to purchase the property in question, and will maintain sufficient information to identify the applicable Borrower, obligor or account debtor for purposes of the Anti–Terrorism Laws. Neither the Seller, the Limited Guarantor, the Pledgor, the Parent nor any other Repurchase Party shall engage in any conduct described in Subsection 4.1(s). The Seller, the Limited Guarantor, the Parent and the Pledgor shall, upon the request of the Deal Agent from time to time, provide certification and other evidence of the Seller’s, the Limited Guarantor’s, the Pledgor’s, the Parent’s and any other Repurchase Party’s compliance with this Subsection 5.1(r).

(s) Financial Statements. The Seller and the Parent, as applicable, shall deliver to the Deal Agent:

(i) as soon as available, and in any event within sixty  (60) calendar days after the end of each fiscal quarter, other than the fourth calendar quarter, of each of the Seller and the Parent, the unaudited consolidated balance sheets of the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by an Officer’s Certificate from the Seller and the Parent, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year–end adjustments);

(ii) as soon as available, and in any event within ninety (90) days after the end of each fiscal year of the Seller and the Parent, the (audited in the case of the Parent only and the unaudited in the case of the Seller only) consolidated balance sheets of the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Seller, the Parent and the Seller’s and the Parent’s Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by (A) in the case of the Parent, an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Parent and the Parent’s Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP and (B) in the case of the Seller, an Officer’s Certificate stating that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and the Seller’s Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(iii) with respect to each Purchased Asset, as soon as available, but in any event not later than thirty (30) days after the end of each fiscal quarter of the Seller, to the extent received from the related Borrower the operating statement and rent roll for each Underlying Mortgaged Property; provided, however, the Deal Agent reserves the right in its discretion to request such information on a monthly basis (to be provided no later than thirty (30) days after the end of each month);

(iv) with respect to each Purchased Asset, if provided to the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party, any Servicer or any PSA Servicer by the Borrower under any Purchased Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such Borrower;

(v) with respect to each Purchased Asset, as soon as available but in any event not later than thirty (30) days after receipt thereof, (A) the related monthly securitization report, if any, and any other reports delivered under the Pooling and Servicing Agreements to the Seller, if any, and (B) within thirty (30) days after the end of each month, a copy of the standard monthly exception report prepared by the Seller in the ordinary course of its business in respect of the related Purchased Asset or Underlying Mortgaged Property;

(vi) from time to time such other information regarding the financial condition, operations or business of the Seller and the Parent as the Deal Agent may reasonably request;

(vii) as applicable and, if applicable, as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller, the Parent or the Limited Guarantor knows, or with respect to any Plan or Multiemployer Plan to which the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller, the Parent or the Limited Guarantor setting forth details respecting such event or condition and the action, if any, that the Seller, the Limited Guarantor, the Parent or their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Seller, the Limited Guarantor, the Parent or an ERISA Affiliate with respect to such event or condition):

(A) any Reportable Event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA or any successor provision thereof, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or any successor provision thereof, shall be a “Reportable Event” regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any successor provision thereof); and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(B) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by the Seller, the Limited Guarantor, the Parent or an ERISA Affiliate to terminate any Plan;

(C) the institution by the PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(D) the complete or partial withdrawal from a Multiemployer Plan by the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or any successor provision thereof (including the obligation to satisfy secondary liability as a result of a purchaser default) that would have a Material Adverse Effect or the receipt by the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or any successor provision thereof or that it intends to terminate or has terminated under Section 4041A of ERISA or any successor provision thereof;

(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller, the Limited Guarantor, the Parent or any ERISA Affiliate to enforce Section 515 of ERISA or any successor provision thereof, which proceeding is not dismissed within thirty (30) days; and

(F) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Seller, the Limited Guarantor, the Parent or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof; and

(viii) all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided, that any financial statements delivered by the Seller with respect to the Borrower under any Underlying Mortgage Loan shall be delivered to the Deal Agent in the form received by the Seller.

(t) Certificates; Other Information. The Seller and the Parent, as applicable, shall furnish to the Deal Agent:

(i) (A) concurrently with the delivery of the annual financial statements referred to in Subsections 5.1(s)(i) and (ii) above, with respect to the Parent only and other than with respect to Permitted and Amended Later Securities Filings, and only to the extent not expressly addressed in such financial statements, a certification from the independent certified public accountant reporting on such financial statements stating that, in making the examination necessary therefore, no information was obtained of any violation of the Financial Covenants except as specified in such certificate, and (B) concurrently with the delivery of the financial statements referred to in Subsections 5.1(s)(i) and (ii) above and in connection with the delivery of each Confirmation, a Compliance Certificate from a Responsible Officer of each of the Seller and the Parent, which Compliance Certificate shall, among other things, describe in detail, on a quarterly basis, the calculations supporting the Responsible Officer’s certification of the Seller’s and the Parent’s compliance with the Financial Covenants;

(ii) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Seller and the Parent, respectively, a copy of the projections of the Seller and the Parent of the operating budget and cash flow budget of Seller and the Parent, respectively, for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

(iii) if requested by the Deal Agent, promptly upon receipt thereof, copies of all reports submitted to each of the Seller and the Parent by independent certified public accountants in connection with each annual, interim or special audit of the books and records of the Seller and the Parent made by such accountants, including, without limitation, any management letter commenting on the Seller’s and/or the Parent’s internal controls submitted by such accountants to management in connection with their annual audit;

(iv) (A) within thirty (30) days of the end of each calendar quarter, the Seller shall provide the Deal Agent with a quarterly report, which report shall include, among other items, a summary of such Seller’s delinquency and loss experience with respect to Purchased Assets serviced by the Seller, any Servicer, any PSA Servicer or any designee of the foregoing, the Seller’s internal risk rating, the Seller’s, any Servicer’s or any PSA Servicer’s surveillance reports on the Purchased Assets, and the operating statements, the occupancy status of each Underlying Mortgaged Property and other property level information with respect to each Purchased Asset, (B) on a monthly basis, within ten (10) days of receipt thereof by the Seller, any Servicer or PSA Servicer, any remittance or servicing reports with respect to the servicing of any Purchased Items and (C) promptly, any such additional reports as the Deal Agent may reasonably request with respect to (i) the Seller, any Servicer or PSA Servicer servicing the portfolio and (ii) pending originations of Mortgage Assets;

(v) if requested by the Deal Agent, within fifteen (15) days after the same are sent, copies of all financial statements, reports, notices and other documents that each of the Seller and the Parent sends to its stockholders and, within fifteen (15) days after the same are filed, copies of all financial statements and reports that the Seller and/or the Parent may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(vi) no later than the fifteenth (15th) day of each month, with respect to each Purchased Asset, a Purchased Asset Data Summary, properly completed;

(vii) if requested by the Deal Agent, the Seller and the Parent shall promptly provide the Deal Agent with copies of all documents that the Seller, the Parent or any Subsidiary of the Seller or the Parent is required to file with any regulatory body in accordance with its regulations;

(viii) the Seller shall promptly deliver or cause to be delivered to the Deal Agent (i) any report or material notice received by the Seller from any Borrower under the Purchased Items promptly following receipt thereof and (ii) any other such document or information relating to the Purchased Items as the Deal Agent may reasonably request from time to time;

(ix) if requested by the Deal Agent, no later than sixty (60) days after the end of each fiscal quarter of the Seller and the Parent, an updated organizational chart;

(x) promptly, any modifications or additions to the items contained in the Underwriting Package; and

(xi) promptly, such additional financial and other information as the Deal Agent may from time to time reasonably request.

(u) Environmental Laws. The Seller shall:

(i) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Effect;

(ii) conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to cause a Material Adverse Effect; and

(iii) the Seller shall not own any real property.

(v) Prohibition of Fundamental Changes. Neither the Seller, the Limited Guarantor, the Parent nor the Pledgor shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), engage in any Sales of all or substantially all of its assets or Properties, permit 100% of the Equity Interests in the Seller to be owned by any Person other than the Pledgor or permit 100% of the Equity Interests in the Seller and the Pledgor to be owned indirectly by any Person other than the Parent; provided, however, (1) that the Parent may merge or consolidate with (i) any wholly owned Subsidiary of the Parent or (ii) any other Person if the Parent is the surviving entity and (2) Pledgor and Limited Guarantor may merge with a wholly owned Subsidiary of the Parent; and provided, further, that, (x) if after giving effect thereto, no Default or Event of Default would exist hereunder and (y) the new entity (if any) assumes the Parent’s, the Limited Guarantor’s, or the Pledgor’s (as applicable) obligations, liabilities and Indebtedness under the Repurchase Documents.

(w) Margin Deficit. If at any time there exists a Margin Deficit, the Seller shall cure such Margin Deficit in accordance with Section 2.7.

(x) Transactions with Affiliates. The Seller may enter into any transaction with an Affiliate, provided that such transaction is disclosed in writing in advance to the Deal Agent and is upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that in no event shall the Seller transfer to the Purchaser or its designee hereunder any Eligible Asset acquired by the Seller from an Affiliate of the Seller unless the Seller shall have delivered to the Deal Agent prior to the sale date a certified copy of the related Purchase Agreement (if any) and, if requested by the Deal Agent in its discretion, a True Sale Opinion.

(y) Limitations on Guarantee Obligations. The Seller shall not create, incur, assume or suffer to exist any Guarantee Obligation.

(z) Sub–Limits. The Seller shall not sell to the Purchaser or its designee any Eligible Assets if, after giving effect to such Transactions, a Sub–Limit would be exceeded, unless waived in writing by the Deal Agent in its discretion.

(aa) Limitation on Distributions. The Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of the Seller, whether now or hereafter outstanding. The Seller shall not make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, when (i) a Default or Event of Default shall have occurred, (ii) a Margin Deficit is outstanding or (iii) the distribution of such funds will violate any provision under this Agreement or the Seller’s Authority Documents.

(bb) The Parent shall comply with the following Financial Covenants:

(i) Unencumbered Liquidity. The Parent shall not permit the Unencumbered Liquidity of Parent to be less than $15,000,000 at any time;

(ii) Minimum Consolidated Tangible Net Worth. The Parent shall not permit its Consolidated Tangible Net Worth to be less than $350,000,000 at any time;

(iii) Consolidated Leverage Ratio. The Parent shall not permit its Consolidated Leverage Ratio to be greater than 5.00 to 1.00 at any time;

(iv) Consolidated Senior Indebtedness to Consolidated Tangible Net Worth. The Parent shall not permit the ratio of its Consolidated Senior Indebtedness to its Consolidated Tangible Net Worth to exceed 3.50 to 1.00 at any time; and

(v) Consolidated Interest and Distribution Coverage Ratio. The Parent shall not permit its Consolidated Interest and Distribution Coverage Ratio to be less than 1.50 to 1.00 at any time.

Capitalized terms used in the Financial Covenants and in the Financial Covenants Definitions shall have the meanings given to such terms in the Financial Covenants Definitions. To the extent a term is used in the Financial Covenants or the Financial Covenants Definitions and it is not defined in the Financial Covenants Definitions, such term shall have the meaning given to such term in the Repurchase Agreement.

(cc) [Reserved].

(dd) Extension or Amendment of Purchased Items. The Seller shall not, except as otherwise permitted in Section 6.7, extend, amend, waive or otherwise modify, or permit any Servicer or PSA Servicer to extend, amend, waive or otherwise modify, the material terms of any Purchased Item.

(ee) Account Control Agreement. The Seller and the Limited Guarantor shall maintain the Account Control Agreement in full force and effect, shall perform its covenants, duties, obligations and agreements thereunder and shall not amend or modify either such agreement or waive compliance with any provisions thereunder without the prior written consent of the Deal Agent.

(ff) Inconsistent Agreements. Each of the Seller and the Limited Guarantor shall not, and shall not permit the Pledgor to, directly or indirectly, enter into any agreement containing any provision that would be violated or breached by any Transaction hereunder or by the performance by the Seller, the Limited Guarantor or the Pledgor of its duties, covenants or obligations under any Repurchase Document.

(gg) Escrow Imbalance. The Seller shall (to the extent it is acting as a servicer) or shall cause the Servicer or PSA Servicer to, no later than five (5) Business Days after learning (from any source) of any material imbalance in any escrow account, fully and completely correct and eliminate such imbalance, including, without limitation, depositing its own funds into such account to eliminate any overdraw or deficit.

(hh) Maintenance of Property; Insurance. The Seller and the Limited Guarantor shall keep all of its Property useful and necessary in its business in good working order and condition, shall maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are usually and customarily insured against in the same general area by companies acting prudently and engaged in the same or a similar business, and furnish to the Deal Agent, upon written request, full information as to the insurance carried.

(ii) Interest Rate Protection Agreements. Each of the Seller and the Limited Guarantor shall perform its duties, covenants, agreements and obligations and make all payments due under and shall otherwise maintain each Interest Rate Protection Agreement.

(jj) Payment of Obligations and Taxes. Each of the Seller and the Parent shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature (including, without limitation, all Taxes, all Indebtedness, all Contractual Obligations, all Guarantee Obligations, all Seller–Related Obligations and any Interest Rate Protection Agreements), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Seller, the Parent or any of their Subsidiaries, as the case may be, except where the failure to so pay such obligations will not, and could not reasonably be expected to, have a Material Adverse Effect and such failure does not result in a Lien on any of the Purchased Items that is not a Permitted Lien.

(kk) Distributions in Respect of Purchased Items. If the Seller shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Items, or otherwise in respect thereof, the Seller shall accept the same as the Deal Agents and the Purchaser’s agent, hold the same in trust for the Deal Agent as agent for the Secured Parties and deliver the same forthwith to the Deal Agent as agent for the Secured Parties in the exact form received, together with duly executed instruments of transfer or assignment in blank and such other documentation as the Deal Agent shall reasonably request. If any sums of money or property are paid or distributed in respect of the Purchased Items and received by the Seller (other than the Borrower Reserve Payments), the Seller shall promptly pay or deliver such money or property to the Deal Agent as agent for the Secured Parties and, until such money or property is so paid or delivered to the Deal Agent as agent for the Secured Parties, hold such money or property in trust for the Deal Agent as agent for the Secured Parties, segregated from other funds of the Seller.

(ll) Limitation on Indebtedness. The Seller shall not create, incur, assume or suffer to exist any Indebtedness or Contractual Obligation of the Seller, except any Indebtedness or Contractual Obligation of the Seller otherwise permitted under this Agreement.

(mm) Unrelated Activities. The Seller shall not engage in any activity other than activities specifically permitted by the Repurchase Documents.

(nn) Authority Documents. The Seller shall comply in all respects with its Authority Documents, including, without limitation, all special purpose entity provisions, shall not engage in any business or activity that is not authorized by its Authority Documents and shall not modify or amend its Authority Documents in any respect without the prior written consent of the Deal Agent. The Limited Guarantor shall maintain its status as a corporation, limited liability company or limited partnership in good standing under the laws of the jurisdiction of its formation.

(oo) Separateness. The Seller shall comply with Article IX of its operating agreement.

(pp) Pledge and Security Agreement. Neither the Seller nor the Limited Guarantor shall take any direct or indirect action inconsistent with the Pledge and Security Agreement or the security interest granted thereunder to the Deal Agent as agent for the Secured Parties in the Pledged Collateral.

(qq) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

(rr) Investments. Neither the Seller, the Limited Guarantor, the Pledgor, the Parent nor any other Repurchase Party shall acquire or maintain any right or interest in any Purchased Asset that is senior to or pari passu with the rights and interests of the Deal Agent or the Secured Parties therein under this Agreement unless such Mortgage Asset is also a Purchased Asset.

(ss) Equity Interests. The Seller shall not repurchase any outstanding Equity Interests of the Seller prior to the later of (i) the Facility Maturity Date (as it may be extended in accordance with Subsection 2.4(a)) and (ii) the indefeasible payment in full of the Obligations.

(tt) Subsidiaries. Notwithstanding anything contained herein to the contrary, prior to the later of (i) the Facility Maturity Date (as it may be extended in accordance with Subsection 2.4(a)) and (ii) the indefeasible payment in full of the Obligations, the Seller shall not create, form, acquire or permit to exist any Subsidiary without the consent of the Deal Agent in its discretion.

(uu) Negative Pledge. The Seller shall not contract, create, incur, assume or permit to exist any Lien on or with respect to any of its Property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

(vv) Portfolio Assets. To the extent the Purchaser or its designees acquires multiple Eligible Assets as a part of a portfolio or package, the Seller shall not repurchase or obtain the release of any Purchaser or Deal Agent Lien on less than all such Purchased Assets without repurchasing all such Purchased Assets included in the portfolio or package, unless the Deal Agent otherwise consents in its discretion.

(ww) Termination of Securities Account. Upon the Seller’s receipt of notice from any securities intermediary (as defined in the UCC) of its intent to terminate any securities account (as defined in the UCC) of the Seller held by such securities intermediary and relating to a Purchased Asset or collateral for a Purchased Asset, prior to the termination of such securities account the collateral in such account (i) shall be transferred to a new securities account, upon the request of the Deal Agent, which shall be subject to an executed control agreement as provided in Subsection 2.2(l) of this Agreement or (ii) transferred to an account held by the Deal Agent in which such collateral will be held until a new securities account is established with an executed control agreement acceptable to the Deal Agent in its discretion.

ARTICLE VI

ADMINISTRATION AND SERVICING

Section 6.1 Servicing.

(a) Appointment. The Purchaser hereby appoints the Seller as its agent to service the Purchased Items and enforce its rights in and under such Purchased Items. The Seller hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein.

(b) The Seller covenants to maintain or cause the servicing of the Purchased Items to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing Seller provides for Mortgage Assets that it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates or the Seller repurchases any related Purchased Asset, or (iii) the transfer of servicing approved in writing by the Deal Agent.

Section 6.2 Seller as Servicer.

If the Purchased Items are serviced by the Seller or an Affiliate, the Seller agrees that, until the repurchase of a Purchased Item on a Repurchase Date, the Purchaser or its designee is the owner of all servicing records for the period that the Purchaser or its designee owns the Purchased Items, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, computer programs, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Purchased Items (the “Servicing Records”). The Seller covenants to safeguard such Servicing Records and to deliver them promptly to the Deal Agent or its designee (including the Custodian) at the Deal Agent’s request.

Section 6.3 Third Party Servicer.

The Seller shall not cause the Purchased Items to be serviced by a third party other than pursuant to the Servicing Agreements or the Pooling and Servicing Agreements or, if not serviced thereunder, by any Servicer other than a Servicer (including Affiliates of the Seller) expressly approved in writing by the Deal Agent, which approval shall be deemed granted by the Deal Agent with respect to each Servicer listed on Schedule 6 attached hereto, as such schedule may be amended or supplemented from time to time, after the execution of this Agreement. If the Purchased Items are serviced by a Servicer or a PSA Servicer pursuant to a Servicing Agreement or Pooling and Servicing Agreement, as applicable, the Seller (i) shall, in accordance with Section 3.2, provide to the Deal Agent (subject to the last sentence of this Section 6.3) a copy of each Servicing Agreement and Pooling and Servicing Agreement, which agreements shall be in form and substance acceptable to the Deal Agent, and a Servicer Redirection Notice, fully executed by the Seller and the related Servicer or PSA Servicer, and (ii) hereby irrevocably assigns to the Deal Agent as agent for the Secured Parties all right, title and interest of the Seller in, to and under, and the benefits of (but not the obligations of), each Servicing Agreement and each Pooling and Servicing Agreement with respect to the Purchased Items. Notwithstanding the fact that the Seller has contracted with the Servicers or PSA Servicers to service the Purchased Items, the Seller shall remain liable to the Deal Agent, the Purchaser and the other Secured Parties for the acts of the Servicers and PSA Servicers and for the performance of the duties and obligations set forth herein. The Seller agrees that no Person shall assume the servicing obligations with respect to the Purchased Items as successor to a Servicer or PSA Servicer unless such successor is approved in writing by the Deal Agent prior to such assumption of servicing obligations. Unless otherwise approved in writing by the Purchaser, if the Purchased Items are serviced by a Servicer (other than an Affiliate of the Seller) or PSA Servicer, such servicing shall be performed pursuant to a written Servicing Agreement or Pooling and Servicing Agreement approved by the Deal Agent.

Section 6.4 Duties of the Seller.

(a) Duties. The Seller shall take or cause to be taken all such actions as may be necessary or advisable to collect all Income and other amounts due or recoverable with respect to the Purchased Items from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the standard set forth in Subsection 6.1(b).

(b) Purchaser’s Rights. Notwithstanding anything to the contrary contained herein, the exercise by the Deal Agent as agent for the Secured Parties of its rights hereunder shall not release the Seller from any of its duties or responsibilities with respect to the Purchased Items. The Deal Agent as agent for the Secured Parties shall not have any obligation or liability with respect to any Purchased Items, nor shall any of them be obligated to perform any of the obligations of the Seller hereunder.

(c) Servicing Programs. In the event that the Seller or the Servicers use any software program in servicing the Purchased Items that are licensed from a third party, the Seller shall use its best reasonable efforts to obtain, either before the Closing Date or as soon as possible thereafter, whatever licenses or approvals are necessary to allow the Deal Agent as agent for the Secured Parties to use such programs.

Section 6.5 Authorization of the Seller.

(a) The Purchaser hereby authorizes the Seller (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the sale of the Purchased Items to the Purchaser or its designee to collect all amounts due under any and all Purchased Items, including, without limitation, endorsing any checks and other instruments representing Income, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Purchased Items and, after the delinquency of any Purchased Item and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Seller could have done if it had continued to own such Purchased Items. The Deal Agent as agent for the Secured Parties shall furnish the Seller (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Seller to carry out its servicing and administrative duties hereunder and shall cooperate with the Seller to the fullest extent in order to ensure the collectability of the Purchased Items. In no event shall the Seller be entitled to make the Deal Agent, the Purchaser or any Secured Party a party to any litigation without such Person’s express prior written consent.

(b) Subject to all other rights of the Deal Agent as agent for the Secured Parties contained herein, after an Event of Default has occurred and is continuing, at the direction of the Deal Agent as agent for the Secured Parties, the Seller shall take such action as the Deal Agent as agent for the Secured Parties may deem necessary or advisable to enforce collection of the Purchased Items; provided, however, subject to all other rights of the Deal Agent as agent for the Secured Parties contained herein, the Deal Agent as agent for the Secured Parties may, at any time that an Event of Default or Default has occurred and is continuing, notify any Borrower with respect to any Purchased Items of the assignment of such Purchased Items to the Purchaser or its designee and direct that payments of all amounts due or to become due be made directly to the Deal Agent as agent for the Secured Parties or any servicer, collection agent or lock–box or other account designated by the Deal Agent as agent for the Secured Parties and, upon such notification and at the expense of the Seller, the Deal Agent as agent for the Secured Parties may enforce collection of any such Purchased Items and adjust, settle or compromise the amount or payment thereof.

Section 6.6 Event of Default.

If the servicer of the Purchased Items is the Seller, upon the occurrence of an Event of Default, the Deal Agent as agent for the Secured Parties shall have the right to terminate the Seller as the servicer of the Purchased Items and transfer servicing to its designee, at no cost or expense to the Deal Agent, at any time thereafter. If the servicer of the Purchased Items is not the Seller, the Deal Agent as agent for the Secured Parties shall have the right, as contemplated in the applicable Servicer Redirection Notice, upon the occurrence of an Event of Default, to terminate any Servicer and any applicable Servicing Agreement and any PSA Servicer and any applicable Pooling and Servicing Agreement to the extent a PSA Servicer signed a Servicer Redirection Notice and, in each case, to transfer servicing to its designee, at no cost or expense to the Deal Agent, it being agreed that the Seller will pay any and all fees required to terminate each such Servicer, PSA Servicer, Servicing Agreement and Pooling and Servicing Agreement and to effectuate the transfer of servicing to the designee of the Deal Agent as agent for the Secured Parties. The Seller shall cooperate fully and shall cause all Servicers and applicable PSA Servicers to cooperate fully with the Deal Agent in transferring the servicing of the Purchased Items to the Deal Agent’s designee.

Section 6.7 Modification.

Unless otherwise agreed to by the Deal Agent in its discretion until the repurchase of any Purchased Item, neither the Seller, the Servicers, PSA Servicer (unless otherwise provided in a Pooling and Servicing Agreement) nor any other Person acting on behalf of the foregoing shall have any right without the Deal Agent’s prior written consent in its discretion to (i) waive, amend, modify or alter the material terms of a Purchased Item, the Mortgage Loan Documents, the Servicing Agreements or the Pooling and Servicing Agreements or (ii) exercise any material rights of a holder of the Purchased Item under any document or agreement governing or relating to such Purchased Item.

Section 6.8 Inspection.

In the event the Seller or its Affiliates are servicing the Purchased Items, the Seller shall permit the Deal Agent to inspect the Seller’s or any of its Affiliate’s servicing facilities, books and records and related documents and information, as the case may be, for the purpose of satisfying the Deal Agent that that Seller or its Affiliates, as the case may be, have the ability to service and are servicing the Purchased Items as provided in this Agreement. If a Servicer or PSA Servicer is servicing a Purchased Item, the Seller shall cooperate with the Deal Agent in causing each Servicer and PSA Servicer to permit inspections of the Servicer’s and PSA Servicer’s facilities, books and records and related documents and information relating to the Purchased Items.

Section 6.9	[Reserved].
Section 6.10	Payment of Certain Expenses by Servicer.

The Seller and any Servicer will be required to pay all expenses incurred by them in connection with their activities under this Agreement and the other Repurchase Documents, including fees and disbursements of independent accountants, Taxes imposed on the Seller or the Servicers, expenses incurred in connection with payments and reports pursuant to this Agreement and the other Repurchase Documents, and all other fees and expenses under this Agreement and the other Repurchase Documents for the account of the Seller. The Seller shall be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Operating Account and all other collection, reserve or lock–box accounts related to the Purchased Items. The Seller shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor.

Section 6.11 Pooling and Servicing Agreements.

Notwithstanding the provisions of this Article VI, to the extent the Purchased Items (or portions thereof) are serviced by a PSA Servicer (other than the Seller or any Servicer) under a Pooling and Servicing Agreement, (a) the standards for servicing those Purchased Items shall be those set forth in the applicable Pooling and Servicing Agreement, to the extent of the items covered therein, and otherwise as provided in this Agreement, (b) the Seller shall enforce its rights and interests under such agreements for and on behalf of the Deal Agent as agent for the Secured Parties, (c) the Seller shall instruct the applicable PSA Servicer to deposit all Income received in respect of the Purchased Items into the Collection Account in accordance with Subsection 5.1(f) of this Agreement, (d) the Seller shall not take any action or fail to take any action or consent to any action or inaction under any Pooling and Servicing Agreement where the effect of such action or inaction would prejudice or adversely affect the interests of the Deal Agent as agent for the Secured Parties, (e) the Deal Agent as agent for the Secured Parties shall be entitled to exercise any and all rights of the Seller or the holder of any such Purchased Asset under such Pooling and Servicing Agreements as such rights relate to the Purchased Items, and (f) the Seller shall not consent to any amendment or modification to any Pooling and Servicing Agreement without the prior written consent of the Deal Agent in its discretion.

Section 6.12 Servicer Default.

Any material breach by the Seller, any of its Servicers or the PSA Servicer of the obligations contained in this Article VI or in Subsections 2.9(d) and 5.1(cc) shall constitute a “Servicer Default”.

ARTICLE VII

[RESERVED]

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Security Interest.

(a) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter collectively referred to as the Purchased Items (the “Purchased Items”): (A) all Purchased Assets; (B) all Income and Cash Collateral, if any; (C) all Mortgage Loan Documents; (D) all Mortgage Asset Files, including, without limitation, all promissory notes, notes, certificates, instruments, negotiable documents and instruments, Security Agreements, chattel mortgages and all other loan, security or other documents relating to such Purchased Items, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, licenses, contracts, computer programs, computer storage media, accounting records and other books and records relating thereto; (E) all collateral, security interests, rights and other interests under or with respect to each Purchased Item; (F) all Purchase Agreements and the collateral, security interests, rights and other interests thereunder; (G) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate, policy or other document evidencing such mortgage guaranties or insurance relating to any Purchased Items and all claims, payments and proceeds thereunder; (H) all servicing fees to which the Seller is entitled and servicing and other rights relating to the Purchased Items; (I) all Servicing Agreements, Servicing Records and Servicing Files with respect to the Purchased Items and the rights and interests of the Seller thereunder or with respect thereto; (J) all Servicer Accounts established pursuant to any Servicing Agreement, Pooling and Servicing Agreement or otherwise with respect to the Purchased Items and all amounts on deposit therein from time to time related to the Purchased Items; (K) all Pooling and Servicing Agreements relating to the Purchased Items and all rights of the Seller thereunder or with respect thereto; (L) all other agreements, instruments or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Items, including the right to receive principal and interest payments and any related fees, breakage fees, late fees and penalties with respect to the Purchased Items and the right to enforce such payments; (M) insurance policies, certificates of insurance, insurance proceeds and the rights to enforce payment of insurance proceeds, in each case to the extent they relate to the Purchased Items; (N) the Collection Account and all monies, cash, deposits, securities or investment property from time to time on deposit in the Collection Account; (O) any collection account, escrow account, reserve account, collateral account or lock–box account related to the Purchased Items to the extent of the Seller’s or the holder’s interest therein, including all moneys, cash, deposits, securities or investment property from time to time on deposit therein; (P) rights of the Seller under any letter of credit, guarantee or other credit support or enhancement related to the Purchased Items; (Q) any Interest Rate Protection Agreements relating to the Purchased Assets, including all payments due to the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party thereunder; ® all purchase or take–out commitments relating to or constituting any of the foregoing; (S) all collateral, however defined, under any of the agreements between a Borrower or an Affiliate on the one hand and the Seller, the Limited Guarantor or any other Repurchase Party on the other hand; (T) all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “securities accounts”, “instruments”, “securities”, “financial assets”, “uncertificated securities”, “securities entitlements” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing; and (U) any and all replacements, substitutions, conversions, distributions on or proceeds of, from or on any and all of the foregoing; provided, however, none of the foregoing Purchased Items shall include any obligations; provided, further, however, notwithstanding the foregoing, (i) no account, instrument, chattel paper or other obligation or Property of any kind due from, owed by, or belonging to, a Person described in the definition of Prohibited Person or (ii) any lease in which the lessee is a Person described in the definition of Prohibited Person, shall be collateral under the Repurchase Documents.

(b) The Purchaser and the Seller intend that the Transactions hereunder be sales to the Purchaser or its designee of the Purchased Items and not loans from the Purchaser to the Seller secured by the Purchased Items. However, in order to preserve the Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for (A) the repayment of the Aggregate Unpaids and performance by the Seller and the Limited Guarantor of all of the Seller’s and the Limited Guarantor’s obligations to the Deal Agent as agent for the Secured Parties, under the Repurchase Documents and the Transactions entered into hereunder (collectively, the “Repurchase Obligations”), (B) the Seller–Related Obligations and (C) all expenses and charges, legal or otherwise, incurred in collecting or enforcing, realizing on or protecting any security for, the Repurchase Obligations and/or the Seller Related Obligations (the amounts described in the foregoing clauses A–C are collectively referred to as the “Obligations”), (a) the Seller and the Limited Guarantor hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to the Deal Agent as agent for the Secured Parties to secure the Obligations, (b) it is the express intent of the parties that conveyance of the Purchased Items be deemed a pledge of the Purchased Items by the Seller and the Limited Guarantor to the Deal Agent as agent for the Secured Parties to secure a debt or other obligation of the Seller and the Limited Guarantor, and (c) (i) this Agreement shall also be deemed to be a security agreement within the meaning of Article 9 of the UCC of the applicable jurisdiction; (ii) the conveyance provided for herein shall be deemed to be a grant by the Seller and the Limited Guarantor to the Deal Agent as agent for the Secured Parties of a security interest in all of the Seller’s and the Limited Guarantor’s, as applicable, right, title and interest in and to the Purchased Items; (iii) the assignment by the Deal Agent as agent for the Secured Parties of the interest of the Deal Agent as agent for the Secured Parties as contemplated in Section 8.2 shall be deemed to be an assignment of any security interest created hereunder; (iv) the possession by the Deal Agent as agent for the Secured Parties or any of its agents, including, without limitation, the Custodian, of the Mortgage Loan Documents, the Purchased Items and such other items of Property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting the security interest pursuant to the UCC; and (v) notifications to Persons (other than the Deal Agent as agent for the Secured Parties) holding such Property, and acknowledgments, receipts or confirmations from Persons (other than the Deal Agent as agent for the Secured Parties) holding such Property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Applicable Law. The assignment, pledge and grant of security interest contained herein shall be, and each of the Seller and the Limited Guarantor hereby represents and warrants to the Deal Agent and the Purchaser that it is, a first priority perfected security interest. Each of the Seller and the Limited Guarantor agrees to mark its computer records and tapes to evidence the interests granted to the Deal Agent as agent for the Secured Parties hereunder. All Purchased Items shall secure the payment of all Obligations now or hereafter existing, including, without limitation, the Seller’s obligation to repurchase Purchased Assets, or if such obligation is so recharacterized as a loan, to repay such loan for the Repurchase Price and to pay the Aggregate Unpaids and any and all other Obligations. For the avoidance of doubt and not by way of limitation of the foregoing, (A) each Purchased Item, including all Income related thereto, secures the obligations of the Seller with respect to all other Transactions and the obligations with respect to all other Purchased Assets, including those Purchased Assets that are junior in priority to the Purchased Asset in question, and (B) if there is an Event of Default, no Purchased Item will be released from the Deal Agent’s Lien or transferred to the Seller or any other Person until the Obligations are indefeasibly paid in full.

(c) Pursuant to the Custodial Agreement, the Custodian shall hold the Mortgage Asset Files as exclusive bailee pursuant to the terms of the Custodial Agreement and shall deliver the related Trust Receipts to the Deal Agent.

(d) The assignment under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Deal Agent, the Purchaser or any Secured Party of any obligation, duty, covenant or agreement of the Seller, the Limited Guarantor or any other Person in connection with any or all of the Purchased Items or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Seller and the Limited Guarantor shall remain liable under the Purchased Items to the extent set forth therein to perform all of its obligations, duties, covenants and agreements thereunder to the same extent as if this Agreement and the other Repurchase Documents had not been executed, (ii) the exercise by the Deal Agent as agent for the Secured Parties of any of its rights under, to or in the Purchased Items shall not release the Seller or the Limited Guarantor from any of its obligations, duties, covenants, agreements or liabilities under the Purchased Items, and (iii) the Deal Agent, the Purchaser and the other Secured Parties shall not have any obligations, duties or liabilities under the Purchased Items by reason of this Agreement, the Repurchase Documents or otherwise, nor shall the Deal Agent, the Purchaser or the other Secured Parties be obligated to perform any of the obligations, duties, covenants or agreements of the Seller or the Limited Guarantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(e) Each of the Seller and the Limited Guarantor agrees (i) to perform all of its obligations, duties, covenants and agreements in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by it or others on its behalf in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 8.2 Release of Lien on Purchased Assets.

Except as otherwise provided in this Agreement or any Repurchase Document, at such time as any Purchased Asset is repurchased in accordance with this Agreement, the Repurchase Price and all other amounts due with respect thereto have been paid in full and there is no Default or Event of Default and no Margin Deficit is outstanding or will occur as a result of the release of the Purchased Asset, the Deal Agent as agent for the Secured Parties will, to the extent requested by the Seller, release its interest in such Purchased Asset and any related Purchased Items; provided, that, the Deal Agent as agent for the Secured Parties will make no representation or warranty, express or implied, with respect to any such Purchased Asset or Purchased Items in connection with such release, and any such transfer shall be without recourse to, and shall be without expense to, the Deal Agent, the Purchaser and the other Secured Parties.

Section 8.3 Further Assurances.

The provisions of Section 13.12 shall apply to the security interest granted under Section 8.1 as well as to the Transactions hereunder.

Section 8.4 Remedies.

Upon the occurrence of an Event of Default, the Deal Agent as agent for the Secured Parties shall have, with respect to the security interest in the Purchased Items granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Purchaser under this Agreement and the other Repurchase Documents, all rights and remedies of a secured party upon default under the UCC and other Applicable Law.

Section 8.5 Waiver of Certain Laws.

Each of the Seller and the Limited Guarantor agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Items may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Items or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Seller and the Limited Guarantor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the Properties or assets constituting the Purchased Items marshaled upon any such sale, and agrees that the Deal Agent as agent for the Secured Parties or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Items as an entirety or in such parcels as the Deal Agent as agent for the Secured Parties or such court may determine.

Section 8.6 Purchaser’s Duty of Care.

Except as provided in the Repurchase Documents, the Deal Agent’s (or, on its behalf, the Custodian’s) sole duty with respect to the Purchased Items, the Pledged Collateral and any other collateral for the Facility shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Items, the Pledged Collateral and any other collateral for the Facility in its possession or control. Neither the Deal Agent, the Purchaser nor the Secured Parties shall incur any liability to the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Person for any act of government, act of God or other such destruction in whole or in part or negligence or wrongful act of custodians or agents selected by and supervised by the Deal Agent as agent for the Secured Parties with reasonable care, or the Deal Agent’s failure to provide adequate protection or insurance for the Purchased Items, the Pledged Collateral and the other collateral for the Facility. Neither the Deal Agent, the Purchaser nor the Secured Parties shall have any obligation to take any action to preserve any rights of the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Repurchase Party in any of the Purchased Items, the Pledged Collateral and the other collateral for the Facility against prior parties, and the Seller hereby agrees to take such action. The Seller, the Limited Guarantor, the Parent and the Pledgor shall defend the Purchased Items, the Pledged Collateral and the other collateral for the Facility against all such claims and demands of all Persons (other than claims and demands resulting from interests created by the Deal Agent as agent for the Secured Parties or the Purchaser), at all times, as are adverse to the Deal Agent as agent for the Secured Parties and the Purchaser. Neither the Deal Agent, the Purchaser nor the Secured Parties shall have any obligation to realize upon any Purchased Item, the Pledged Collateral or the other collateral for the Facility, except through proper application of any distributions with respect to the Purchased Items, the Pledged Collateral and the other collateral for the Facility made directly to the Deal Agent as agent for the Secured Parties or its agent(s). So long as the Deal Agent as agent for the Secured Parties (or the Custodian, on the Deal Agent’s behalf) shall act in good faith in its handling of the Purchased Items, the Pledged Collateral and the other collateral for the Facility, each of the Seller, the Limited Guarantor, the Parent and the Pledgor waives or is deemed to have waived the defense of impairment of the Purchased Items, the Pledged Collateral and the other collateral for the Facility by the Deal Agent as agent for the Secured Parties, the Purchaser and the Custodian.

ARTICLE IX

[RESERVED]

ARTICLE X

EVENTS OF DEFAULT

Section 10.1 Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a) the Seller shall default in the payment of all Aggregate Unpaids on or before the Facility Maturity Date (whether at stated maturity, upon acceleration, at mandatory or optional prepayment or otherwise); or

(b) the Seller’s failure to pay any Repurchase Price, Price Differential, Margin Deficit, Indemnified Amount, Additional Amount, Due Diligence Costs, Breakage Cost, Taxes and/or Late Payment Fees (including, without limitation, the amounts due under the definition of Maximum Amount) when due (whether at stated maturity, upon acceleration, at mandatory or optional prepayment or otherwise) or the Limited Guarantor’s failure to deposit any Required Cash Collateral into the Collection Account on or before the date required; or

(c) the Seller, the Limited Guarantor, the Parent or the Pledgor shall default in the payment of any other fee, cost, expense, indemnity, interest or any other amount payable by it hereunder or under any other Repurchase Document and the same continues unremedied for one (1) Business Day; or

(d) the Seller’s, the Limited Guarantor’s, the Pledgor’s, the Parent’s, any other Repurchase Party’s, any Servicer’s, any PSA Servicer’s or any other Person’s failure to timely deposit to the Collection Account all Income, Cash Collateral and other payments and amounts as required by Subsection 5.1(f) of this Agreement and, in the case of Persons not a party to this Agreement only, the same is not remedied within two (2) Business Days; or

(e) any Insolvency Proceeding relating to the Seller, the Limited Guarantor, the Pledgor, the Parent, any Affiliate or Subsidiary that is directly or indirectly wholly-owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent or any Letter of Credit Issuer shall have occurred; or

(f) any Financial Covenant is not satisfied in any material respect; or

(g) the Seller, the Limited Guarantor, the Parent or the Pledgor shall become required to register as an “investment company” within the meaning of the 40 Act or the arrangements contemplated by the Repurchase Documents shall require registration of any of the foregoing as an “investment company” within the meaning of the 40 Act; or

(h) a regulatory, tax or accounting body has ordered that the activities of the Seller, the Limited Guarantor, the Pledgor or the Parent contemplated in the Repurchase Documents be terminated or, as a result of any other event or circumstance, the activities of the Seller, the Limited Guarantor, the Pledgor or the Parent contemplated in the Repurchase Documents may reasonably be expected to cause the Seller, the Limited Guarantor, the Pledgor or the Parent to suffer materially adverse regulatory, accounting or tax consequences; or

(i) there shall exist any event or occurrence that has caused or has resulted in a Material Adverse Effect; or

(j) (i) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any Property or assets of the Seller or any material assets or Property of the Limited Guarantor, the Pledgor or the Parent, and, in each case, such Lien shall not have been released within five (5) Business Days; or

(k) the Seller, the Limited Guarantor, the Parent or the Pledgor sells, assigns, pledges, participates, transfers or grants a Lien on any of its rights or interests under the Repurchase Documents, on or with respect to any of the Purchased Items or on or with respect to the Pledged Collateral or any other collateral for the Facility in violation of the terms of the Repurchase Documents; or

(l) (i) any Repurchase Document, any right or remedy of the Deal Agent, the Purchaser or any Secured Party, any obligation, covenant, agreement or duty of the Seller, the Limited Guarantor, the Pledgor, the Parent or any Letter of Credit Issuer or any Lien, security interest or control granted under or in connection with the Repurchase Documents, the Purchased Items, the Pledged Collateral, any of the Letters of Credit or any other collateral for the Facility, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective, cease to be in full force and effect or, as applicable, cease to be the legal, valid, binding and enforceable obligation of the Seller, the Limited Guarantor, the Pledgor, the Parent or any Letter of Credit Issuer; or

(ii) the Seller, the Limited Guarantor, the Pledgor, the Parent, any Letter of Credit Issuer or any other Person shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of, or deny or disaffirm such Person’s duties, obligations, covenants or agreements under or in connection with, any Repurchase Document or any Lien, security interest or control under or in connection with the Repurchase Documents, the Purchased Items, the Pledged Collateral, any of the Letters of Credit or any other collateral for the Facility; or

(iii) the Purchased Items shall not have been sold to the Purchaser or its designee, or the Liens contemplated under the Repurchase Documents shall cease or fail to be first priority perfected Liens on any Purchased Items, the Pledged Collateral or any other collateral for the Facility in favor of the Deal Agent as agent for the Secured Parties or shall be Liens in favor of any Person other than the Deal Agent as agent for the Secured Parties, or

(iv) the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Repurchase Party shall grant, permit or suffer to exist any Lien on any Purchased Items, the Pledged Collateral, any of the Letters of Credit or any other collateral for the Facility (other than Permitted Liens) or act in contravention of any control agreement related to the Purchased Items or the Pledged Collateral; or

(m) the Seller, the Limited Guarantor, the Parent or the Pledgor shall have failed to observe or perform in any material respect any of the covenants, duties, obligations or agreements of the Seller, the Limited Guarantor, the Parent or the Pledgor set forth in this Agreement, the other Repurchase Documents or the Mortgage Loan Documents to which the Seller, the Limited Guarantor, the Parent or the Pledgor is a party and the same continues unremedied for a period of ten (10) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller, the Limited Guarantor, the Parent or the Pledgor by the Deal Agent, and (ii) the date on which the Seller, the Limited Guarantor, the Parent or the Pledgor becomes aware thereof; or

(n) any representation, warranty, certification, statement or affirmation made by the Seller, the Limited Guarantor, the Parent or the Pledgor in this Agreement or any other Repurchase Document or in any certificate, notice, report or other document or agreement delivered pursuant to this Agreement or any other Repurchase Document (other than the representations and warranties set forth in Schedule 1 to this Agreement, which shall be considered solely for the purpose of determining the Asset Value of the Purchase Assets, unless (i) the Seller shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined in good faith by Purchaser in its sole discretion to be materially false or misleading on a regular basis)shall prove to have been incorrect in any material respect when made or given or deemed made or given and the same continues unremedied for a period of ten (10) days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller, the Limited Guarantor, the Parent or the Pledgor by the Deal Agent, and (ii) the date on which the Seller, the Limited Guarantor, the Parent or the Pledgor becomes aware thereof; or

(o) the Seller, the Limited Guarantor, the Parent or the Pledgor shall have failed to (i) give instructions or notice to the Deal Agent, (ii) to deliver to the Deal Agent an executed copy of each required Servicer Redirection Notice as required by this Agreement or the other Repurchase Documents or (iii) to deliver any required reports hereunder or under the other Repurchase Documents, on or before the date the same was required under the terms of this Agreement or the other Repurchase Documents, and in each case, the same continues unremedied for two (2) Business Days; or

(p) the aggregate Repurchase Price for all Transactions outstanding on any day exceeds the Availability or the Maximum Amount and the same continues unremedied for one (1) Business Day after notice to the Seller; provided, however, during the period of time that such event remains unremedied, no additional Transaction will be entered into under this Agreement; or

(q) a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against either the Seller, the Limited Guarantor, the Pledgor or the Parent by one (1) or more courts, administrative tribunals or other bodies or any Governmental Authority having jurisdiction, and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof; or

(r) (i) the credit rating of any Letter of Credit Issuer is downgraded by any Rating Agency below the Minimum Credit Rating, (ii) any Letter of Credit fails to satisfy the definition of Letter of Credit or is invalid, void, unenforceable, terminated, expired, ceases to exist or be in full force and effect in the required amount, (iii) the Required Draw Amount may not be drawn under any of the Letters of Credit for any reason or a Letter of Credit is not honored for any reason or for any amount, (iv) an Insolvency Proceeding relating to a Letter of Credit Issuer shall have occurred, (v) a Letter of Credit Issuer shall have disavowed or disaffirmed its obligations under a Letter of Credit or (vi) a Letter of Credit Issuer is not Solvent or admits its inability to or intentions not to perform under any Letter of Credit; or

(s) the Seller, the Limited Guarantor, the Pledgor, the Parent or any direct or indirect Subsidiary of the Seller, the Limited Guarantor, the Pledgor and/or the Parent where the Seller, the Limited Guarantor, the Pledgor and/or the Parent acts as a guarantor of the Indebtedness of such Subsidiary shall fail to make a payment due with respect to or an event, condition or default exists or has occurred that would permit the acceleration of (regardless of whether any of the foregoing have been or are waived) (i) any Indebtedness (including any Indebtedness under any Existing Financing Facility), any Contractual Obligation or any Guarantee Obligation of the Seller, the Limited Guarantor, the Pledgor, the Parent or any direct or indirect Subsidiary of the Seller, the Limited Guarantor, the Pledgor and/or the Parent where the Seller, the Limited Guarantor, the Pledgor and/or the Parent acts as a guarantor of the Indebtedness of such Subsidiary, in each case where the potential indebtedness, contract amount or liability or guaranty amount or liability, as applicable, thereunder equals or exceeds $10,000,000 or (ii) any Interest Rate Protection Agreement; or

(t) the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly-owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent shall fail to make a payment due with respect to or an event, condition or default exists or has occurred that would permit the acceleration of (regardless of whether any of the foregoing have been or are waived) any Seller–Related Obligations; or

(u) either the Seller, the Limited Guarantor, the Parent or the Pledgor shall engage in any conduct or action where the Deal Agent’s prior written consent is required by the terms of this Agreement or the other Repurchase Documents and the Seller, the Limited Guarantor, the Parent or the Pledgor fails to obtain such consent; or

(v) the Seller fails to repurchase Purchased Assets on the applicable Repurchase Date (including, without limitation, the Facility Maturity Date) and to pay all amounts due in connection therewith; or

(w) the Pledgor shall cease to own directly 100% of the issued and outstanding Equity Interests of the Seller and/or the Parent shall cease to own directly or indirectly 100% of the issued and outstanding Equity Interests of the Pledgor, the Limited Guarantor and the Seller; or

(x) a Servicer Default occurs and the same continues unremedied for three (3) Business Days; or

(y) any event or occurrence under this Agreement or any of the other Repurchase Documents that, by the express terms of this Agreement or the other Repurchase Documents, is deemed to constitute an Event of Default; or

(z) a Change of Control occurs; or

(aa) to the extent merger or consolidation is permitted under the Repurchase Documents, the Seller, the Limited Guarantor, the Parent or the Pledgor shall merge or consolidate into any entity, and such entity is, in the Deal Agent’s determination in its discretion, materially weaker in its financial condition (in the aggregate) than such Person pre–merger or consolidation; or

(bb) the Seller, the Limited Guarantor, the Pledgor, the Parent or any Letter of Credit Issuer shall admit its inability to, or its intentions not to, perform its obligations, covenants, duties or agreements under any Repurchase Document or admit that it is not Solvent.

Section 10.2 Remedies.

(a) If an Event of Default occurs, the following rights and remedies are available to the Deal Agent as agent for the Secured Parties; provided, that an Event of Default shall be deemed to be continuing unless expressly waived by the Deal Agent in writing:

(i) At the option of the Deal Agent, exercised by written notice to the Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of the Seller, the Limited Guarantor, the Pledgor, the Parent, any Affiliate or Subsidiary that is directly or indirectly wholly-owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent or a Letter of Credit Issuer), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately cancelled) and the Funding Expiration Date and the Facility Maturity Date shall be deemed to have occurred. The Deal Agent shall (except upon the occurrence of an Insolvency Event of the Seller, the Limited Guarantor, the Pledgor, the Parent, any Affiliate or Subsidiary that is directly or indirectly wholly-owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent or a Letter of Credit Issuer) give notice to the Seller of the exercise of such option as promptly as practicable.

(ii) If the Deal Agent exercises or is deemed to have exercised the option referred to in Subsection 10.2(a)(i),

(A) (1) the Seller’s obligations in such Transactions to repurchase all Purchased Items, at the Repurchase Price therefor on the Repurchase Date, and, without duplication, to pay the Aggregate Unpaids, all other Obligations and all other amounts owed by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Person hereunder and under the other Repurchase Documents, shall thereupon become immediately due and payable, (2) all amounts in the Collection Account and all Income paid after such exercise or deemed exercise shall be retained by the Deal Agent as agent for the Secured Parties and applied to the aggregate unpaid Repurchase Price, the Aggregate Unpaids, all other Obligations and all other amounts owed by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Person hereunder and under the other Repurchase Documents, and (3) the Seller shall immediately deliver to the Deal Agent as agent for the Secured Parties any Purchased Items subject to such Transactions then in the Seller’s possession or control; and

(B) all amounts in the Collection Account and all Income actually received by the Deal Agent as agent for the Secured Parties (excluding any Late Payment Fees or other Price Differential at the Post–Default Rate) shall be applied to the aggregate unpaid Repurchase Price, the Aggregate Unpaids, all other Obligations and all other amounts owed by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Person hereunder or the other Repurchase Documents, in such order as the Deal Agent shall determine in its discretion.

(iii) Upon the occurrence of one or more Events of Default, and subject to Section 6.11, the Deal Agent as agent for the Secured Parties shall have the right to obtain physical possession of the Servicing Records, the Servicing Files, the Servicing Agreements and all other files of the Seller or any third party acting for the Seller relating to the Purchased Items and all documents relating to the Purchased Items which are then or may thereafter come into the possession of the Seller or any third party acting for the Seller, and the Seller shall deliver to the Deal Agent such assignments as the Deal Agent shall request (all of the foregoing at the expense of the Seller), and the Deal Agent shall have the right to appoint any Person to act as the Servicer for the Purchased Assets.

(iv) In the event the Seller has not repurchased all Purchased Items, the Deal Agent may (A) complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank, (B) immediately sell, without demand or further notice of any kind, at a public or private sale and at such price or prices as the Deal Agent may deem reasonably satisfactory any or all Purchased Items subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price, the Aggregate Unpaids, the other Obligations and any other amounts owed by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Person hereunder and under the other Repurchase Documents, and/or (C) in its discretion, elect, in lieu of selling all or a portion of such Purchased Items, to give the Seller credit for such Purchased Items in an amount equal to the Market Value (determined by the Deal Agent in its discretion) of the Purchased Items against the aggregate unpaid Repurchase Price, the Aggregate Unpaids, the other Obligations and any other amounts owing by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Person hereunder and under the other Repurchase Documents. The proceeds of any disposition of Purchased Items shall be applied first to the costs and expenses incurred by the Deal Agent in connection with the Event of Default; second to the costs of related covering and/or related hedging transactions; third to the Repurchase Price; fourth to the Aggregate Unpaids, the other Obligations and any other amounts owed by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Person hereunder or under the other Repurchase Documents; and fifth to the Seller.

(v) The Seller agrees that the Deal Agent may obtain an injunction, an order of specific performance or other equitable relief to compel the Seller to fulfill any of its obligations as set forth in this Agreement or the other Repurchase Documents, including, without limitation, Article X of this Agreement, if the Seller fails or refuses to perform its obligations as set forth herein or therein.

(vi) The Seller shall be liable to the Deal Agent, payable as and when incurred by the Deal Agent, for (A) the amount of all actual out–of–pocket expenses, including legal or other expenses incurred by the Deal Agent in connection with or as a consequence of an Event of Default, and (B) all costs incurred in connection with hedging or covering transactions.

(vii) The Deal Agent as agent for the Secured Parties shall have, in addition to its rights under this Repurchase Agreement and the other Repurchase Documents, any rights and remedies otherwise available to it under any other agreement, Applicable Law or the UCC.

(b) The Deal Agent as agent for the Secured Parties may exercise one or more of the remedies available to the Deal Agent immediately upon the occurrence of an Event of Default and at any time thereafter without notice to the Seller. All rights and remedies arising under this Agreement and the other Repurchase Documents are cumulative and not exclusive of any other rights or remedies that the Deal Agent as agent for the Secured Parties may have.

(c) The Deal Agent as agent for the Secured Parties may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller, the Limited Guarantor, the Parent and the Pledgor hereby expressly waive any defenses the Seller, the Limited Guarantor, the Parent and the Pledgor might otherwise have to require the Deal Agent as agent for the Secured Parties to enforce its rights by judicial process. The Seller, the Limited Guarantor, the Parent and the Pledgor also waives any defense (other than a defense of payment or performance) the Seller, the Limited Guarantor, the Parent or the Pledgor might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. The Seller, the Limited Guarantor, the Parent and the Pledgor recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s–length.

(d) To the extent permitted by Applicable Law, the Seller shall be liable to the Deal Agent as agent for the Secured Parties for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Deal Agent’s rights hereunder. Interest on any sum payable by the Seller to the Deal Agent as agent for the Secured Parties under this Subsection 10.2(d) shall accrue interest at a rate equal to the Post–Default Rate.

(e) In addition to the rights under this Section 10.2, upon an Event of Default the Purchaser shall no longer be obligated to enter into any additional Transactions pursuant to any outstanding Confirmation and the Deal Agent as agent for the Secured Parties shall have the following additional rights if an Event of Default occurs:

(i) The Deal Agent as agent for the Secured Parties , the Purchaser, the Seller, the Limited Guarantor, the Parent and the Pledgor agree and acknowledge that the Purchased Items constitute collateral that may decline rapidly in value. Accordingly, notwithstanding anything to the contrary in this Agreement, the Deal Agent as agent for the Secured Parties shall not be required to give notice to the Seller, the Limited Guarantor, the Pledgor, the Parent or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, the Deal Agent shall give notice to the Seller of the remedies effected by the Deal Agent as agent for the Secured Parties promptly thereafter. The Deal Agent shall act in good faith in exercising its rights pursuant to this Subsection 10.2(e).

(ii) The Deal Agent as agent for the Secured Parties may, in its discretion, elect to hold any Purchased Item for its own account and earn the related interest on the full face amount thereof.

(f) Notwithstanding anything contained in the Repurchase Documents to the contrary, neither the Seller, the Limited Guarantor, the Pledgor, the Parent nor any other Person shall be permitted to cure an Event of Default after the acceleration of any of the Obligations.

Section 10.3 Determination of Events of Default.

In making a determination as to whether an Event of Default has occurred, the Deal Agent shall be entitled to rely on reports published or broadcast by media sources believed by the Deal Agent to be generally reliable and on information provided to it by any other sources believed by it to be generally reliable, provided that the Deal Agent reasonably and in good faith believes such information to be accurate and has taken such steps as may be reasonable in the circumstances to attempt to verify such information.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnities by the Seller.

(a) The Seller agrees to hold the Purchaser, the Deal Agent, any Secured Party, any Affected Party and any Affiliates of the Purchaser, the Deal Agent, any Secured Party and any Affected Party and the Purchaser’s, the Deal Agent’s, any Secured Party’s, any Affected Party’s and their Affiliates’ officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Party” and collectively the “Indemnified Parties”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs, expenses, penalties or fines of any kind that may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from (i) the Facility, this Agreement, the Repurchase Documents, the Mortgage Asset Purchase Agreement, the Mortgage Loan Documents, any Purchased Item, any Letter of Credit, the Pledged Collateral and any other collateral for the Facility or any transaction or Transaction contemplated hereby or thereby, or any amendment, supplement, extension or modification of, or any waiver or consent under or in respect of, this Agreement, the Repurchase Documents, the Mortgage Asset Purchase Agreement, the Mortgage Loan Documents, any Purchased Item, the Pledged Collateral and any other collateral for the Facility, or any transaction or Transaction contemplated hereby or thereby, (ii) any Mortgage Asset, any Purchased Item, any Letter of Credit, any Pledged Collateral or any other collateral for the Facility, (iii) any violation or alleged violation of, non-compliance with or liability under any Applicable Law (including, without limitation, violation of securities laws and Environmental Laws), (iv) ownership of, Liens on, security interests in or the exercise of rights and/or remedies under the Repurchase Documents, the Mortgage Loan Documents, the Purchased Items, the Pledged Collateral, any other collateral for the Facility, the Underlying Mortgaged Property, any other related Property or collateral or any part thereof or any interest therein or receipt of any Income or rents, (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Underlying Mortgaged Property, any other related Property or collateral or any part thereof, the Purchased Items or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Underlying Mortgaged Property, any other related Property or collateral or any part thereof or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure on the part of the Seller, the Limited Guarantor, the Parent or the Pledgor to perform or comply with any of the terms of the Mortgage Loan Documents, the Repurchase Documents, the Purchased Items, the Pledged Collateral or any other collateral for the Facility, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of the Underlying Mortgaged Property, any other related Property or collateral, the Purchased Items or any part thereof, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Underlying Mortgaged Property, any other related Property or collateral, the Purchased Items or any part thereof or the Repurchase Documents, (x) any Taxes including, without limitation, any Taxes attributable to the execution, delivery, filing or recording of any Repurchase Document, any Mortgage Loan Document or any memorandum of any of the foregoing, (xi) any Lien or claim arising on or against the Underlying Mortgaged Property, any other related Property or collateral, the Pledged Collateral, the Purchased Items or any part thereof under any Applicable Law or any liability asserted against the Deal Agent, the Purchaser, any Secured Party or any Affected Party with respect thereto, (xii) the claims of any lessee or any Person acting through or under any lessee or otherwise arising under or as a consequence of any leases with respect to any Underlying Mortgaged Property, related Property or collateral, or any claims of a Borrower, (xiii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, by any Indemnified Party as a result of conduct of the Seller, the Pledgor, the Limited Guarantor, the Parent or any other Repurchase Party that violates any sanction enforced by OFAC, (xiv) any and all Indemnified Amounts arising out of, attributable or relating to, accruing out of, or resulting from (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to the Seller, the Pledgor, the Limited Guarantor, the Parent or any Borrower, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Property or Underlying Mortgaged Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to the Seller, the Pledgor, the Limited Guarantor, the Parent or any Borrower in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property or Underlying Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Property or Underlying Mortgaged Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Property or Underlying Mortgaged Property by any Person or other source, whether related or unrelated to the Seller, the Parent, the Limited Guarantor, any other Repurchase Party or any Borrower, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Property or Underlying Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or inaccuracy in any representation or warranty in any material respect or material breach or failure to perform any covenants or other obligations pursuant to this Agreement, the other Repurchase Documents or any of the Mortgage Loan Documents or relating to environmental matters in any way including, without limitation, under any of the Mortgage Loan Documents or (xv) any representation or warranty made or deemed made by the Seller, the Limited Guarantor or any of their respective officers under or in connection with this Agreement or any other Repurchase Document, that shall have been false or incorrect in any material respect when made or deemed made or delivered, (xvi) the failure by the Seller, the Limited Guarantor or any Servicer to comply with any term, provision or covenant contained in this Agreement, the Repurchase Documents, any Servicing Agreement or any agreement executed in connection with the foregoing agreements, or with any Applicable Law or with respect to any Purchased Items, or the nonconformity of any Purchased Items with any such Applicable Law, (xvii) the failure to vest and maintain vested in the Deal Agent, as agent for the Secured Parties, an undivided ownership interest in the Purchased Assets, together with all Income, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Transaction or at any time thereafter, (xviii) the aggregate Repurchase Price for all Transactions exceeding the Maximum Amount on any Business Day, (xix) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Purchased Items, whether at the time of any Transaction or at any subsequent time, (xx) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Borrower) of the Borrower to the payment with respect to any Purchased Item (including, without limitation, a defense based on the Purchased Item not being a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Purchased Item or the furnishing or failure to furnish such merchandise or services, (xxi) any failure of the Seller, the Limited Guarantor or any Servicer to perform its duties or obligations in accordance with the provisions of this Agreement, any Servicing Agreement or any of the other Repurchase Documents or any failure by the Seller, the Limited Guarantor, any Servicer or any Affiliate of the Seller or the Limited Guarantor to perform its respective duties under any Purchased Item, (xxii) the failure of the Seller, the Limited Guarantor or any Servicer to remit any Income due hereunder to the Collection Account on or before the date such Income is required to be deposited therein (whether by the exercise of setoff rights or otherwise), (xxiii) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which a Borrower may be located as a result of the failure of the Seller to qualify to do business or file any notice or business activity report or any similar report, (xxiv) any action taken by the Seller, the Limited Guarantor or any Servicer in the enforcement, collection or foreclosure of any Purchased Item, (xxv) any products liability claim or personal injury

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Seller to the Indemnified Party within five (5) Business Days following such Person’s demand therefor. For the avoidance of doubt, an Indemnified Party may seek payment of any Indemnified Amount at any time and regardless of whether a Default or an Event of Default then exists or is continuing.

(c) If for any reason the indemnification provided in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller and the Limited Guarantor on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Seller under this Article XI shall survive the resignation or removal of the Deal Agent and the termination of this Agreement.

Section 11.2 After–Tax Basis.

Indemnification under Section 11.1 shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits that is or was payable by the Indemnified Party.

ARTICLE XII

THE DEAL AGENT

Section 12.1 Deal Agent.

(a) Authorization and Action. VFCC hereby designates and appoints WCM as the Deal Agent hereunder and authorizes the Deal Agent to take such actions as agent on behalf of VFCC and the other Secured Parties and to exercise such powers as are delegated to the Deal Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto. The Deal Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with VFCC, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Deal Agent shall be read into this Agreement or otherwise exist for the Deal Agent. In performing its functions and duties hereunder, the Deal Agent shall act solely as an agent for VFCC and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Limited Guarantor, the Pledgor, the Parent or any of their successors or assigns. The Deal Agent shall not be required to take any action that exposes the Deal Agent to personal liability or that is contrary to this Agreement or Applicable Law. The appointment and authority of the Deal Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

(b) Delegation of Duties. The Deal Agent may execute any of its duties under this Agreement or the other Repurchase Documents by or through agents or attorneys–in–fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties. The Deal Agent shall not be responsible for the negligence or misconduct of any agents or attorneys–in–fact selected by it with reasonable care.

(c) Exculpatory Provisions. Neither the Deal Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Deal Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to VFCC for any recitals, statements, representations or warranties made by the Seller contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, for any failure of the Seller to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Deal Agent shall not be under any obligation to VFCC to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the Properties, books or records of the Seller. The Deal Agent shall not be deemed to have knowledge of any Default, Event of Default or Servicer Default unless the Deal Agent has received notice from the Seller or a Secured Party.

(d) Reliance. The Deal Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Seller), independent accountants and other experts selected by the Deal Agent. The Deal Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of VFCC, as it deems appropriate, or it shall first be indemnified to its satisfaction by VFCC; provided, that, unless and until the Deal Agent shall have received such advice, the Deal Agent may take or refrain from taking any action as the Deal Agent shall deem advisable and in the best interests of VFCC. The Deal Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of VFCC, and such request and any action taken or failure to act pursuant thereto shall be binding upon VFCC.

(e) Non–Reliance on the Deal Agent and Other Purchaser. VFCC expressly acknowledges that neither the Deal Agent nor any of its officers, directors, employees, agents, attorneys–in–fact or affiliates has made any representations or warranties to it and that no act by the Deal Agent hereafter taken, including, without limitation, any review of the affairs of the Seller, shall be deemed to constitute any representation or warranty by the Deal Agent. VFCC represents and warrants to the Deal Agent that it has made and will make, independently and without reliance upon the Deal Agent, and based on such documents and information as it has deemed appropriate, its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller and has made its own decision to enter into this Agreement.

(f) The Deal Agent in its Individual Capacity. The Deal Agent and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Seller or any Affiliate of the Seller as though the Deal Agent were not the Deal Agent hereunder. With respect to the Transactions entered into pursuant to this Agreement, the Deal Agent and each of its Affiliates shall have the same rights and powers under this Agreement as the Purchaser and may exercise the same as though it were not the Deal Agent and the terms “Purchaser” shall include the Deal Agent in its individual capacity.

(g) Successor Deal Agent. The Deal Agent may, upon five (5) days’ notice to the Seller and VFCC, and the Deal Agent will, upon the direction of VFCC, resign as Deal Agent. If the Deal Agent shall resign, then VFCC, during such five (5) day period, shall appoint a successor agent. If for any reason no successor Deal Agent is appointed by VFCC during such five (5) day period, then effective upon the expiration of such five (5) day period, the Seller shall make all payments it otherwise would have made to the Deal Agent in respect of the Obligations or under the Fee Letter directly to VFCC and for all purposes shall deal directly with VFCC. After any retiring Deal Agent’s resignation hereunder as Deal Agent, the provisions of Article XI and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Deal Agent under this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Seller, the Deal Agent, the Purchaser and the Limited Guarantor; provided, however, that, no such amendment, waiver or modification that is material shall be effective unless (if and to the extent required by the commercial paper program of the Purchaser) the Rating Agencies shall have provided Ratings Confirmations. Any waiver or consent shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 13.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five (5) days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained. Neither the Seller, the Limited Guarantor, the Parent nor the Pledgor shall be entitled to any notices of any nature whatsoever from the Deal Agent, the Purchaser, any Secured Party or any Affected Party, except with respect to matters for which this Agreement or the Repurchase Documents specifically and expressly provide for the giving of notice by the Deal Agent, the Purchaser, any Secured Party or any Affected Party to the Seller, the Limited Guarantor, the Parent or the Pledgor and except with respect to matters for which the Seller, the Limited Guarantor, the Parent or the Pledgor is not, pursuant to Applicable Law, permitted to waive the giving of notice.

Section 13.3 Set–offs.

(a) In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of such rights, each of the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent hereby grants to the Deal Agent as agent for the Secured Parties and the Purchaser a right of set–off, to secure repayment of all amounts owing to the Deal Agent as agent for the Secured Parties and the Purchaser by the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent under the Repurchase Documents and the Obligations, upon any and all (regardless of any currency thereof) monies, securities, collateral or other Property of the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent and any proceeds from the foregoing, now or hereafter held or received by the Deal Agent as agent for the Secured Parties or the Purchaser or any entity under the control of the Deal Agent as agent for the Secured Parties or the Purchaser and their respective successors and assigns (including, without limitation, branches and agencies of the Deal Agent as agent for the Secured Parties or the Purchaser wherever located), for the account of the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent any time existing, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and in each case at any time held or owing by the Deal Agent as agent for the Secured Parties or the Purchaser or any Affiliate of the foregoing to or for the credit of any the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent. Each of the Deal Agent as agent for the Secured Parties and the Purchaser is hereby authorized at any time and from time to time upon any amount becoming due and payable by the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent to the Deal Agent as agent for the Secured Parties or the Purchaser under the Repurchase Documents, the Obligations or otherwise (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) or upon the occurrence of an Event of Default, without notice to the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent or any other Repurchase Party, any such notice being expressly waived by the Seller, the Limited Guarantor, the Pledgor, the Parent and any other Repurchase Party to the extent permitted by Applicable Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to the Deal Agent as agent for the Secured Parties or the Purchaser by the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent under the Repurchase Documents and the Obligations, irrespective of whether the Deal Agent as agent for the Secured Parties or the Purchaser shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts. Solely for the purpose of the set–off rights contained in this Section 13.3, the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent shall be deemed directly indebted to the Deal Agent as agent for the Secured Parties and the Purchaser in the full amount of all amounts owing to the Deal Agent as agent for the Secured Parties and the Purchaser by the Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent under this Agreement, the other Repurchase Documents and the Obligations, and the Deal Agent as agent for the Secured Parties and the Purchaser shall be entitled to exercise the rights of set–off provided for above. ANY AND ALL RIGHTS TO REQUIRE THE DEAL AGENT AS AGENT FOR THE SECURED PARTIES AND THE PURCHASER TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO THE DEAL AGENT AS AGENT FOR THE SECURED PARTIES OR THE PURCHASER BY THE SELLER, THE LIMITED GUARANTOR, THE PLEDGOR, THE PARENT AND/OR ANY AFFILIATE OR SUBSIDIARY THAT IS DIRECTLY OR INDIRECTLY WHOLLY–OWNED BY THE SELLER, THE LIMITED GUARANTOR, THE PLEDGOR AND/OR THE PARENT UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF SET–OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY THE SELLER, THE LIMITED GUARANTOR, THE PLEDGOR, THE PARENT AND/OR ANY AFFILIATE OR SUBSIDIARY THAT IS DIRECTLY OR INDIRECTLY WHOLLY–OWNED BY THE SELLER, THE LIMITED GUARANTOR, THE PLEDGOR AND/OR THE PARENT.

(b) If any Secured Party, whether by setoff or otherwise, has payment made to it with respect to any portion of the Obligations owing to such Secured Party (other than payments received pursuant to Section 11.1) in a greater proportion than that received by any other Secured Party, such Secured Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of the Obligations held by the other Secured Parties so that after such purchase each Secured Party will hold its ratable proportion of the Obligations; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Secured Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) The Deal Agent will promptly notify the affected Seller, the Limited Guarantor, the Pledgor, the Parent and/or any Affiliate or Subsidiary that is directly or indirectly wholly–owned by the Seller, the Limited Guarantor, the Pledgor and/or the Parent after any such set–off and application made by the Deal Agent as agent for the Secured Parties or the Purchaser, provided that the failure to give such notice shall not affect the validity of such set–off and application.

Section 13.4 No Waiver; Remedies.

(a) No failure on the part of the Deal Agent, the Purchaser, a Secured Party or an Affected Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law. Application of the Post–Default Rate or increased Pricing Spread after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Default or any rights or remedies of the Deal Agent, the Purchaser, the Secured Parties or from any other Affected Party under this Agreement, any other Repurchase Documents or Applicable Law, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Post–Default Rate or increase in Pricing Spread after an Event of Default may be invoked.

(b) In the event that a claim or adjudication is made that the Deal Agent, the Purchaser, any Secured Party or any Affected Party has acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement or the other Repurchase Documents it has an obligation to act reasonably or promptly, the Seller’s, the Limited Guarantor’s, the Parent’s and/or the Pledgor’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.

Section 13.5 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Seller, the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties and the Limited Guarantor and their respective successors and permitted assigns.

Section 13.6 Term of this Agreement.

(a) This Agreement, including, without limitation, the Seller’s, the Limited Guarantor’s, the Parent’s and the Pledgor’s representations, agreements, covenants, obligations and duties set forth herein, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms and shall remain in full force and effect until the Obligations are paid in full; provided, however, notwithstanding the repayment in full of the Obligations and/or the termination of this Agreement, the indemnification and payment provisions of Article XI, the provisions of Subsections 2.5(b), 2.13, 2.14, 13.8, 13.9, 13.11 and 13.13, the rights and remedies with respect to any breach of any representation or warranty made or deem made by the Seller, the Limited Guarantor, the Parent or the Pledgor pursuant to this Agreement or the other Repurchase Documents, and any other provision that by its terms expressly survives termination, shall each be continuing and shall survive any termination of this Agreement. This Agreement and the other Repurchase Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by the Deal Agent as agent for the Secured Parties or the Purchaser as a preference, fraudulent conveyance or otherwise under any Insolvency Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements) incurred by the Deal Agent as agent for the Secured Parties or the Purchaser in defending and enforcing such reinstatement shall be deemed to be included as a part of the Obligations.

(b) Subject to Subsection 13.6(a) and the provisions of Article II of this Agreement, this Agreement may be terminated by the Deal Agent or the Seller upon giving written notice to the other and to the Limited Guarantor, except that this Agreement shall, notwithstanding such notice, remain applicable to any Transaction and Obligations then outstanding.

Section 13.7 Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

Section 13.8 Waivers.

(a) THE SELLER, THE LIMITED GUARANTOR, THE PARENT AND THE PLEDGOR EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY THE DEAL AGENT, THE PURCHASER, ANY SECURED PARTY, ANY AFFECTED PARTY OR ANY AFFILIATES OR AGENTS OF THE FOREGOING.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND THE PLEDGOR KNOWINGLY, VOLUNTARILY AND INTENTIONALLY HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO AND THE PLEDGOR ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT, THE REPURCHASE DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS, COURSE OF DEALINGS, COURSE OF CONDUCT AMONG THEM OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF ANY PARTY, AND NONE OF THE PARTIES OR THE PLEDGOR WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c) ANY LEGAL ACTION OR PROCEEDING AGAINST THE SELLER, THE LIMITED GUARANTOR, THE PARENT OR THE PLEDGOR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT TO WHICH THE SELLER, THE LIMITED GUARANTOR, THE PARENT OR THE PLEDGOR IS A PARTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE SELLER, THE LIMITED GUARANTOR, THE PARENT AND THE PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE SELLER, THE LIMITED GUARANTOR, THE PARENT AND THE PLEDGOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE SELLER, THE LIMITED GUARANTOR, THE PARENT OR THE PLEDGOR, AS APPLICABLE, AT ITS ADDRESS AS DESIGNATED IN ACCORDANCE WITH SECTION 13.2 OF THIS AGREEMENT OR THE SIGNATURE PAGES HERETO, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE DEAL AGENT, THE PURCHASER, ANY SECURED PARTY OR ANY AFFECTED PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE SELLER, THE LIMITED GUARANTOR, THE PARENT OR THE PLEDGOR IN ANY OTHER JURISDICTION.

(d) EACH OF THE SELLER, THE LIMITED GUARANTOR, THE PARENT AND THE PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REPURCHASE DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (c) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e) EXCEPT AS PROHIBITED BY LAW, EACH OF THE SELLER, THE LIMITED GUARANTOR, THE PARENT AND THE PLEDGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING THE DEAL AGENT, THE PURCHASER, ANY SECURED PARTY OR ANY AFFECTED PARTY OR ANY AFFILIATE OF THE FOREGOING ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE SELLER, THE LIMITED GUARANTOR, THE PARENT AND THE PLEDGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR THE DEAL AGENT, THE PURCHASER, ANY SECURED PARTY OR ANY AFFECTED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE DEAL AGENT, THE PURCHASER, ANY SECURED PARTY OR ANY AFFECTED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL–ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED UNDER THE REPURCHASE DOCUMENTS, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

(f) EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO AND THE PLEDGOR FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(g) THE WAIVERS SET FORTH IN THIS SECTION 13.8 ARE IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER REPURCHASE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO ANY TRANSACTION ENTERED INTO HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 13.9 Costs, Expenses and Taxes.

(a) The Seller agrees to pay as and when billed by the Deal Agent, the Purchaser, the Secured Parties or any Affected Party all of the reasonable out–of–pocket costs and expenses incurred by the Deal Agent, the Purchaser, the Secured Parties and/or any Affected Party in connection with the development, preparation, execution and delivery of, and any amendment, supplement, renewal, extension or modification to or waiver of, this Agreement, the Repurchase Documents, any Transaction hereunder and any other documents and agreements prepared in connection herewith or therewith. The Seller agrees to pay as and when billed by the Deal Agent, the Purchaser, any Secured Party and/or any Affected Party all of the out–of–pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees and out–of–pocket expenses of counsel for the Deal Agent, the Purchaser, the Secured Parties and the Affected Parties with respect thereto and with respect to advising the Deal Agent, the Purchaser, the Secured Parties and the Affected Parties as to their respective rights and remedies under this Agreement, the Repurchase Documents and the other documents to be delivered hereunder or in connection herewith, (ii) all costs and expenses, if any (including reasonable counsel fees and expenses) incurred by the Deal Agent, the Purchaser, the Secured Parties and the Affected Parties in connection with the enforcement of this Agreement, the Repurchase Documents and the other documents to be delivered hereunder or thereunder or in connection herewith or therewith and (iii) all the due diligence, inspection, audit, testing, review, recording, travel, lodging or other administrative costs and expenses incurred by the Deal Agent, the Purchaser, the Secured Parties and/or any Affected Party with respect to such Person’s review, consideration and purchase or proposed purchase of any Mortgage Asset, any Purchased Asset or any Purchased Item under this Agreement and the other Repurchase Documents (including any costs necessary or incidental to the execution of any Transaction under this Agreement), including, but not limited to, those costs and expenses incurred by the Deal Agent, the Purchaser, the Secured Parties and/or any Affected Party and reimbursable by the Seller pursuant to Subsection 11.1(a) of this Agreement.

(b) The Seller shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Repurchase Documents or the other documents to be delivered hereunder or thereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to the Purchaser in connection with this Agreement or the funding or maintenance of Transactions hereunder.

(c) The Seller shall pay on demand all other reasonable costs, expenses and Taxes (excluding income taxes) incurred by the Deal Agent, the Purchaser, the Secured Parties and the Affected Parties (“Other Costs”), including, without limitation, all costs and expenses incurred by the Deal Agent, the Purchaser, the Secured Parties and the Affected Parties in connection with periodic audits of the Seller’s, the Limited Guarantor’s, the Parent’s, the Pledgor’s or any Servicer’s books and records.

Section 13.10 Legal Matters.

(a) In the event of any conflict between the terms of this Agreement, any other Repurchase Document and any Confirmation, the documents shall control in the following order of priority: first, the terms of the Confirmation shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Repurchase Documents shall prevail.

(b) Each of the Seller, the Limited Guarantor, the Parent and the Pledgor hereby acknowledges that:

(i) it has been advised by counsel of its choosing in the negotiation, execution and delivery of the Repurchase Documents;

(ii) it has no fiduciary relationship with the Deal Agent, the Purchaser or any Secured Party (including, but not limited to, under this Agreement and under the other Repurchase Documents); and

(iii) no joint venture exists with the Deal Agent, the Purchaser or any Secured Party.

Section 13.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant, duty or agreement (including, without limitation, the payment of any fees or any other obligations) of the Deal Agent, the Purchaser, any Secured Party, any Affected Party, the Seller or the Limited Guarantor as contained in this Agreement, the Repurchase Documents or any other agreement, instrument or document entered into by the Purchaser, any Secured Party, any Affected Party, the Seller, the Limited Guarantor or any such party pursuant hereto or thereto or in connection herewith or therewith shall be had against any administrator of the Deal Agent, the Purchaser, any Secured Party, any Affected Party, the Seller or the Limited Guarantor or any incorporator, Affiliate (direct or indirect), owner, member, partner, stockholder, officer, director, employee, agent or attorney of the Deal Agent, the Purchaser, any Secured Party, any Affected Party, the Seller or the Limited Guarantor or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each of the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller and the Limited Guarantor contained in this Agreement, the Repurchase Documents and all of the other agreements, instruments and documents entered into by it pursuant hereto or thereto or in connection herewith or therewith are, in each case, solely the corporate obligations of the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller and the Limited Guarantor, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller or the Limited Guarantor or any incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller or the Limited Guarantor, or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, duties, covenants or agreements of the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller or the Limited Guarantor contained in this Agreement, the Repurchase Documents or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Deal Agent, the Purchaser, any Secured Party, any Affected Party, the Seller or the Limited Guarantor and each incorporator, owner, member, partner, stockholder, Affiliate (direct or indirect), officer, director, employee, agent or attorney of the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller or the Limited Guarantor, or of any such administrator, or any of them, for breaches by the Deal Agent, the Purchaser, the Secured Parties, the Affected Parties, the Seller or the Limited Guarantor of any such obligations, duties, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, neither VFCC nor any other Purchaser that is a commercial paper conduit shall have any obligation to pay any amount required to be paid by it hereunder in excess of any amount available to VFCC or any other Purchaser that is a commercial paper conduit after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of VFCC and the other Purchasers that are commercial paper conduits hereunder are contingent on the availability of funds to such Purchaser in excess of the amounts necessary to pay its Commercial Paper Notes; and each of the other parties hereto agrees that it shall not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation owed to it by VFCC or any other Purchaser that is a commercial paper conduit, as applicable, exceeds the amount available to VFCC or any other Purchaser that is a commercial paper conduit, as applicable, to pay such amount after paying or making provision for the payment of its Commercial Paper Notes.

Section 13.12 Protection of Right, Title and Interest in the Purchased Assets; Further Action Evidencing Transactions.

(a) The Seller and the Limited Guarantor shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Deal Agent as agent for the Secured Parties or the Purchaser to the Purchased Items and the other collateral for the Facility to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Deal Agent as agent for the Secured Parties or the Purchaser hereunder to all property comprising the Purchased Items and the other collateral for the Facility. The Seller and the Limited Guarantor shall deliver to the Deal Agent and the Purchaser file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller and the Limited Guarantor shall execute any and all documents reasonably required to fulfill the intent of this Subsection 13.12(a).

(b) Each of the Seller and the Limited Guarantor agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Deal Agent and the Purchaser may reasonably request in order to perfect, protect or more fully evidence the Transactions hereunder and the security interest granted in the Purchased Items and the other collateral for the Facility, or to enable the Deal Agent as agent for the Secured Parties and the Purchaser to exercise and enforce its rights and remedies hereunder, under any Repurchase Document or under any Purchased Item and the other collateral for the Facility.

(c) If the Seller of the Limited Guarantor fails to perform any of its obligations hereunder, the Deal Agent or the Purchaser may (but shall not be required to) perform, or cause performance of, such obligation; and the Deal Agent’s or the Purchaser’s costs and expenses incurred in connection therewith shall be payable by the Seller. Each of the Seller and the Limited Guarantor irrevocably appoints the Deal Agent and the Purchaser as its attorney–in–fact and authorizes the Deal Agent and the Purchaser to act on behalf of the Seller (i) to execute on behalf of the Seller and the Limited Guarantor as debtor and to file financing statements necessary or desirable in the Deal Agent’s and the Purchaser’s discretion to perfect and to maintain the perfection and priority of the security interest in the Purchased Items and the other collateral for the Facility, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Purchased Items and the other collateral for the Facility as a financing statement in such offices as the Deal Agent and the Purchaser in its discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Purchased Items. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Seller and the Limited Guarantor will not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Subsection 3.1(f) or any other financing statement filed pursuant to this Agreement or any Repurchase Document or in connection with any Transaction hereunder, unless the Obligations have been paid in full:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Deal Agent and the Purchaser an Opinion of Counsel, in form and substance reasonably satisfactory to the Deal Agent and the Purchaser, confirming and updating the opinion delivered pursuant to Subsection 3.1(g) with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13 Confidentiality.

(a) Each of the Deal Agent, the Purchasers, the Secured Parties, the Affected Parties, the Liquidity Agent, the Custodian, the Seller, the Limited Guarantor, the Pledgor, the Parent and each Servicer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement, the other Repurchase Documents and all information with respect to the other parties, including all information regarding the business of the Seller, the Limited Guarantor, the Parent and the Pledgor and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its directors, officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and credit enhancers to the Purchasers (including the directors, officers, external accountants, and attorneys of such credit enhancers) and the agents or advisors of such Persons (“Excepted Persons”) who have a need to know such information, provided that each Excepted Person shall be advised by the party disclosing such information of the confidential nature of the information being disclosed, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Repurchase Documents or any Interest Rate Protection Agreement for the purpose of defending itself, reducing its liability or protecting or exercising any of its claims, rights, remedies or interests under or in connection with any of the Repurchase Documents or any Interest Rate Protection Agreement, provided that the Persons permitted to make such disclosures under clauses (iii) and (iv) shall also include credit enhancers to the Purchasers. It is understood that the financial terms that may not be disclosed except in compliance with this Subsection 13.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Defaults and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Seller, the Limited Guarantor, the Pledgor, the Parent and each Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Deal Agent, the Purchasers, the Liquidity Agent, the Custodian, the Secured Parties and the Affected Parties by each other, (ii) by the Deal Agent or the Purchasers to any prospective or actual assignee or participant of any of them or (iii) by the Deal Agent, the Liquidity Agent or a Purchaser to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Purchaser and to any officers, directors, employees, outside accountants, advisors and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Secured Parties, the Liquidity Agent, the Purchasers, any credit enhancers to the Purchasers and the Deal Agent may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known, (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any respects of any of the Purchasers, the Secured Parties, the Affected Parties, the Liquidity Agent or the Custodian’s business or that of their Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which any of the Purchasers, the Secured Parties, the Affected Parties, the Liquidity Agent or the Custodian or an Affiliate or an officer, director, employer or shareholder thereof is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document pertaining to the transactions contemplated herein approved in advance by the Seller, the Limited Guarantor, the Pledgor, the Parent or any Servicer or (E) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Custodian having a need to know the same, provided that the Custodian advises such recipient of the confidential nature of the information being disclosed or (iii) any other disclosure authorized by the Seller, the Limited Guarantor, the Pledgor, the Parent or any Servicer.

(d) Notwithstanding anything to the contrary contained herein, the Repurchase Documents or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement, the Repurchase Documents or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

Section 13.14 Execution in Counterparts; Severability; Integration.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(b) Each provision of this Agreement shall be valid, binding and enforceable to the fullest extent permitted by Applicable Law. In case any provision in or obligation, duty, covenant or agreement under this Agreement or the other Repurchase Documents shall be invalid, illegal or unenforceable in any jurisdiction (either in its entirety or as applied to any Person, fact, circumstance, action or inaction), the validity, legality and enforceability of the remaining provisions, obligations, duties, covenants and agreements, or of such provision, obligation, duty, covenant or agreement in any other jurisdiction or as applied to any Person, fact, circumstance, action or inaction, shall not in any way be affected or impaired thereby.

(c) This Agreement and any other Repurchase Document executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

Section 13.15 Seller’s Waiver of Setoff.

Each of the parties hereto (other than VFCC and any Affected Party) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement and the other Repurchase Documents from time to time against VFCC and any Affected Party or their assets or Properties.

Section 13.16 Assignments and Participations; Hypothecation of Purchased Assets.

Neither the Seller nor the Limited Guarantor may assign, delegate, grant any interest in, permit any Lien to exist on or otherwise transfer in any way any of its rights, duties, covenants or obligations under this Agreement or the other Repurchase Documents without the prior written consent of the Deal Agent in its discretion and any attempt by the Seller or the Limited Guarantor to do any of the foregoing without the prior written consent of the Deal Agent in its discretion shall be null and void. The Purchaser and any Secured Party may sell, transfer, assign, pledge or grant participation interests to any Person in all or any portion of any Transaction, its interest in all or any portion of any Purchased Item and/or any other interest of the Purchaser or any Secured Party under this Agreement and the other Repurchase Documents (any such entity, a “Transferee”), provided that (i) the Deal Agent shall give concurrent notice to the Seller of any assignment (the failure to give such notice, however, shall not affect the validity or enforceability of such assignment) and (ii) any assignment effected pursuant to this Section 13.16 shall be in respect of Purchased Assets with a minimum Purchase Price of $5,000,000 (other than in the case of (x) an assignment of all of the interests then held by the Purchaser or a Secured Party (or a Transferee), (y) a transfer to an Affiliate of the Purchaser, a Secured Party or a Transferee, or (z) an Event of Default). Each of the Seller and the Limited Guarantor agrees to cooperate with the Deal Agent, the Purchaser and each Secured Party in connection with any such assignment, transfer, pledge, participation or sale, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement, in order to give effect to such assignment, transfer, pledge, participation or sale. The parties to any such transfer, assignment, pledge or participation shall execute and deliver to the Deal Agent, for its acceptance and recording in its books and records, such agreement as shall be satisfactory to such parties and the Deal Agent.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18 Single Agreements.

The Deal Agent, the Purchaser, the Seller and the Limited Guarantor acknowledge that, each has entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Seller and the Limited Guarantor agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

Section 13.19 Disclosure Relating to Certain Federal Protections.

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) will not provide protection to the other parties with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other parties with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the Code, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

Section 13.20 Intent.

(a) The parties recognize that each Transaction is a “Repurchase Agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable) and a “Securities Contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(b) The parties agree and acknowledge that if a party hereto is an “Insured Depository Institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “Qualified Financial Contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(c) It is understood and agreed that this Agreement constitutes a “Master Netting Agreement” as that term is defined in Section 101 of Title 11 of the United States Code.

(d) It is understood that this Agreement constitutes a “Netting Contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “Covered Contractual Payment Entitlement” or “Covered Contractual Payment Obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “Financial Institution” as that term is defined in FDICIA or regulations promulgated thereunder).

(e) It is understood that any party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.2 is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

Section 13.21 Periodic Due Diligence Review.

Each of the Seller, the Limited Guarantor, the Parent and the Pledgor acknowledges that each of the Deal Agent, the Secured Parties and the Affected Parties has the right to perform continuing due diligence reviews with respect to the Purchased Items and the Seller, the Limited Guarantor, the Pledgor, the Parent, the Letter of Credit Issuers and the other Repurchase Parties for purposes of verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made hereunder, under the Repurchase Documents or otherwise, and each of the Seller, the Limited Guarantor, the Parent and the Pledgor agrees that, upon reasonable (but no less than one (1) Business Day’s) prior notice, unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, the Limited Guarantor, the Parent and the Pledgor, as applicable, the Deal Agent, the Purchaser and the other Secured Parties or any authorized representatives shall be permitted during normal business hours to inspect any Properties and to examine and inspect, and make copies and extracts of, the books and records of the Seller, the Limited Guarantor, the Pledgor, the Parent and the other Repurchase Parties, the Mortgage Asset Files, the Servicing Records, the Servicing Files and any and all documents, records, agreements, instruments or information relating to the Purchased Items, the Pledged Collateral and the other collateral for the Facility in the possession or under the control of the Seller, the Limited Guarantor, the Pledgor, the Parent, any other Repurchase Party and/or the Custodian. Each of the Seller, the Limited Guarantor, the Parent and the Pledgor also shall make available to the Deal Agent, the Purchaser and the other Secured Parties a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Seller, the Limited Guarantor, the Pledgor, the Parent, the other Repurchase Parties, the Mortgage Asset Files, the Purchased Items, the Pledged Collateral and the other collateral for the Facility. Each of the Seller, the Limited Guarantor, the Parent and the Pledgor shall also make available to the Deal Agent, the Purchaser and the other Secured Parties any accountants or auditors of the Seller, the Limited Guarantor, the Parent and the Pledgor to answer any questions or provide any documents as the Deal Agent, the Purchaser and the other Secured Parties may require. The Seller, the Limited Guarantor, the Parent and the Pledgor shall also cause each of the Servicers, the PSA Servicers (to the extent permitted under the applicable Pooling and Servicing Agreement) and the Letter of Credit Issuers to cooperate with the Deal Agent, the Purchaser and the other Secured Parties by permitting the Deal Agent, the Purchaser and the other Secured Parties to conduct due diligence reviews of the files of each such Servicer, PSA Servicer and the Letter of Credit Issuers with respect to the matters under the Repurchase Documents. Without limiting the generality of the foregoing, each of the Seller, the Limited Guarantor, the Parent and the Pledgor acknowledges that the Deal Agent, the Purchaser and the other Secured Parties may purchase Purchased Items from the Seller based solely upon the information provided by the Seller, the Limited Guarantor, the Parent or the Pledgor to the Deal Agent in the Seller Asset Schedule and the representations, warranties, duties, obligations and covenants contained herein, and that the Deal Agent, the Purchaser and the other Secured Parties, at their option, have the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Items purchased in a Transaction, including, without limitation, ordering new credit reports and new appraisals on the related Underlying Mortgaged Properties and otherwise re–generating the information used to originate such Purchased Items. The Deal Agent, the Purchaser and the other Secured Parties may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each of the Seller, the Limited Guarantor, the Parent and the Pledgor agrees to cooperate with the Deal Agent, the Purchaser and the other Secured Parties and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Deal Agent, the Purchaser and the other Secured Parties and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of the Seller, the Limited Guarantor, the Parent or the Pledgor. The Seller shall pay all out–of–pocket costs and expenses incurred by the Deal Agent, the Purchaser and the other Secured Parties in connection with the Deal Agent’s, the Purchaser’s and the other Secured Parties’ activities pursuant to this Section 13.21 (“Due Diligence Costs”).

Section 13.22 Use of Employee Plan Assets.

(a) If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b) Subject to the last sentence of Subsection 13.22(a) above, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Deal Agent its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c) By entering into a Transaction pursuant to this Section 13.22, the Seller shall be deemed (i) to represent to the Deal Agent and the Purchaser that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition which the Seller has not disclosed to the Deal Agent, and (ii) to agree to provide the Deal Agent with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

Section 13.23 Release.

Each of the Seller, the Limited Guarantor, the Parent and the Pledgor releases and holds harmless the Deal Agent, the Purchaser and the other Affected Parties, their officers, directors, employees, agents and Affiliates from and against any claim, action, suit, demand, cost, expense or liability of any kind relating to the Engagement Letter and the related term sheet or any business communications and dealings among the Seller, the Limited Guarantor, the Pledgor, the Parent and/or the Deal Agent, the Purchaser and the other Affected Parties concerning the Mortgage Asset Purchase Agreement, Engagement Letter and the related term sheet through the date hereof.

Section 13.24 Time of the Essence.

Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of the Seller, the Limited Guarantor, the Parent and/or the Pledgor under this Agreement and the other Repurchase Documents.

Section 13.25 Construction.

This Agreement and the other Repurchase Documents shall be construed fairly as to the parties hereto and thereto and not in favor of or against any party, regardless of which party or which party’s counsel prepared this Agreement and/or the other Repurchase Documents.

Section 13.26 No Proceedings.

Each of the Seller, the Limited Guarantor, the Pledgor, the Parent and each other Repurchase Party hereby agrees that it will not institute against, or join any other Person in instituting against, VFCC, the Deal Agent, any other Purchaser or any Secured Party any Insolvency Proceeding so long as any commercial paper issued by VFCC or any other Purchaser shall be outstanding and there shall not have elapsed one (1) year and one (1) day since the last day on which any such commercial paper shall have been outstanding.

Section 13.27 Third Party Beneficiary.

Each Secured Party (to the extent it is not otherwise a party hereto) is an intended third party beneficiary of this Agreement entitled to enforce this Agreement to the same extent as though it were a party hereto.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER:	MMA REALTY CAPITAL REPURCHASE SUBSIDIARY, LLC, a

Maryland limited liability company

	By: Name: Title:	/s/ Charles M. Pinckney Charles M. Pinckney Executive Vice President

Address for Notices:

MMA Realty Capital Repurchase Subsidiary, LLC
3000 Bayport Drive, Suite 1100 Tampa, Florida 33607 Attention:	Charles M. Pinckney
Facsimile No.:	(813) 425–8000
Confirmation No.:	(813) 868–8076

with a copy to:

MMA Realty Capital Repurchase Subsidiary, LLC
621 E. Pratt Street, Suite 300 Baltimore, Maryland 21202 Attention:	Steve Goldberg, General Counsel
Facsimile No.:	(410) 727–5387
Confirmation No.:	(443) 263-2871

[Signatures Continued on the Following Page]

THE PURCHASER:	VARIABLE FUNDING CAPITAL COMPANY LLC

	By:	Wachovia Capital Markets, LLC, as attorney–in–fact

	By: Name: Title:	/s/ Douglas R. Wilson, Sr. Douglas R. Wilson, Sr. Vice President

Variable Funding Capital Company LLC
c/o Wachovia Capital Markets, LLC
301 South College Street, TW10
Charlotte, North Carolina	28288
Attention:	Conduit Administration
Facsimile No.:	(704) 383–9579
Confirmation No.:	(704) 374–2520

with a copy to:

Wachovia Capital Markets, LLC
301 South College Street, NC0166
Charlotte, North Carolina 28288
Attention:	Joseph F. Cannon
Facsimile No.:	(704) 715–0066
Confirmation No.:	(704) 383–2324

With respect to notices required pursuant to Section 13.1, a copy of notices sent to VFCC shall be sent to:

Lord Securities Corp. 2 Wall Street, 19th Floor New York, New York 10005 Attention:	Vice President
Facsimile No.:	(212) 346–9012
Confirmation No.:	(212) 346–9008

[Signatures Continued on the Following Page]

THE DEAL AGENT:	WACHOVIA CAPITAL MARKETS, LLC

	By: Name: Title:	/s/ Joseph F. Cannon Joseph F. Cannon Vice President

Wachovia Capital Markets, LLC
301 South College Street, NC0166
Charlotte, North Carolina	28288
Attention: Joseph F. Cannon
Facsimile No.: (704) 715–0066
Confirmation No.:	(704) 383–2324

[Signatures Continued on the Following Page]

THE LIMITED GUARANTOR:	MMA REALTY CAPITAL, LLC,

a Maryland limited liability company

	By: Name: Title:	/s/ Charles M. Pinckney Charles M. Pinckney Executive Vice President

Address for Notices:

MMA Realty Capital, LLC 3000 Bayport Drive, Suite 1100 Tampa, Florida 33607 Attention:	Charles M. Pinckney
Facsimile No.:	(813) 425–8000
Confirmation No.:	(813) 868–8076

with a copy to:

MMA Realty Capital, LLC
621 E. Pratt Street, Suite 300
Baltimore, Maryland 21202 Attention:	Steve Goldberg, General Counsel
Facsimile No.:	(410) 727–5387
Confirmation No.:	(443) 263–2871

[Signatures Continued on the Following Page]

THE PARENT:	MUNICIPAL MORTGAGE & EQUITY, LLC,

a Delaware limited liability company

	By: Name: Title:	/s/ Charles M. Pinckney Charles M. Pinckney Executive Vice President

Address for Notices:

Municipal Mortgage & Equity, LLC 3000 Bayport Drive, Suite 1100 Tampa, Florida 33607 Attention:	Charles M. Pinckney
Facsimile No.:	(813) 425–8000
Confirmation No.:	(813) 868–8076

with a copy to:

Municipal Mortgage & Equity, LLC
621 E. Pratt Street, Suite 300
Baltimore, Maryland 21202 Attention:	Steve Goldberg, General Counsel
Facsimile No.:	(410) 727–5387
Confirmation No.:	(443) 263–2871

[Signatures Continued on the Following Page]

Acknowledged and agreed to by the Pledgor with
respect to provisions expressly applicable to it:

MMA CAPITAL CORPORATION,
a Michigan corporation

By: Name: Title:	/s/ Charles M. Pinckney Charles M. Pinckney Executive Vice President

MMA Capital Corporation
3000 Bayport Drive, Suite 1100
Tampa, Florida	33607
Attention:	Thomas Cornett
Facsimile No.:	(813) 425–8000
Confirmation No.: (813) 868–8076

with a copy to:

MMA Capital Corporation
621 E. Pratt Street, Suite 300
Baltimore, Maryland 21202 Attention:	Steve Goldberg, General Counsel
Facsimile No.:	(410) 727–5387
Confirmation No.:	(443) 263–2871